Filed pursuant to Rule 424(b)(5)

Registration No. 333-233255

The information set forth in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus do not constitute an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale thereof is not permitted.

Subject to Completion. Dated December 13, 2019.

PRELIMINARY PROSPECTUS SUPPLEMENT

TO THE PROSPECTUS DATED DECEMBER 4, 2019

CIM Commercial Trust Corporation

Maximum of
$786,401,275,
on an aggregate basis, of
Series A Preferred Stock
and
Series D Preferred Stock

CIM Commercial Trust Corporation (the “Company,” “we,” “us” and “our”) is offering a maximum of $786,401,275, on an aggregate basis, of Series A Preferred Stock, par value $0.001 per share (the “Series A Preferred Stock”), with an initial stated value of $25.00 per share (the “Series A Stated Value”), and Series D Preferred Stock, par value $0.001 per share (the “Series D Preferred Stock”), with an initial stated value of $25.00 per share (the “Series D Stated Value”). As of December 9, 2019, there are 4,369,318 shares of Series A Preferred Stock issued and outstanding, and no shares of Series D Preferred Stock issued and outstanding.

Each share of the Series A Preferred Stock and Series D Preferred Stock is offered and will be sold at a public offering price of $25.00 per share, except as otherwise stated in the section entitled “Plan of Distribution” in this prospectus supplement.

The Series A Preferred Stock and the Series D Preferred Stock rank on parity with each other. With respect to the payment of dividends, each of the Series A Preferred Stock and Series D Preferred Stock ranks senior to our Series L Preferred Stock, par value $0.001 per share (“Series L Preferred Stock”, and, together with the Series A Preferred Stock and Series D Preferred Stock, “Preferred Stock”) and our common stock, par value $0.001 per share (“Common Stock”). With respect to the distribution of amounts upon liquidation, dissolution or winding-up, each of the Series A Preferred Stock and Series D Preferred Stock ranks on parity with our Series L Preferred Stock, to the extent of the stated value of the Series L Preferred Stock, which is presently $28.37 (subject to appropriate adjustment in limited circumstances) (the “Series L Stated Value”), and otherwise ranks senior to our Series L Preferred Stock and our Common Stock. Neither the Series A Preferred Stock nor the Series D Preferred Stock entitles its holders to voting rights in respect of any matter.

Our Common Stock is traded on the Nasdaq Global Market (“Nasdaq”), under the ticker symbol “CMCT,” and on the Tel Aviv Stock Exchange (the “TASE”), under the ticker symbol “CMCT-L.”

We have elected to be taxed as a real estate investment trust (“REIT”) under the provisions of the Internal Revenue Code of 1986, as amended (the “Code”). We impose certain restrictions on the ownership and transfer of our capital stock. You should read the information under the section entitled “Description of Capital Stock—Select Charter Provisions Related to Our Capital Stock—Restrictions on Ownership and Transfer” in the accompanying prospectus for a description of these restrictions.

Investing in our securities involves significant risks. See “Risk Factors” on page S-7 of this prospectus supplement to read about factors you should consider before investing in our securities.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement. Any representation to the contrary is a criminal offense.

	Per Share of Series A Preferred Stock	Maximum Series A Preferred Stock Offering (1)		Per Share of Series D Preferred Stock	Maximum Series D Preferred Stock Offering (2)
Public offering price	$25.0000	$786,401,275		$25.0000	$786,401,275
Selling commissions (3)	$1.3750	$43,252,070	(4)	$0.0000	$0.00	(5)
Upfront dealer manager fee (3)	$0.3125	$9,830,016	(4)	$0.3125	$9,830,016	(5)
Trailing dealer manager fee (6)	$0.3125	$9,830,016		$0.3125	$9,830,016
Proceeds, before expenses, to us	$23.0000	$723,489,173		$24.3750	$766,741,243

(1)       Assumes the maximum aggregate offering of $786,401,275 is sold and is comprised solely of shares of Series A Preferred Stock.

(2)       Assumes the maximum aggregate offering of $786,401,275 is sold and is comprised solely of shares of Series D Preferred Stock.

(3)       Our dealer manager has authorized, and we expect our dealer manager to continue to authorize, other broker-dealers that are members of the Financial Industry Regulatory Authority (“participating broker-dealers”) to sell our Series A Preferred Stock and Series D Preferred Stock. Our dealer manager may reallow a portion of the upfront dealer manager fee earned on the proceeds raised by a participating broker-dealer, to such participating broker-dealer as a non-accountable marketing or due diligence allowance. The amount of the reallowance to any participating broker-dealer will be determined by the dealer manager in its sole discretion. We or our affiliates also may provide permissible forms of non-cash compensation to registered representatives of our dealer manager and the participating broker-dealers. The value of such items will be considered underwriting compensation in connection with this offering. The combined selling commissions, upfront dealer manager fee, trailing dealer manager fee and other expenses as described in the “Plan of Distribution” section of this prospectus supplement and any such non-cash compensation that is considered underwriting compensation for this offering will not exceed 10.00% of the aggregate gross proceeds of this offering.

(4)       The maximum selling commissions and upfront dealer manager fee in respect of the Series A Preferred Stock are equal to 5.50% and 1.25% of aggregate gross proceeds from the Series A Preferred Stock, respectively. All such fees are payable to our dealer manager. The selling commissions and upfront dealer manager fee may be reduced or eliminated with regard to Series A Preferred Stock sold to or for the account of certain categories of purchasers. See “Plan of Distribution” in this prospectus supplement.

(5)       No selling commissions are paid in respect of the Series D Preferred Stock. The maximum upfront dealer manager fee in respect of the Series D Preferred Stock is equal to 1.25% of aggregate gross proceeds from the Series D Preferred Stock, which fee is payable to our dealer manager. The upfront dealer manager fee may be reduced or eliminated with regard to Series D Preferred Stock sold to or for the account of certain categories of purchasers. See “Plan of Distribution” in this prospectus supplement.

(6)       We pay our dealer manager a trailing dealer manager fee that accrues daily in the amount of 1/365th of 0.25% of the aggregate gross proceeds from the sale of Series A Preferred Stock and Series D Preferred Stock, respectively, in this offering and is paid monthly in arrears. The aggregate trailing dealer manager fee, together with the aggregate selling commissions, upfront dealer manager fees and other expenses and non-cash compensation that is considered underwriting compensation for this offering, will not exceed 10.00% of the aggregate gross proceeds of this offering, or $78,640,128. In order to calculate the per share and maximum trailing dealer manager fee for the shares of Series A Preferred Stock and Series D Preferred Stock offered hereby, we assumed that (i) the maximum aggregate offering of $786,401,275 is sold and is comprised solely of shares of Series A Preferred Stock or Series D Preferred Stock, as applicable, and (ii) such shares remain outstanding until the fifth anniversary of the date of original issuance of such shares, when the Company has the option to redeem such shares. As of the date of this prospectus supplement, we have issued no shares of Series A Preferred Stock or Series D Preferred Stock in this offering and no trailing dealer manager fee is payable or has been paid.

The dealer manager of this offering is CCO Capital, LLC, a registered broker-dealer and an affiliate of the Company (“CCO Capital”). CCO Capital is under common control with the Operator (as defined herein) and the Administrator (as defined herein). CCO Capital is not required to sell any specific number or dollar amount of Series A Preferred Stock or Series D Preferred Stock, but will use its “reasonable best efforts” to sell such securities. The minimum permitted purchase is generally $10,000, but purchases of less than $10,000 may be made in the discretion of CCO Capital. We may terminate this offering at any time or may offer Series A Preferred Stock or Series D Preferred Stock pursuant to a new registration statement.

We sell Series A Preferred Stock and Series D Preferred Stock primarily through Depository Trust Company (“DTC”) settlement or, under special circumstances and at the Company’s sole discretion, through Direct Registration System (“DRS”) settlement. See the section entitled “Plan of Distribution” in this prospectus supplement for a description of these settlement methods.

CCO CAPITAL, LLC

as Dealer Manager

The date of this prospectus supplement is               , 2019

Prospectus Supplement

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which contains the specific terms of this offering of Series A Preferred Stock and Series D Preferred Stock. The second part, the accompanying prospectus dated December 4, 2019, which is part of our shelf registration statement on Form S-3, gives more general information, some of which may not apply to this offering.

This prospectus supplement and the information incorporated by reference in this prospectus supplement may add, update or change information contained in the accompanying prospectus. If there is any inconsistency between the information in this prospectus supplement and the information contained in the accompanying prospectus, the information in this prospectus supplement will apply and will supersede any such information in the accompanying prospectus. If there is any inconsistency between the information in this prospectus supplement or the accompanying prospectus, on the one hand, and information incorporated by reference herein after the date of this prospectus supplement, then the information in such subsequent filing supersedes the information in this prospectus supplement and the accompanying prospectus.

In making your investment decision, it is important for you to read and consider all information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus relating to this offering prepared by us or on our behalf or to which we have referred you. You should also read and consider the information in the documents to which we have referred you in “Where You Can Find More Information” in this prospectus supplement and the accompanying prospectus.

Neither we nor CCO Capital have authorized anyone to provide any information other than that contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus relating to this offering prepared by us or on our behalf or to which we have referred you. We and CCO Capital take no responsibility for, and provide no assurance as to the reliability of, any other information that others may give you.

Neither we nor CCO Capital are making an offer to sell or are soliciting offers to buy these securities in any jurisdiction where or to any person to whom the offer or sale is not permitted. The information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus or any free writing prospectus that we may provide you in connection with this offering and other offering material filed by us with the SEC is accurate only as of the date of those documents or information, regardless of the time of delivery of the documents or information or the time of any sale of the securities. Our business, financial condition, results of operations and future growth prospects may have changed since those dates.

For investors outside the United States: Neither we nor CCO Capital has done anything that would permit this offering or possession or distribution of this prospectus supplement, the accompanying prospectus or any free writing prospectus that we may provide to you in connection with this offering in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus supplement, the accompanying prospectus and any such free writing prospectus outside of the United States.

Unless otherwise indicated in this prospectus supplement, or if the context otherwise requires, “CIM Commercial,” the “Company,” “we,” “us” and “our” refer to CIM Commercial Trust Corporation and its subsidiaries.

SUMMARY

This summary highlights information about us and the Series A Preferred Stock and Series D Preferred Stock being offered by this prospectus supplement. This summary is not complete and does not contain all of the information that you should consider prior to investing in the Series A Preferred Stock or Series D Preferred Stock. As a result, you should carefully read this entire prospectus supplement, the accompanying prospectus and any other offering materials, including the information set forth in “Risk Factors” and our consolidated financial statements, and the related notes thereto, before making an investment decision.

Our Company

CIM Commercial, a Maryland corporation and REIT, primarily acquires, owns and operates Class A and creative office assets in vibrant and improving metropolitan communities throughout the United States. These communities are located in areas that include traditional downtown areas and suburban main streets, which have high barriers to entry, high population density, positive population trends and a propensity for growth. We believe that the critical mass of redevelopment in such areas creates positive externalities, which enhance the value of real estate assets in the area. We believe that these assets will provide greater returns than similar assets in other markets, as a result of the population growth, public commitment, and significant private investment that characterize these areas.

We are operated by affiliates of CIM Group, L.P. (“CIM Group”). CIM Group is a vertically-integrated owner and operator of real assets with multi-disciplinary expertise and in-house research, acquisition, credit analysis, development, financing, leasing, and onsite property management capabilities. CIM Group is headquartered in Los Angeles, California and has offices in Oakland, California; Bethesda, Maryland; Dallas, Texas; New York, New York; Chicago, Illinois; and Phoenix, Arizona.

Our wholly-owned subsidiary, CIM Urban Partners, L.P. (“CIM Urban”), is party to an Investment Management Agreement with CIM Capital, LLC (formerly CIM Investment Advisors, LLC), an affiliate of CIM Group, which assigned its duties thereunder to its four wholly-owned subsidiaries (CIM Capital Securities Management, LLC, a securities manager, CIM Capital RE Debt Management, LLC, a debt manager, CIM Capital Controlled Company Management, LLC, a controlled company manager, and CIM Capital Real Property Management, LLC, a real property manager) (such entities, collectively, the “Operator”), pursuant to which the Operator provides certain services to CIM Urban.

In addition, we are party to a Master Services Agreement with CIM Service Provider, LLC, an affiliate of CIM Group (the “Administrator”), pursuant to which the Administrator provides, or arranges for other service providers to provide, management and administration services to us and all of our direct and indirect subsidiaries.

CCO Capital, the dealer manager of this offering of Series A Preferred Stock and Series D Preferred Stock, is a registered broker-dealer and an affiliate of the Company that is under common control with the Operator and the Administrator.

We have elected to be taxed as a REIT under the provisions of the Code. To the extent we qualify for taxation as a REIT, we generally will not be subject to a federal corporate income tax on our taxable income that is distributed to our stockholders. We may, however, be subject to certain federal excise taxes and state and local taxes on our income and property. If we fail to qualify as a REIT in any taxable year, we will be subject to federal income taxes at regular corporate rates and will not be able to qualify as a REIT for four subsequent taxable years. In order to remain qualified as a REIT under the Code, we must satisfy various requirements in each taxable year, including, among others, limitations on share ownership, asset diversification, sources of income, and the distribution of at least 90% of our taxable income within the specified time in accordance with the Code.

Our Common Stock trades on Nasdaq, under the ticker symbol “CMCT,” and the TASE, under the ticker symbol “CMCT-L.” Our Series L Preferred Stock is also traded on Nasdaq and the TASE, in each case under the ticker symbol “CMCTP.” Our principal executive offices are located at 17950 Preston Road, Suite 600, Dallas, Texas 75252 and our telephone number is (972) 349-3200. Our internet address is http://www.cimcommercial.com. The information contained on our website is not part of this prospectus supplement.

The Offering

Unless otherwise indicated in this prospectus supplement, or if the context otherwise requires, “CIM Commercial,” the “Company,” “we,” “us” and “our” refer to CIM Commercial Trust Corporation and its subsidiaries.

Issuer	CIM Commercial Trust Corporation.

Offered Securities

The Company is offering a maximum of $786,401,275, on an aggregate basis, of Series A Preferred Stock and Series D Preferred Stock through CCO Capital, the dealer-manager for this offering, on a reasonable best efforts basis.

As of December 9, 2019, there are 4,369,318 shares of Series A Preferred Stock issued and outstanding, and no shares of Series D Preferred Stock issued and outstanding. As of December 13, 2019, we have not issued any shares of Series A Preferred Stock or Series D Preferred Stock in this offering.

Ranking

The Series A Preferred Stock and Series D Preferred Stock rank on parity with each other.

With respect to the payment of dividends, each of the Series A Preferred Stock and Series D Preferred Stock ranks senior to our Series L Preferred Stock and our Common Stock.

With respect to the distribution of amounts upon liquidation, dissolution or winding-up, each of the Series A Preferred Stock and Series D Preferred Stock ranks on parity with our Series L Preferred Stock, to the extent of the Series L Stated Value, which is presently $28.37 (subject to appropriate adjustment in limited circumstances), and otherwise ranks senior to our Series L Preferred Stock and our Common Stock.

Stated Value

Each of the Series A Stated Value and Series D Stated Value is $25.00, subject to appropriate adjustment in limited circumstances, as set forth in the articles supplementary setting forth the rights, preferences and limitations of the Series A Preferred Stock and Series D Preferred Stock, as applicable.

Dividends

Holders of Series A Preferred Stock are entitled to receive, if, as and when authorized by our board of directors (“Board of Directors”), and declared by us out of legally available funds, cumulative cash dividends on each share of Series A Preferred Stock at an annual rate of five and one-half percent (5.5%) of the Series A Stated Value (the “Series A Dividend”).

Holders of Series D Preferred Stock are entitled to receive, if, as and when authorized by our Board of Directors, and declared by us out of legally available funds, cumulative cash dividends on each share of Series D Preferred Stock at an annual rate of five and sixty-five hundredths percent (5.65%) of the Series D Stated Value (the “Series D Dividend”).

Each of the Series A Dividend and the Series D Dividend is payable on the 15th day of the month following the quarter for which such dividend was declared or, if such date is not a business day, on the first business day thereafter; however, the Board of Directors (or an authorized officer of the Company, if one is delegated such power by the Board of Directors) may elect, in its discretion, to pay such dividends more frequently than quarterly. As a result of such discretion, from and after        , 2020, until such time as our Board of Directors determines otherwise, each of the Series A Dividend and Series D Dividend is payable on a monthly basis on the 15th day of the month following the month in which such dividend was declared or, if such date is not a business day, on the first business day thereafter.

We expect to pay each of the Series A Dividend and Series D Dividend on a timely basis in accordance with the foregoing provisions, unless our results of operations, our general financing conditions, general economic conditions, applicable provisions of Maryland law or other factors make it imprudent to do so. The timing and amount of each of the Series A Dividend and Series D Dividend will be determined by our Board of Directors, in its sole discretion, and may vary from time to time, and the timing and extent to which the Series A Dividend and Series D Dividend are paid may not be identical. For the avoidance of doubt, any change in the frequency of the payments of the Series A Dividend or Series D Dividend will have no effect on the amount of dividends shares of Series A Preferred Stock or Series D Preferred Stock, respectively, are entitled to receive.

The Series A Dividend and Series D Dividend accrue and are paid on the basis of a 360-day year consisting of twelve 30-day months. The Series A Dividend and Series D Dividend are cumulative from the end of the most recent dividend period for which dividends have been paid, or if no dividends have been paid with respect to a given share of Series A Preferred Stock or Series D Preferred Stock, as applicable, from the date of issuance of such share. Series A Dividends and Series D Dividends accrue whether or not (i) we have earnings, (ii) there are funds legally available for the payment of such dividends and (iii) such dividends are authorized by our Board of Directors or declared by us. Accrued Series A Dividends and Series D Dividends do not bear interest.

Redemption at the Option of a Holder

Beginning on the date of original issuance of any given shares of Series A Preferred Stock or Series D Preferred Stock until but excluding the fifth anniversary of the date of original issuance of such shares, the holder has the right to require the Company to redeem such shares at a redemption price between 90% and 100% (inclusive) of the Series A Stated Value or Series D Stated Value, as applicable, as described below, plus any accrued but unpaid dividends thereon.

From and after the fifth anniversary of the date of original issuance of any shares of Series A Preferred Stock or Series D Preferred Stock, the holder of such shares has the right to require the Company to redeem such shares at a redemption price equal to 100% of the Series A Stated Value or Series D Stated Value, as applicable, plus any accrued and unpaid dividends.

In addition, subject to restrictions, beginning on the date of original issuance and ending on but not including the second anniversary of the date of original issuance, with respect to shares of Series A Preferred Stock, or the fifth anniversary of the date of original issuance, with respect to shares of Series D Preferred Stock, we will redeem such shares of a holder who is a natural person upon his or her death at the written request of the holder’s estate at a redemption price equal to 100% of the Series A Stated Value or Series D Stated Value, as applicable, plus accrued and unpaid dividends thereon through and including the date fixed for such redemption.

If a holder of shares of Series A Preferred Stock or Series D Preferred Stock causes the Company to redeem such shares, we will pay the redemption price, in our sole discretion, in cash or in equal value through the issuance of shares of Common Stock, with such value of Common Stock to be determined based on the volume weighted average price of our Common Stock for the 20 trading days prior to the redemption; provided, however, the redemption price in respect of any shares of Series A Preferred Stock redeemed prior to the first anniversary of the date of issuance of such shares will be paid in cash.

If the Company elects to pay the redemption price in shares of Common Stock, the Company shall cause the transfer agent to, as soon as practicable, but not later than three business days after the effective date of such redemption, register the number of shares of Common Stock to which such holder shall be entitled as a result of such redemption.  The person or persons entitled to receive the shares of Common Stock issuable upon such redemption shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of the effective date of such redemption.

The Board of Directors (or an authorized officer of the Company, if one is delegated such power by the Board of Directors) may, from time to time in its discretion, upon any such redemption requested by a holder prior to the fifth anniversary of the original date of issuance of shares of Series A Preferred Stock or Series D Preferred Stock, increase the applicable redemption price per share to an amount between 90% and 100% (inclusive) of the Series A Stated Value or Series D Stated Value, as applicable. As a result of such discretion, from and after        , 2020, until such time as our Board of Directors determines otherwise, the redemption price payable in respect of Series A Preferred Stock and Series D Preferred Stock redeemed at the option of holders thereof is a percentage of Series A Stated Value or Series D Stated Value, as applicable, equal to:

•                  90%, for all such redemptions effective prior to the second anniversary of the date of original issuance of such shares;

•                  92%, for all such redemptions effective on or after the second anniversary, but prior to the third anniversary, of the date of original issuance of such shares;

•                  95%, for all such redemptions effective on or after the third anniversary, but prior to the fourth anniversary, of the date of original issuance of such shares;

•                  97%, for all such redemptions effective on or after the fourth anniversary, but prior to the fifth anniversary, of the date of original issuance of such shares; and

•                  100%, for all such redemptions effective on or after the fifth anniversary of the date of original issuance of such shares.

Limitation on Obligation to Redeem.  Our obligation to redeem any of the shares of Series A Preferred Stock or Series D Preferred Stock is limited to the extent that (i) we do not have sufficient funds available to fund any such redemption, in which case we will be required to pay the redemption price with shares of Common Stock, or (ii) we are restricted by applicable law, our charter or contractual obligations from making such redemption.

Redemption at the Option of the Company

From and after the fifth anniversary of the date of original issuance of any shares of Series A Preferred Stock and Series D Preferred Stock, we have the right (but not the obligation) to redeem such shares at 100% of the Series A Stated Value, plus any accrued but unpaid Series A Dividends, or 100% of the Series D Stated Value, plus any accrued but unpaid Series D Dividends, respectively.

If we choose to so redeem any shares of Series A Preferred Stock or Series D Preferred Stock, we have the right, in our sole discretion, to pay the redemption price in cash or in equal value through the issuance of shares of Common Stock, with such value of Common Stock to be determined based on the volume weighted average price of our Common Stock for the 20 trading days prior to the redemption.

Liquidation Rights

Upon any voluntary or involuntary liquidation, dissolution or winding-up of the Company, before any distribution or payment shall be made to holders of our Common Stock or any other class or series of capital stock ranking junior to our shares of Series A Preferred Stock or Series D Preferred Stock, the holders of shares of Series A Preferred Stock and Series D Preferred Stock, respectively, are entitled to be paid out of our assets legally available for distribution to our stockholders, after payment or provision for our debts and other liabilities, a liquidation preference equal to the Series A Stated Value per share, plus accrued but unpaid Series A Dividends, or the Series D Stated Value per share, plus accrued but unpaid Series D Dividends, as applicable.

Voting Rights	Neither the Series A Preferred Stock nor the Series D Preferred Stock has any voting rights.

Estimated Use of Proceeds

Assuming the maximum aggregate offering of $786,401,275 is sold and is comprised (i) solely of shares of Series A Preferred Stock, we estimate that we will receive net proceeds in this offering of approximately $716,752,668 after deducting estimated offering expenses, including maximum aggregate selling commissions and dealer manager fees, payable by us of approximately $69,648,607, (ii) solely of shares of Series D Preferred Stock, we estimate that we will receive net proceeds in this offering of approximately $760,004,738 after deducting estimated offering expenses, including maximum aggregate selling commissions and dealer manager fees, payable by us of approximately $26,396,537, and (iii) of equal parts of shares of Series A Preferred Stock and Series D Preferred Stock, we estimate that we will receive net proceeds in this offering of approximately $738,378,703 after deducting estimated offering expenses, including maximum aggregate selling commissions and dealer manager fees, payable by us of approximately $48,022,572. We are not making any representations as to the actual outcome of this offering. As of the date of this prospectus supplement, we have issued no shares of Series A Preferred Stock or Series D Preferred Stock in this offering and no trailing dealer manager fee is payable or has been paid.

We intend to use the net proceeds from this offering for general corporate purposes, acquisitions and additional investments consistent with our investment strategies. See the section entitled “Use of Proceeds” in this prospectus supplement.

Listing

There is no established public trading market for the offered shares of Series A Preferred Stock or Series D Preferred Stock and we do not expect any such market to develop. We do not intend to apply for a listing of the Series A Preferred Stock or Series D Preferred Stock on any national securities exchange.

Our Common Stock, for which the Series A Preferred Stock or Series D Preferred Stock may be redeemed (in the event the Company pays the redemption price in shares of Common Stock), trades on Nasdaq, under the ticker symbol “CMCT,” and the TASE, under the ticker symbol “CMCT-L.”

Risk Factors	An investment in our securities involves risks. Please read “Risk Factors” beginning on page S-7 of this prospectus supplement.

Capital Structure

The Series A Preferred Stock and Series D Preferred Stock rank on parity with each other.

The Series A Preferred Stock and Series D Preferred Stock rank senior to the Series L Preferred Stock and Common Stock with respect to payment of dividends. The Series L Preferred Stock ranks senior to the Common Stock with respect to payment of distributions, except with respect to and only to the extent of the Initial Dividend. The “Initial Dividend” for a given fiscal year is a minimum annual amount, in U.S. dollars, that is announced by us at the end of the prior fiscal year; provided that we are under no obligation to pay any portion of the Initial Dividend unless and until our Board of Directors authorizes and we declare any such distribution on the Common Stock. On December 21, 2018, our Board of Directors announced an Initial Dividend for fiscal year 2019 in the amount of $21,897,536, all of which has been declared by us and paid to holders of Common Stock.

With respect to distribution of amounts upon liquidation, dissolution or winding-up, the Series A Preferred Stock and Series D Preferred Stock rank on parity with the Series L Preferred Stock, to the extent of the Series L Stated Value, and otherwise rank senior to the Series L Preferred Stock and Common Stock with respect to the distribution of amounts upon liquidation, dissolution or winding-up. The Series L Preferred Stock ranks, with respect to rights upon our liquidation, dissolution or winding-up, senior to the Common Stock to the extent of the Series L Stated Value and, except to the extent of the Initial Dividend, senior to the Common Stock with respect to any accrued and unpaid Series L Preferred Distributions. The “Series L Preferred Distributions” are cumulative cash distributions on each share of Series L Preferred Stock at an annual rate of 5.5% of the Series L Stated Value, which rate is subject to temporary increase by 1.0% per year, up to a maximum rate of 8.5%, if the Company fails to timely declare or pay such Series L Preferred Distributions.

Covered Security

The term “covered security” applies to securities exempt from state registration because of their oversight by federal authorities and national-level regulatory bodies pursuant to Section 18 of the Securities Act of 1933, as amended (the “Securities Act”). Generally, securities listed on national exchanges are the most common type of covered security exempt from state registration. A non-traded security also can be a covered security if it has a seniority greater than or equal to other securities from the same issuer that are listed on a national exchange, such as Nasdaq. Each of our Series A Preferred Stock and Series D Preferred Stock is a covered security because it is senior to our Common Stock and therefore is exempt from state registration.

There are several advantages to both issuers and investors of a security being deemed a covered security. These include:

•                  More Investors — Covered securities can be purchased by a broader range of investors than non-covered securities can. Non-covered securities are subject to suitability requirements that vary from state to state. These so-called “Blue Sky” regulations often prohibit the sale of securities to certain investors and may prohibit the sale of securities altogether until a specific volume of sales have been achieved in other states.

•                  Issuance Costs — Covered securities may have lower issuance costs since they avoid the expense of compliance with the various regulations of each of the 50 states and Washington, D.C. This could save time and money and allows issuers of covered securities the flexibility to enter the real estate markets at a time of their choosing. All investors of the issuer would benefit from any lower issuance costs that may be achieved.

There are several disadvantages to investors of a security being deemed a covered security. These include:

•                  Lack of Suitability Standards — As there are no investor eligibility requirements, there is no prohibition on the sale of the securities to certain investors, including investors that may not be suitable to purchase the securities.

•                  No State Review — Investors will not receive an additional level of review and possible protection afforded by the various state regulators.

RISK FACTORS

Any investment in the Series A Preferred Stock or Series D Preferred Stock involves a high degree of risk. You should carefully read and consider all of the risks and uncertainties described in this prospectus supplement, including the risk factors below, the section entitled “Risk Factors” beginning on page 1 of the accompanying prospectus, and the risk factors and other information, including our financial statements, contained in our most recent Annual Report on Form 10-K and in our other filings with the SEC that are incorporated by reference into this prospectus supplement and the accompanying prospectus before making a decision to purchase the Series A Preferred Stock or Series D Preferred Stock. These risks and uncertainties, as well as additional risks and uncertainties that may not be presently known to us or that we currently believe to be immaterial, could materially and adversely affect our asset valuations, results of operations or financial condition, or our ability to maintain dividend distributions at current or anticipated levels.

There is no public market for our Series A Preferred Stock or Series D Preferred Stock, and we do not expect any such market to develop.

There is no public market for the Series A Preferred Stock or Series D Preferred Stock offered in this offering, and we currently have no plan to list any of these securities on a securities exchange or to include any of these shares for quotation on any national securities market. Additionally, our charter contains restrictions on the ownership and transfer of our securities, and these restrictions may inhibit your ability to sell the Series A Preferred Stock or Series D Preferred Stock promptly or at all. If you are able to sell shares of Series A Preferred Stock or Series D Preferred Stock, you may only be able to sell them at a substantial discount from the price you paid. Therefore, you should purchase the Series A Preferred Stock and Series D Preferred Stock only as a long term investment.

We will be required to terminate this offering if our Common Stock is no longer listed on Nasdaq or another national securities exchange.

Each of the Series A Preferred Stock and the Series D Preferred Stock is a “covered security” and therefore is not subject to registration under the state securities regulations (or “blue sky” regulations) in the various states in which it may be sold due to its seniority to our Common Stock, which is listed on Nasdaq. If our Common Stock is no longer listed on Nasdaq or another appropriate exchange, we will be required to register this offering in any state in which we subsequently offer the Series A Preferred Stock or Series D Preferred Stock. Such a change would require us to terminate this offering and could result in our raising an amount of gross proceeds that is substantially less than the amount of the gross proceeds we expect to raise if the maximum offering is sold.

Neither the Series A Preferred Stock nor the Series D Preferred Stock has been rated.

We have not obtained, and currently do not intend to obtain, a rating for the Series A Preferred Stock or Series D Preferred Stock, and it is likely that neither the Series A Preferred Stock nor Series D Preferred Stock will ever be rated. No assurance can be given, however, that one or more rating agencies will not independently determine to issue such a rating or that that we will not elect in the future to obtain such a rating. Such a rating, if issued, may adversely affect the market price and or liquidity of the Series A Preferred Stock or Series D Preferred Stock. Ratings only reflect the views of the rating agency or agencies issuing the ratings and such ratings could be revised downward, placed on negative outlook or withdrawn entirely at the discretion of the issuing rating agency if in its judgment circumstances so warrant. While ratings do not reflect market prices or the suitability of a security for a particular investor, such downward revision or withdrawal of a rating could have an adverse effect on the market price and or liquidity of the Series A Preferred Stock or Series D Preferred Stock.

Holders of Series A Preferred Stock and Series D Preferred Stock have no voting rights with respect to such shares.

The terms of our Series A Preferred Stock and Series D Preferred Stock do not entitle holders to voting rights. Our Common Stock is currently the only class of our capital stock that carries any voting rights. Unless and until a holder of Series A Preferred Stock or Series D Preferred Stock acquires shares of Common Stock upon the redemption of such shares, such holder will have no rights with respect to the shares of our Common Stock issuable upon redemption of Series A Preferred Stock or Series D Preferred Stock. If, at our discretion, a holder of our Series A Preferred Stock or Series D Preferred Stock is issued shares of our Common Stock upon redemption, such holder will be entitled to exercise the rights of holders of our Common Stock only as to matters for which the record date occurs after the effective date of redemption.

The terms of our Series A Preferred Stock and Series D Preferred Stock do not contain any financial covenants.

The terms of our Series A Preferred Stock and Series D Preferred Stock do not limit our ability to incur indebtedness or make distributions or contain any other restrictive financial covenants. The Series A Preferred Stock and Series D Preferred Stock rank subordinate to all of our existing and future debt and liabilities. Our future debt agreements may restrict our ability to pay distributions to preferred stockholders or to make redemptions in the event of a default under such debt agreements or in other circumstances. In addition, (i) while the Series A Preferred Stock and Series D Preferred Stock rank senior to our Common Stock with respect to payment of dividends and distributions upon liquidation, dissolution or winding-up, we are allowed to pay dividends on our Common Stock so long as we are current in the payment of dividends on shares of our Series A Preferred Stock and Series D Preferred Stock, and (ii) while the Series L Preferred Stock ranks senior to our Common Stock with respect to payment of distributions, except to the extent of the Initial Dividend, and amounts payable upon our liquidation, dissolution or winding-up, to the extent of the Series L Stated Value, we are allowed to pay dividends on our Common Stock so long as we are current in the payment of the Series L Preferred Distribution and dividends on shares of our Series A Preferred Stock and Series D Preferred Stock. Further, the terms of our Series A Preferred Stock and Series D Preferred Stock do not restrict our ability to repurchase shares of our Common Stock so long as we are current in the payment of dividends on shares of our Series A Preferred Stock and Series D Preferred Stock. Such dividends on or repurchases of our Common Stock may reduce the amount of cash on hand to pay the redemption price of our Series A Preferred Stock or Series D Preferred Stock in cash (if we so choose).

Shares of Series A Preferred Stock and Series D Preferred Stock may be redeemed for shares of Common Stock, which ranks junior to the Series A Preferred Stock and Series D Preferred Stock in all respects.

A holder of shares of Series A Preferred Stock or Series D Preferred Stock may require us to redeem such shares in exchange for a redemption price payable, in our sole discretion (other than with respect to redemptions of Series A Preferred Stock prior to the first anniversary of the original issuance date thereof), in cash or in equal value through the issuance of shares of Common Stock, based on the volume-weighted average price of our Common Stock for the 20 trading days prior to the redemption.

The rights of the holders of shares of our Common Stock as to distributions rank junior to the rights of the holders of shares of our Series A Preferred Stock, Series D Preferred Stock and, except to the extent of the Initial Dividend, our Series L Preferred Stock. Unless full cumulative dividends on shares of our Series A Preferred Stock, Series D Preferred Stock and Series L Preferred Stock for all past dividend periods have been declared and paid (or set apart for payment), we will not declare or pay dividends with respect to any shares of our Common Stock for any period.

The rights of the holders of shares of our Common Stock upon any voluntary or involuntary liquidation, dissolution or winding-up of the Company also rank junior to the rights of the holders of Series A Preferred Stock and Series D Preferred Stock and, to the extent of the Series L Stated Value, holders of Series L Preferred Stock. However, holders of our Common Stock are entitled to receive an amount equal to the amount of any unpaid Initial Dividend prior to our payment to holders of our Series L Preferred Stock of any accrued and unpaid Series L Preferred Distribution.

We have the option to redeem shares of Series A Preferred Stock and Series D Preferred Stock under certain circumstances without the consent of their holders.

From and after the fifth anniversary of the date of original issuance of any shares of Series A Preferred Stock or Series D Preferred Stock, we have the right (but not the obligation) to redeem such shares at a redemption price equal to the Series A Stated Value or Series D Stated Value, as applicable, plus any accrued but unpaid dividends. We have the right, at our option and in our sole discretion, to pay such redemption price in cash or in equal value through the issuance of shares of Common Stock, based on the volume-weighted average price of our Common Stock for the 20 trading days prior to the redemption. See the risk factor “Shares of Series A Preferred Stock and Series D Preferred Stock may be redeemed for shares of Common Stock, which ranks junior to the Series A Preferred Stock and Series D Preferred Stock in all respects” above.

The cash distributions you receive in respect of Series A Preferred Stock, Series D Preferred Stock and Common Stock may be less frequent or lower in amount than you expect.

Our Board of Directors will determine the amount and timing of distributions on our Series A Preferred Stock, Series D Preferred Stock and Common Stock. In making this determination, our Board of Directors will consider all relevant factors, including the amount of cash resources available for distributions, capital spending plans, cash flow, financial position, applicable requirements of the Maryland General Corporation Law (the “MGCL”), and any applicable contractual restrictions. We cannot assure you that we will be able to consistently generate sufficient available cash flow to fund distributions on our Series A Preferred Stock, Series D Preferred Stock and Common Stock, nor can we assure you that sufficient cash will be available to make distributions on our Series A Preferred Stock, Series D Preferred Stock and Common Stock. While holders of our Series A Preferred Stock and Series D Preferred Stock are entitled to receive, if, as and when authorized by our Board of Directors and declared by us out of legally available funds, cumulative cash dividends on each share of Series A Preferred Stock at an annual rate of five and fifty one-hundredths of a percent (5.5%) of the Series A Stated Value and cumulative cash dividends on each share of Series D Preferred Stock at an annual rate of five and sixty-five one-hundredths of a percent (5.65%) of the Series D Stated Value, respectively, we cannot predict with certainty the timing of such distributions and we may be unable to pay or maintain such distributions over time.

We may suffer from delays in deploying capital, which could adversely affect our ability to pay distributions to our stockholders and the value of our securities.

We could suffer from delays in deploying capital, particularly if the capital we raise in this offering of Series A Preferred Stock and Series D Preferred Stock outpaces our Operator’s ability to identify acquisitions and or close on them. Such delays, which may be caused by a number of factors, including competition in the market for the same real estate opportunities, may adversely affect our ability to pay distributions to our stockholders and or the value of their overall returns on investment in our securities.

Your percentage of ownership of the Company may become diluted if we issue new shares of Common Stock or other securities, and issuances of additional preferred stock or other securities by us may further subordinate the rights of the holders of our Series A Preferred Stock, Series D Preferred Stock and Common Stock (which you may become upon receipt of redemption payments in shares of Common Stock).

Our Board of Directors is authorized, without stockholder approval, to cause us to issue additional shares of Common Stock or to raise capital through the issuance of shares of preferred stock and equity or debt securities convertible into Common Stock, preferred stock, options, warrants and other rights, on such terms and for such consideration as our Board of Directors in its sole discretion may determine. Any such issuance could result in dilution of the equity of our stockholders. In addition, our Board of Directors may, in its sole discretion, authorize us to issue Common Stock or other equity or debt securities to persons from whom we purchase properties, as part or all of the purchase price of the property, or from whom we receive services, as part or all of the payment for such services. Our Board of Directors, in its sole discretion, may determine the price of any Common Stock or other equity or debt securities issued in consideration of such properties or services provided, or to be provided, to us.

We may make redemption payments under the terms of our Series A Preferred Stock, Series D Preferred Stock and Series L Preferred Stock in shares of our Common Stock. Although the dollar amounts of such payments are unknown, the number of shares of our Common Stock to be issued in connection with such payments may fluctuate based on the price of our Common Stock. Any sales or perceived sales in the public market of shares of our Common Stock issuable upon such redemption payments could adversely affect prevailing market prices of shares of our Common Stock. The existence of our Series A Preferred Stock, Series D Preferred Stock and Series L Preferred Stock may encourage short selling by market participants because the possibility that redemption payments will be made in shares of our Common Stock could depress the market price of shares of our Common Stock. Further, any such issuance could result in dilution of the equity of our stockholders.

Our charter also authorizes our Board of Directors, without stockholder approval, to designate and issue one or more classes or series of preferred stock in addition to our Series A Preferred Stock, Series L Preferred Stock and Series D Preferred Stock and equity or debt securities convertible into preferred stock and to set the voting powers, conversion or other rights, preferences, restrictions, limitations as to dividends or other distributions and qualifications or terms or conditions of redemption of each class or series of shares so issued. If any additional preferred stock is publicly offered, the terms and conditions of such preferred stock (or other equity or debt securities convertible into preferred stock) will be set forth in a registration statement registering the issuance of such preferred stock or equity or debt securities convertible into preferred stock. Because our Board of Directors has the power to establish the preferences and rights of each class or series of preferred stock, it may afford the holders of any class or series of preferred stock preferences, powers, and rights senior to the rights of holders of our Series A Preferred Stock, Series D Preferred Stock or Common Stock. If we ever create and issue additional preferred stock or equity or debt securities convertible into preferred stock with a distribution preference over our Series A Preferred Stock, Series D Preferred Stock or Common Stock, payment of any distribution preferences of such new outstanding preferred stock would reduce the amount of funds available for the payment of distributions on our Series A Preferred Stock, Series D Preferred Stock and Common Stock, as applicable. Further, holders of preferred stock are normally entitled to receive a preference payment if we liquidate, dissolve, or wind up before any payment is made to the holders of our Common Stock, likely reducing the amount the holders of our Common Stock would otherwise receive upon such an occurrence. In addition, under certain circumstances, the issuance of additional preferred stock may delay, prevent, render more difficult or tend to discourage, a merger, tender offer, or proxy contest, the assumption of control by a holder of a large block of our securities, or the removal of incumbent management.

No stockholders have rights to buy additional shares of stock or other securities if we issue new shares of stock or other securities. We may issue Common Stock, convertible debt or preferred stock pursuant to subsequent public offerings or private placements. Investors in our Common Stock who do not participate in any future stock issuances will experience dilution in the percentage of the issued and outstanding stock they own. In addition, depending on the terms and pricing of any future offerings and the value of our assets, such investors may experience dilution in the book value and fair market value of, and the amount of distributions paid on, their shares of Common Stock, if any.

Our ability to redeem shares of Series A Preferred Stock and Series D Preferred Stock, or to pay distributions on our Series A Preferred Stock, Series D Preferred Stock and Common Stock, may be limited by Maryland law.

Under applicable Maryland law, a corporation may redeem, or pay distributions on, stock as long as, after giving effect to the redemption or distribution, the corporation is able to pay its debts as they become due in the usual course (the equity solvency test) and its total assets exceed the sum of its total liabilities plus, unless its charter permits otherwise, the amount that would be needed, if the corporation were to be dissolved at the time of the redemption or distribution, to satisfy the preferential rights upon dissolution of stockholders when preferential rights on dissolution are superior to those whose stock is being redeemed or on which the distributions are being paid (the balance sheet solvency test). If the Company is insolvent at any time we are required to redeem any shares of our Series A Preferred Stock or Series D Preferred Stock, or at any time we are required to make a distribution on our Series A Preferred Stock, Series D Preferred Stock or Common Stock, the Company may not be able to effect such redemption or distribution.

The transfer and ownership restrictions applicable to our securities may impair the ability of stockholders to receive shares of our Common Stock upon redemption of the Series A Preferred Stock or Series D Preferred Stock.

Our charter contains restrictions on ownership and transfer of preferred stock and Common Stock that are intended to assist us in maintaining our qualification as a REIT for federal income tax purposes as described in the risk factor “The share transfer and ownership restrictions applicable to REITs and contained in our charter may inhibit market activity in our shares of stock and restrict our business combination opportunities.” These restrictions may impair the ability of stockholders to receive shares of our Common Stock upon redemption of the Series A Preferred Stock or Series D Preferred Stock, in the event the Company elects to pay the redemption price in shares of Common Stock.

Holders of our securities are subject to inflation risk.

Inflation is the reduction in the purchasing power of money resulting from the increase in the price of goods and services. Inflation risk is the risk that the inflation-adjusted, or “real,” value of an investment in our Common Stock and Preferred Stock, or the income from that investment, will be worth less in the future. As inflation occurs, the real value of our Common Stock and Preferred Stock and distributions payable on such shares may decline because the rate of distribution will remain the same.

If market interest rates go up, prospective purchasers of shares of our Common Stock or preferred stock may expect a higher distribution rate on their investment. Higher market interest rates would not, however, result in more funds for us to pay distributions and, to the contrary, would likely increase our borrowing costs and potentially decrease funds available for distributions, and higher interest rates will not change the distribution rate on our preferred stock. Thus, higher market interest rates could cause the market price of our Common Stock and preferred stock to decline.

There are certain disadvantages to investors because the Series A Preferred Stock and Series D Preferred Stock are deemed to be covered securities.

The term “covered security” applies to securities exempt from state registration because of their oversight by federal authorities and national-level regulatory bodies pursuant to Section 18 of the Securities Act.  Generally, securities listed on national exchanges are the most common type of covered security exempt from state registration.  A non-traded security also can be covered security if it has a seniority greater than or equal other securities from the same issuer that are listed on a national exchange, such as Nasdaq.  Each of our Series A Preferred Stock and Series D Preferred Stock is a covered security because it ranks senior to our Common Stock and therefore is exempt from state registration. There are several disadvantages to investors of a security being deemed a covered security, including:

•                  Lack of Suitability Standards — Since there are no specific economic investor eligibility requirements for the purchase of the Series A Preferred Stock or Series D Preferred Stock, there is no prohibition on the sale of such securities to certain investors, based on net worth or income as imposed by NASAA guidelines or applicable state “blue sky” laws.

•                  No State Review — Investors will not receive an additional level of review and possible protection that would otherwise be affordable by the various state regulators.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and file with the SEC proxy statements, Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as required. The SEC maintains a website that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, accessible to the public at www.sec.gov.

The SEC allows us to “incorporate by reference” the information that we file with it, which means that we can disclose important information to you by referring you to other documents. The information incorporated by reference is an important part of this prospectus supplement and the accompanying prospectus and should be read with the same care. Information that we file with the SEC after the date of this prospectus supplement and the accompanying prospectus will be deemed to automatically modify and supersede the information included or incorporated by reference in this prospectus supplement and the accompanying prospectus to the extent that the subsequently filed information modifies or supersedes the existing information.

We incorporate by reference the documents listed below and any documents we file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement and before the date that the offerings of securities by means of this prospectus supplement and the accompanying prospectus are completed or terminated (other than, in each case, documents or portions of documents deemed to have been furnished and not filed in accordance with SEC rules):

•                  the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, and the information specifically incorporated by reference therein from our Definitive Proxy Statement on Schedule 14A filed on April 5, 2019;

•                  the Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2019, June 30, 2019 and September 30, 2019; and

•                  the Company’s Current Reports on Form 8-K filed on January 22, 2019, March 7, 2019, March 18, 2019, March 29, 2019, May 6, 2019, May 31, 2019, June 19, 2019, August 5, 2019, August 8, 2019, August 12, 2019 and September 6, 2019.

We make available through our website at http://shareholders.cimcommercial.com/sec-filings our annual reports, quarterly reports, current reports and other materials we file or furnish to the SEC as soon as reasonably practicable after we file such materials with the SEC. Additionally, we will provide without charge, upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus supplement and a copy of any or all other contracts or documents which are referred to in this prospectus supplement. Such requests should be directed to CIM Commercial, Attn: Investor Relations, 17950 Preston Road, Suite 600, Dallas, Texas 75252, or may be requested by telephone at (972) 349-3230.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

The information set forth herein contains “forward-looking statements” within the meaning of Section 27A of the Securities Act, and Section 21E of the Exchange Act, including a description of certain potential events. You can identify these statements by the fact that they do not relate strictly to historical or current facts, or that they discuss the business and affairs of CIM Commercial on a prospective basis. Statements that include words such as “may,” “will,” “project,” “might,” “expect,” “believe,” “anticipate,” “intend,” “target,” “could,” “would,” “should,” “estimate,” “continue,” “pursue,” “potential,” among others, or the negative of such words, may identify forward-looking statements.

As you read and consider the information herein, you are cautioned to not place undue reliance on these forward-looking statements. CIM Commercial bases these forward-looking statements on particular assumptions that it has made in light of its experience, as well as its perception of expected future developments and other factors that it believes are appropriate under the circumstances. These statements are not guarantees of performance or results and speak only as of the date of this prospectus supplement. These forward-looking statements involve risks, uncertainties and assumptions. In light of these risks and uncertainties, there can be no assurance that the results and events contemplated by the forward-looking statements contained herein will in fact transpire. New factors emerge from time to time, and it is not possible for CIM Commercial to predict all of them. Nor can CIM Commercial assess the impact of each such factor or the extent to which any factor, or combination of factors may cause results to differ materially from those contained in any forward-looking statement.

Forward-looking statements are necessarily estimates reflecting the judgment of CIM Commercial and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Factors that could cause actual results to differ from those discussed in the forward-looking statements include but are not limited to:

•                  global, national, regional and local economic conditions;

•                  competition from other available space;

•                  local conditions such as an oversupply of space or a reduction in demand for real estate in the area;

•                  management of our properties;

•                  the development and or redevelopment of our properties;

•                  changes in market rental rates;

•                  the timing and costs associated with property improvements and rentals;

•                  whether we are able to pass all or portions of any increases in operating costs through to tenants;

•                  changes in real estate taxes and other expenses;

•                  whether tenants and users such as customers and shoppers consider a property attractive;

•                  the financial condition of our tenants, including the extent of tenant bankruptcies or defaults;

•                  availability of financing on acceptable terms or at all;

•                  inflation, interest rate, securities market and monetary fluctuations;

•                  movements in interest rates;

•                  negative trends in our market capitalization and adverse changes in the price of our Common Stock;

•                  political instability;

•                  acts of war or terrorism;

•                  changes in consumer spending, borrowings and savings habits;

•                  technological changes;

•                  our ability to obtain adequate insurance;

•                  changes in zoning laws and taxation;

•                  government regulation;

•                  consequences of any armed conflict involving, or terrorist attacks against, the United States or individual acts of violence in public spaces including retail centers;

•                  potential liability under environmental or other laws or regulations;

•                  natural disasters;

•                  general competitive factors;

•                  climate changes;

•                  the effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Public Company Accounting Oversight Board, the Financial Accounting Standards Board and other accounting standard setters;

•                  ability to retain and attract skilled employees;

•                  changes in our organization, compensation and benefit plans; and

•                  our success at managing the risks involved in the foregoing items.

Forward-looking statements speak only as of the date on which such statements are made. We undertake no obligation to publicly update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this prospectus supplement or to reflect the occurrence of unanticipated events, except as required by law.

OVERVIEW OF COMPANY OPERATIONS

Properties

As of September 30, 2019, our real estate portfolio consisted of 11 assets, all of which were fee-simple properties. As of September 30, 2019, our 9 office properties (including one development site which is being used as a parking lot), totaling approximately 1.3 million rentable square feet, were 87.2% occupied and one hotel with an ancillary parking garage, which has a total of 503 rooms, had revenue per available room (“RevPAR”) of $131.97 for the nine months ended September 30, 2019.

The following tables provide a summary of our office and hotel portfolios as of September 30, 2019.

Office Portfolio Summary
(as of September 30, 2019)

Office Properties

Location	Sub-Market	Rentable Square Feet	% Occupied	% Leased (1)	Annualized Rent (2) (in thousands)	Annualized Rent Per Occupied Square Foot
Northern California
Oakland, CA
1 Kaiser Plaza	Lake Merritt	540,047	96.6%	96.6%	$22,265	$42.68
Total Oakland, CA		540,047	96.6%	96.6%	22,265	42.68
San Francisco, CA
1130 Howard Street	South of Market	21,194	100.0%	100.0%	1,614	76.15
Total San Francisco, CA		21,194	100.0%	100.0%	1,614	76.15
Total Northern California		561,241	96.7%	96.7%	$23,879	$44.00

Southern California
Los Angeles, CA
11620 Wilshire Boulevard	West Los Angeles	194,995	92.8%	94.3%	$7,891	$43.61
4750 Wilshire Boulevard	Mid-Wilshire	141,310	21.5%	21.5%	1,456	47.92
9460 Wilshire Boulevard	Beverly Hills	94,547	90.7%	90.7%	8,565	99.88
11600 Wilshire Boulevard	West Los Angeles	56,307	92.8%	92.8%	2,954	56.53
Lindblade Media Center (3)	West Los Angeles	32,428	100.0%	100.0%	1,491	45.98
Total Los Angeles, CA		519,587	73.5%	74.0%	22,357	58.54
Total Southern California		519,587	73.5%	74.0%	$22,357	$58.54

Southwest
Austin, TX
3601 S Congress Avenue (4)	South	183,885	96.9%	99.7%	$6,658	$37.37
Total Southwest		183,885	96.9%	99.7%	$6,658	$37.37

Total Office (8 Properties)		1,264,713	87.2%	87.8%	$52,894	$47.96

Other Ancillary Property within Office Portfolio

Annualized
					Annualized	Rent Per
		Rentable	%	%	Rent (2)	Occupied
Location	Sub-Market	Square Feet	Occupied	Leased (1)	(in thousands)	Square Foot
Northern California
Oakland, CA
2 Kaiser Plaza Parking Lot (5)	Lake Merritt	N/A	N/A	N/A	N/A	N/A
Total Ancillary Office (1 Property)		N/A	N/A	N/A	N/A	N/A
Total Office and Ancillary (9 Properties)		1,264,713	87.2%	87.8%	$52,894	$47.96

(1)         Based on leases signed as of September 30, 2019.

(2)         Represents gross monthly base rent, as of September 30, 2019, multiplied by twelve. This amount reflects total cash rent before abatements. Where applicable, annualized rent has been grossed up by adding annualized expense reimbursement to base rent.

(3)         Lindblade Media Center consists of three buildings.

(4)         3601 S Congress Avenue consists of ten buildings. The Company expects to complete the development of an existing surface parking lot into approximately 42,000 square feet of additional rentable office space by mid-2020.

(5)         2 Kaiser Plaza Parking Lot is a 44,642 square foot parcel of land currently being used as a surface parking lot. We are entitled to develop a building, which we are in the process of designing, having approximately 425,000 to 800,000 rentable square feet.

Hotel Portfolio Summary
(as of September 30, 2019)

Hotel Property

Property	Market	Rooms	% Occupied (1)	Revenue Per Available Room (2)
Sheraton Grand Hotel (3)	Sacramento, CA	503	80.3%	$131.97
Total Hotel (1 Property)		503	80.3%	$131.97

Other Ancillary Property within Hotel Portfolio

					Annualized Rent
		Rentable			(Parking and
		Square Feet	% Occupied	% Leased	Retail) (5)
Property	Market	(Retail)	(Retail)	(Retail) (4)	(in thousands)
Sheraton Grand Hotel Parking Garage & Retail (6)	Sacramento, CA	9,453	100.0%	100.0%	$2,946
Total Ancillary Hotel (1 Property)		9,453	100.0%	100.0%	$2,946

(1)         Represents trailing 9-month occupancy as of September 30, 2019, calculated as the number of occupied rooms divided by the number of available rooms.

(2)         Represents trailing 9-month RevPAR as of September 30, 2019, calculated by dividing the amount of room revenue by the number of available rooms.

(3)         The Sheraton Grand Hotel is part of the Sheraton franchise and is managed by Starwood Hotels and Resorts Worldwide, Inc.

(4)         Based on leases commenced as of September 30, 2019.

(5)         Represents gross monthly contractual rent under parking and retail leases commenced as of September 30, 2019, multiplied by twelve. This amount reflects total cash rent before abatements. Where applicable, annualized rent has been grossed up by adding annualized expense reimbursements to base rent.

(6)         The site of the Sheraton Grand Hotel Parking Garage & Retail is being evaluated for potential development.

Strategy

Our strategy is principally focused on the acquisition of Class A and creative office assets in vibrant and improving metropolitan communities throughout the United States (including improving and developing such assets) in a manner that will consistently grow our net asset value and cash flow per share of Common Stock.

Our strategy is centered around CIM Group’s community qualification process. We believe this strategy provides us with a significant competitive advantage when making real estate acquisitions. The qualification process generally takes between six months and five years and is a critical component of CIM Group’s evaluation. CIM Group examines the characteristics of a market to determine whether the district justifies the extensive efforts CIM Group undertakes in reviewing and making potential acquisitions in its 132 qualified communities (“Qualified Communities”). Qualified Communities generally fall into one of two categories: (i) transitional metropolitan districts that have dedicated resources to become vibrant metropolitan communities and (ii) well-established, thriving metropolitan areas (typically major central business districts). Qualified Communities are distinct districts which have dedicated resources to become or are currently vibrant communities where people can live, work, shop and be entertained, all within walking distance or close proximity to public transportation. These areas also generally have high barriers to entry, high population density, positive population trends and support for investment. CIM Group believes that a vast majority of the risks associated with acquiring real estate are mitigated by accumulating local market knowledge of the community where the asset is located. CIM Group typically spends significant time and resources qualifying targeted communities prior to making any acquisitions. As of September 30, 2019, CIM Group has qualified 132 communities and has deployed capital in 74 of these Qualified Communities since 1994. Although we may not deploy capital exclusively in Qualified Communities, it is expected that most of our assets will be identified through this systematic process.

CIM Group seeks to maximize the value of its holdings through active onsite property management and leasing. CIM Group has extensive in-house research, acquisition, credit analysis, development, financing, leasing and onsite property management capabilities, which leverage its deep understanding of metropolitan communities to position properties for multiple uses and to maximize operating income. As a vertically-integrated owner and operator, CIM Group has in-house onsite property management and leasing capabilities. Property managers prepare annual capital and operating budgets and monthly operating reports, monitor results and oversee vendor services, maintenance and capital improvement schedules. In addition, they ensure that revenue objectives are met, lease terms are followed, receivables are collected, preventative maintenance programs are implemented, vendors are evaluated and expenses are controlled. In addition, CIM Group’s Real Assets Management Committee reviews and approves strategic plans for each asset, including financial, leasing, marketing, property positioning and disposition plans. The Real Assets Management Committee reviews and approves the annual business plan for each property, including its capital and operating budget. CIM Group’s organizational structure provides for continuity through multi-disciplinary teams responsible for an asset from the time of the original investment recommendation, through the implementation of the asset’s business plan, and any disposition activities.

CIM Group’s investments and development teams are separate groups that work very closely together on transactions requiring development expertise. While the investments team is responsible for acquisition analysis, both the investments and development teams perform the due diligence, evaluate and determine underwriting assumptions and participate in the development management and ongoing asset management of CIM Group’s opportunistic assets. The development team is also responsible for the oversight and or execution of securing entitlements and the development/repositioning process. In instances where CIM Group is not the lead developer, CIM Group’s in-house development team continues to provide development and construction oversight to co-sponsors through a shadow team that oversees the progress of the development from beginning to end to ensure adherence to the budgets, schedules, quality and scope of the project to maintain CIM Group’s vision for the final product. The investments and development teams interact as a cohesive team when sourcing, underwriting, acquiring, executing and managing the business plan of an opportunistic acquisition.

We seek to utilize the CIM Group platform to acquire, improve and develop real estate assets within CIM Group’s Qualified Communities. We believe that these assets will provide greater returns than similar assets in other markets, as a result of population growth, public commitment, and significant private investment that characterize these areas. Over time, we seek to expand our real estate assets in communities targeted by CIM Group, supported by CIM Group’s broad real estate capabilities, as part of our plan to prudently grow net asset value and cash flow per share of Common Stock. As a matter of prudent management, we also regularly evaluate each asset within our portfolio as well as our strategies. Such review may result in dispositions when an asset no longer fits our overall objectives or strategies, or when our view of the market value of such asset is equal to or exceeds its intrinsic value. As a result of such review, we sold two hotels in 2016; six office properties, one parking garage, and five multifamily properties in 2017; and one office property and one development site in Washington, D.C. in 2019. In connection with our program to unlock embedded value in our portfolio and improve trading liquidity of our Common Stock, we sold an additional four office properties and one parking garage in Oakland, California; two office properties in Washington, D.C.; and one office property in San Francisco, California during 2019. In 2016 and 2017, we used a substantial portion of the net proceeds of dispositions during such years to provide liquidity to our common stockholders at prices reflecting our net asset value and cash flow prospects, and on August 30, 2019, we paid a special dividend of $42.00 per share of Common Stock, or $613,294,000 in the aggregate, to stockholders of record at the close of business on August 19, 2019.

While we are principally focused on Class A and creative office assets in vibrant and improving metropolitan communities throughout the United States (including improving and developing such assets), we may also participate more actively in other CIM Group real estate strategies and product types in order to broaden our participation in CIM Group’s platform and capabilities for the benefit of all classes of stockholders. This may include, without limitation, engaging in real estate development activities as well as investing in other product types directly, side-by-side with one or more funds of CIM Group, through direct deployment of capital in a CIM Group real estate or debt fund, or deploying capital in or originating loans that are secured directly or indirectly by properties primarily located in Qualified Communities that meet our strategy. Such loans may include limited and or non-recourse junior (mezzanine, B-note or 2nd lien) and senior acquisition, bridge or repositioning loans.

Competitive Advantages

We believe that CIM Group’s experienced team and vertically-integrated and multi-disciplinary organization, coupled with its community-focused and disciplined real estate philosophy, results in a competitive advantage that benefits us. Additionally, CIM Group’s strategy is complemented by a number of other competitive advantages including its prudent use of leverage, underwriting approach, disciplined capital deployment, and strong network of relationships. CIM Group’s competitive advantages include:

Vertically-Integrated Organization and Team

CIM Group is managed by its senior management team, which is composed of its three founders, Shaul Kuba, Richard Ressler and Avraham Shemesh, and includes 11 other principals. CIM Group is vertically-integrated and organized into 13 functional groups including Compliance; Operations; Human Resources; Legal; Finance & Capital Markets; Onsite Property Management; Real Estate Services; Hospitality Services; Development; Investments; Portfolio Oversight; Partner & Co-Investor Relations; and Marketing & Communications.

To support CIM Group’s organic growth and related platforms, CIM Group has invested substantial time and resources in building a strong and integrated team of approximately 590 experienced professionals. Each of CIM Group’s teams is managed by seasoned professionals and CIM Group continues to develop its management team, which represents the next generation of CIM Group’s leaders. In addition to developing a core team of principals and senior level management, CIM Group has proactively managed its growth through career development and mentoring at both the mid and junior staffing levels, and has hired ahead of its needs, thus ensuring appropriate management and staffing.

CIM Group leverages the deep operating and industry experience of its principals and professionals, as well as their extensive relationships, to source and execute opportunistic, stabilized, and infrastructure acquisitions. Each opportunity is overseen by a dedicated team including an oversight principal (one of Richard Ressler, Avraham Shemesh, Shaul Kuba, Charles E. Garner II, our former Chief Executive Officer, Jennifer Gandin, John Bruno and Jason Schreiber), a team lead (vice president level and above), associate vice presidents and associates, as necessary, who are responsible for managing the asset from sourcing through underwriting, acquisition, development (if required), onsite property management, and disposition. As part of this process, the team draws upon CIM Group’s extensive in-house expertise in legal matters, finance, development, leasing, and onsite property management. Each dedicated investment team is purposefully staffed with professionals from multiple CIM Group offices, regardless of the location of the asset being evaluated. As a result, all investment professionals work across a variety of Qualified Communities and CIM Group’s knowledge base is shared across all of its offices.

Community Qualification

Since inception, CIM Group’s proven community qualification process has served as the foundation for its strategy. CIM Group targets high barrier to entry markets and submarkets with high population density and applies rigorous research to qualify for potential acquisitions. Since 1994, CIM Group has qualified 132 communities in high barrier to entry markets and has deployed capital in 74 of these Qualified Communities. CIM Group examines the characteristics of a market to determine whether the district justifies the extensive efforts its investment professionals undertake in reviewing and making potential acquisitions in its Qualified Communities. Qualified Communities generally fall into one of two categories: (i) transitional densely-populated districts that have dedicated resources to become vibrant metropolitan communities and (ii) well-established, thriving metropolitan areas (typically major central business districts).

As more fully described in “Overview of CIM Group—Principles” in this prospectus supplement, once a community is qualified, CIM Group believes it continues to differentiate itself through the following business principles: (i) product non-specific—

CIM Group has extensive experience owning and operating a diverse range of property types, including retail, residential, office, parking, hotel, signage, and mixed-use, which gives CIM Group the ability to execute and capitalize on its strategy effectively; (ii) community-based tenanting— CIM Group’s strategy focuses on the entire community and the best use of assets in that community; owning a significant number of key properties in an area better enables CIM Group to meet the needs of national retailers and office tenants and thus optimize the value of these real estate properties; (iii) local market leadership with North American footprint— CIM Group maintains local market knowledge and relationships, along with a diversified North American presence, through its 132

Qualified Communities (thus, CIM Group has the flexibility to deploy capital in its Qualified Communities only when the market environment meets CIM Group’s underwriting standards); and (iv) deploying capital across the capital stack— CIM Group has extensive experience structuring transactions across the capital stack including equity, preferred equity, debt and mezzanine positions, giving it the flexibility to structure transactions in efficient and creative ways.

Discipline

CIM Group’s strategy relies on its sound business plan and value creation execution to produce returns, rather than financial engineering. CIM Group’s underwriting of its potential acquisitions is performed generally both on a leveraged and unleveraged basis. Additionally, with certain exceptions, CIM Group has generally not utilized recourse or cross-collateralized debt due to its conservative underwriting standards.

CIM Group employs multiple underwriting scenarios when evaluating potential acquisition opportunities. CIM Group generally underwrites potential acquisitions utilizing long-term average exit capitalization rates for similar product types and long-term average interest rates. Where possible, these long-term averages cross multiple market cycles, thereby mitigating the risk of cyclical volatility. CIM Group’s “long-term average” underwriting is based on its belief, reinforced by its experience through multiple market cycles, that over the life of any given fund that it manages, such fund should be able to exit its holdings at long-term historical averages. CIM Group also underwrites a “current market case” scenario, which generally utilizes current submarket specific exit assumptions and interest rates, in order to reflect anticipated results under current market conditions. CIM Group believes that utilizing multiple underwriting scenarios enables CIM Group to assess potential returns relative to risk within a range of potential outcomes.

Overview of CIM Group

History of CIM Group

CIM Group was founded in 1994 by Shaul Kuba, Richard Ressler and Avraham Shemesh and has owned and operated approximately $30.6 billion of AOO(1) across its vehicles as of June 30, 2019.  CIM Group’s successful track record is anchored by CIM Group’s community-oriented approach to acquisitions as well as a number of other competitive advantages including its prudent use of leverage, underwriting approach, disciplined capital deployment, vertically-integrated capabilities and strong network of relationships.

CIM Group is headquartered in Los Angeles, California and has offices in Oakland, California; Bethesda, Maryland; Dallas, Texas; New York, New York; Chicago, Illinois; and Phoenix, Arizona. CIM Group has generated strong risk-adjusted returns across multiple market cycles by focusing on improved asset and community performance, and capitalizing on market inefficiencies and distressed situations.

(1)         Assets Owned and Operated, or AOO, represents the aggregate assets owned and operated by CIM Group on behalf of partners (including where CIM Group contributes alongside for its own account) and co-investors, whether or not CIM Group has discretion, in each case without duplication. AOO includes total gross assets at fair value, with real assets presented on the basis described in “Book Value” below and operating companies presented at gross assets less debt, as of the Report Date (as defined below) (including the shares of such assets owned by joint venture partners and co-investments), plus binding unfunded commitments. AOO also includes the $0.3 billion of AOO attributable to CIM Compass Latin America, or CCLA, which is 50% owned and jointly operated by CIM Group. AOO for CMMT Partners, L.P., or CMMT, (which represents assets under management), a perpetual-life real estate debt fund, is $0.9 billion as of the Report Date. “Report Date” is defined to mean as of June 30, 2019. Book Value, for each investment generally represents the investment’s book value as reflected in the applicable fund’s unaudited financial statements as of the Report Date prepared in accordance with U.S. generally accepted accounting principles on a fair value basis. These book values generally represent the asset’s third-party appraised value as of the Report Date, but in the case of CIM Group’s Cole Net-Lease Asset strategy, book values generally represent undepreciated cost (as reflected in SEC-filed financial statements). Equity Owned and Operated, or EOO, representing the NAV (as defined below) before incentive fee allocation, plus binding unfunded commitments, is $18.2 billion as of the Report Date, inclusive of $0.3 billion of EOO attributable to CCLA (as described above) and $0.8 billion of EOO for CMMT (which represents equity under management). For calculating the Book Value for CIM Urban REIT, LLC, a fund operated by affiliates of CIM Group (“CIM REIT”), the underlying assets of CMCT are assumed to be liquidated based upon the third-party appraised value. As of June 30, 2019, CIM Group did not view the price of CMCT’s publicly-traded shares to be a meaningful indication of the fair value of CIM REIT’s interest in CMCT due to the fact that the publicly traded shares of CMCT represented less than 10% of the outstanding shares of CMCT and were thinly traded. Net Asset Value, or NAV, represents the distributable amount based on a “hypothetical liquidation” assuming that on the date of determination that: (i) investments are sold at their Book Values; (ii) debts are paid and other assets are collected; and (iii) appropriate adjustments and/or allocations between equity partners are made in accordance with applicable documents, as determined in accordance with applicable accounting guidance.

Principles

As described above in “Overview of Company Operations—Competitive Advantages” in this prospectus supplement, the community qualification process is one of CIM Group’s core competencies, which demonstrates a disciplined investing program and strategic outlook on metropolitan communities. Once a community is qualified, CIM Group believes it continues to differentiate itself through the following business principles:

•                  Product Non-Specific:  CIM Group has extensive experience owning and operating a diverse range of property types, including retail, residential, office, parking, hotel, signage, and mixed-use, which gives CIM Group the ability to execute and capitalize on its strategy effectively. Successful acquisitions require selecting the right markets coupled with providing the right product. CIM Group’s experience with multiple asset types does not predispose CIM Group to select certain asset types, but instead ensures that they deliver a product mix that is consistent with the market’s requirements and needs. Additionally, there is a growing trend towards developing mixed-use real estate properties in metropolitan markets which requires a diversified platform to successfully execute.

•                  Community-Based Tenanting:  CIM Group’s strategy focuses on the entire community and the best use of assets in that community. Owning a significant number of key properties in an area better enables CIM Group to meet the needs of national retailers and office tenants and thus optimize the value of these real estate properties. CIM Group believes that its community perspective gives it a significant competitive advantage in attracting tenants to its retail, office and mixed-use properties and creating synergies between the different tenant types.

•                  Local Market Leadership with North American Footprint:  CIM Group maintains local market knowledge and relationships, along with a diversified North American presence, through its 132 Qualified Communities. Thus, CIM Group has the flexibility to deploy capital in its Qualified Communities only when the market environment meets CIM Group’s underwriting standards. CIM Group does not need to acquire assets in a given community or product type at a specific time due to its broad proprietary pipeline of communities.

•                  Deploying Capital Across the Capital Stack:  CIM Group has extensive experience structuring transactions across the capital stack including equity, preferred equity, debt and mezzanine positions, giving it the flexibility to structure transactions in efficient and creative ways.

USE OF PROCEEDS

Assuming the maximum aggregate offering of $786,401,275 is sold and is comprised (i) solely of shares of Series A Preferred Stock, we estimate that we will receive net proceeds in this offering of approximately $716,752,668 after deducting estimated offering expenses, including maximum aggregate selling commissions and dealer manager fees, payable by us of approximately $69,648,607, (ii) solely of shares of Series D Preferred Stock, we estimate that we will receive net proceeds in this offering of approximately $760,004,738 after deducting estimated offering expenses, including maximum aggregate selling commissions and dealer manager fees, payable by us of approximately $26,396,537, and (iii) of equal parts of shares of Series A Preferred Stock and Series D Preferred Stock, we estimate that we will receive net proceeds in this offering of approximately $738,378,703 after deducting estimated offering expenses, including maximum aggregate selling commissions and dealer manager fees, payable by us of approximately $48,022,572. We are not making any representations as to the actual outcome of this offering. As of the date of this prospectus supplement, we have issued no shares of Series A Preferred Stock or Series D Preferred Stock in this offering and no trailing dealer manager fee is payable or has been paid. For more information regarding the fees payable by us in this offering, see “Plan of Distribution” in this prospectus supplement.

We intend to use the net proceeds from this offering for general corporate purposes, acquisitions of shares of our Common Stock, at or below our net asset value per share of Common Stock, and preferred stock, whether through one or more tender offers, share repurchases or otherwise, and acquisitions consistent with our acquisition and asset management strategies. We have not given effect to any special sales discounts that could reduce the sales commissions or upfront dealer manager fees payable by us. See “Plan of Distribution” in this prospectus supplement for a description of the special sales discounts.

DESCRIPTION OF SECURITIES OFFERED

The section includes a description of the terms of the Series A Preferred Stock and Series D Preferred Stock. To the extent any information in this section is inconsistent with the information under “Description of Capital Stock—Preferred Stock” in the accompanying prospectus, the information in this section supersedes such information in the accompanying prospectus.

The description of the terms of the Series A Preferred Stock and Series D Preferred Stock in this section is not complete and is qualified in its entirety by reference to the provisions of the charter and bylaws of the Company and the applicable provisions of the Maryland General Corporation Law (the “MGCL”). Our charter and bylaws are incorporated by reference, as exhibits, in the registration statement of which the accompanying prospectus forms a part (see “Where You Can Find More Information” in this prospectus supplement).

General

Our charter provides that we may issue up to 900,000,000 shares of Common Stock, and up to 100,000,000 shares of preferred stock, par value $0.001 per share, of which 36,000,000 shares are classified as Series A Preferred Stock,         shares are classified as Series D Preferred Stock, and 9,000,000 shares are classified as Series L Preferred Stock. Our charter authorizes our Board of Directors, with the approval of a majority of our entire Board of Directors and without stockholder approval, to amend our charter to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that we are authorized to issue.

As of December 9, 2019, there were 14,602,149 shares of Common Stock, 4,369,318 shares of Series A Preferred Stock, 4,384,669 warrants to purchase 0.25 of a share of Common Stock (as described in “Description of Warrants—Series A Warrants” in the accompanying prospectus) (“Series A Warrants”), no shares of Series D Preferred Stock and 5,387,160 shares of Series L Preferred Stock issued and outstanding. The Common Stock was held by approximately 344 stockholders of record as of December 12, 2019. Under Maryland law, our stockholders are not generally liable for our debts or obligations solely as a result of their status as stockholders.

Series A Preferred Stock

On June 28, 2016, the articles supplementary setting forth the original rights, preferences and limitations of the Series A Preferred Stock were filed with and accepted for record by the State Department of Assessments and Taxation of Maryland, and were subsequently amended on        , 2020 (as amended, the “Series A Articles Supplementary”). The Series A Articles Supplementary are incorporated by reference, as exhibits, in the registration statement of which the accompanying prospectus forms a part.

Rank. The Series A Preferred Stock ranks, with respect to dividend rights:

•                  senior to the Series L Preferred Stock, Common Stock and any other class or series of our capital stock, the terms of which expressly provide that our Series A Preferred Stock ranks senior to such class or series as to dividend rights;

•                  on parity with the Series D Preferred Stock and each other class or series of our capital stock, including capital stock issued in the future, the terms of which expressly provide that such class or series ranks on parity with the Series A Preferred Stock as to dividend rights;

•                  junior to each class or series of our capital stock, including capital stock issued in the future, the terms of which expressly provide that such class or series ranks senior to the Series A Preferred Stock as to dividend rights; and

•                  junior to all our existing and future debt obligations.

The Series A Preferred Stock ranks, with respect to rights upon our liquidation, winding-up or dissolution:

•                  senior to the Series L Preferred Stock (except as described below), Common Stock and any other class or series of our capital stock, the terms of which expressly provide that the Series A Preferred Stock ranks senior to such class or series as to rights upon our liquidation, winding-up or dissolution;

•                  on parity with the Series D Preferred Stock and Series L Preferred Stock (to the extent of the Series L Stated Value) and with each class or series of our capital stock, including capital stock issued in the future, the terms of which expressly provide that such class or series ranks on parity with the Series A Preferred Stock as to rights upon our liquidation, winding-up or dissolution;

•                  junior to each class or series of our capital stock, including capital stock issued in the future, the terms of which expressly provide that such class or series ranks senior to the Series A Preferred Stock as to rights upon our liquidation, winding-up or dissolution; and

•                  junior to all our existing and future debt obligations.

Stated Value. Each share of Series A Preferred Stock has a Series A Stated Value of $25.00, subject to appropriate adjustment in limited circumstances described below under “—Adjustment of the Series A Stated Value in Connection with a Redemption”.

Dividends. Subject to the preferential rights of the holders of any class or series of our capital stock ranking senior to the Series A Preferred Stock, if any such class or series of stock is authorized in the future, the holders of Series A Preferred Stock are entitled to receive, if, as and when authorized by our Board of Directors and declared by us out of legally available funds, cumulative cash dividends on each share of Series A Preferred Stock at an annual rate of five and fifty one-hundredths of a percent (5.50%) of the Series A Stated Value.

The Series A Dividend accrues and is cumulative from the end of the most recent period for which the Series A Dividend has been paid, or if no Series A Dividend has been paid, from the date of issuance of a given share of Series A Preferred Stock. The Series A Dividend accrues and is paid on the basis of a 360-day year consisting of twelve 30-day months. The Series A Dividend accrues whether or not (i) we have earnings, (ii) there are funds legally available for the payment of such dividends and (iii) such dividends are authorized by our Board of Directors or declared by us. Accrued Series A Dividends do not bear interest.

Except as described in this paragraph, the Series A Dividend is payable on the 15th day of the month following the quarter for which the dividend was declared or, if such date is not a business day, on the first business day thereafter. Notwithstanding the foregoing, our Board of Directors (or an authorized officer of the Company, if one is delegated such power by the Board of Directors) may, in its discretion, elect to pay Series A Dividends more frequently than quarterly from time to time. As a result of such discretion, from and after        , 2020, until such time as our Board of Directors determines otherwise, the Series A Dividend is payable on a monthly basis on the 15th day of the month following the month in which such dividend was declared or, if such date is not a business day, on the first business day thereafter.

For the avoidance of doubt, any such change in the frequency of payments of Series A Dividends will have no effect on the amount of dividends shares of Series A Preferred Stock are entitled to receive. We expect to authorize, declare and pay the Series A Dividend on a timely basis in accordance with the foregoing provisions, unless our results of operations, our general financing conditions, general economic conditions, applicable provisions of Maryland law or other factors make it imprudent to do so. Subject to the foregoing power that may be delegated to an authorized officer of the Company, the timing and amount of the Series A Dividend will be determined by our Board of Directors, in its sole discretion, and may vary from time to time. For further information regarding the Company’s dividend policy, refer to “Description of Securities Offered—Distribution Policy and Distributions.”

Holders of our shares of Series A Preferred Stock are not entitled to any dividend in excess of full cumulative Series A Dividends on such shares. Unless full cumulative Series A Dividends for all past dividend periods have been or are contemporaneously declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment, we will not:

•                  declare and pay or declare and set apart for payment dividends and we will not declare and make any other distribution of cash or other property (other than dividends or other distributions paid in shares of stock ranking junior to the Series A Preferred Stock as to the dividend rights or rights upon our liquidation, winding-up or dissolution, and options, warrants or rights to purchase such shares), directly or indirectly, on or with respect to any shares of Common Stock, Series D Preferred Stock, Series L Preferred Stock or any other class or series of our stock ranking junior to or on parity with the Series A Preferred Stock as to dividend rights or rights upon our liquidation, winding-up or dissolution for any period; or

•                  except by conversion into or exchange for shares of stock ranking junior to the Series A Preferred Stock as to dividend rights or rights upon our liquidation, winding-up or dissolution, or options, warrants or rights to purchase such shares, redeem, purchase or otherwise acquire (other than a redemption, purchase or other acquisition of Common Stock made for purposes of an employee incentive or benefit plan) for any consideration, or pay or make available any monies for a sinking fund for the redemption of, any Common Stock, Series D Preferred Stock, Series L Preferred Stock or any class or any other class or series of our stock ranking junior to or on parity with the Series A Preferred Stock as to dividend rights or rights upon our liquidation, winding-up or dissolution.

To the extent necessary to preserve our status as a REIT, the foregoing sentence, however, will not prohibit declaring or paying or setting apart for payment any dividend or other distribution on the Common Stock or the redemption of our capital stock pursuant to the restrictions on ownership and transfer contained in our charter.

Redemption at the Option of a Holder. Beginning on the date of original issuance of any shares of Series A Preferred Stock until but excluding the fifth anniversary of the date of original issuance of such shares, the holder will have the right to require the Company to redeem such shares at a redemption price between 90% and 100% (inclusive) of the Series A Stated Value, as described below, plus any accrued but unpaid dividends.

From and after the fifth anniversary of the date of original issuance of any shares of Series A Preferred Stock, the holder of such shares will have the right to require the Company to redeem such shares at a redemption price equal to 100% of the Series A Stated Value, plus any accrued and unpaid dividends.

The Board of Directors (or an authorized officer of the Company, if one is delegated such power by the Board of Directors) may, from time to time in its discretion, increase the redemption price applicable to a redemption of Series A Preferred Stock at the option of a holder thereof to an amount between 90% and 100% (inclusive) of the Series A Stated Value. As a result of such discretion, from and after        , 2020, until such time as our Board of Directors determines otherwise, the redemption price payable in respect of Series A Preferred Stock redeemed at the option of holders thereof is a percentage of Series A Stated Value equal to:

•                  90%, for all such redemptions effective prior to the second anniversary of the date of original issuance of such shares;

•                  92%, for all such redemptions effective on or after the second anniversary, but prior to the third anniversary, of the date of original issuance of such shares;

•                  95%, for all such redemptions effective on or after the third anniversary, but prior to the fourth anniversary, of the date of original issuance of such shares;

•                  97%, for all such redemptions effective on or after the fourth anniversary, but prior to the fifth anniversary, of the date of original issuance of such shares; and

•                  100%, for all such redemptions effective on or after the fifth anniversary of the date of original issuance of such shares.

Each holder of Series A Preferred Stock may exercise such redemption right by delivering a written notice thereof to the Company and the redemption price will be paid by the Company on a date selected by the Company that is no later than 45 days after such notice is received by the Company.

If a holder of shares of Series A Preferred Stock causes the Company to redeem such shares, we will pay the redemption price in cash, or, on or after the first anniversary of the issuance of shares of Series A Preferred Stock to be redeemed, at our option and in our sole discretion, in cash or in equal value through the issuance of shares of Common Stock, based on the volume-weighted average price of our Common Stock for the 20 trading days prior to the redemption as described in the Series A Articles Supplementary.

If the Company elects to pay the redemption price in Common Stock, the Company will cause the transfer agent to, as soon as practicable, but not later than three business days after the effective date of such redemption, register the number of shares of Common Stock such holder is entitled to receive as a result of such redemption. The person or persons entitled to receive the shares of Common Stock issuable upon such redemption will be treated for all purposes as the record holder or holders of such shares of Common Stock as of the effective date of such redemption.

Our obligation to redeem any shares of our Series A Preferred Stock is limited to the extent that (i) we do not have sufficient funds available to fund any such redemption, in which case we will be required to redeem with shares of Common Stock, or (ii) we are restricted by applicable law, our charter or contractual obligations from making such redemption.

Optional Redemption Following Death of a Holder.  Beginning on the date of original issuance and ending on but not including the second anniversary of the date of original issuance of any shares of Series A Preferred Stock, we will redeem such shares held by a natural person upon his or her death at the written request of the holder’s estate at a redemption price equal to 100% of the Series A Stated Value, plus accrued and unpaid dividends thereon through and including the date fixed for such redemption; provided, however, that our obligation to redeem any of the shares of Series A Preferred Stock is limited to the extent that (i) we do not have sufficient funds available to fund any such redemption, in which case we will be required to redeem with shares of Common Stock, or (ii) we are restricted by applicable law, our charter or contractual obligations from making such redemption. Upon any such redemption request from a holder’s estate, we will pay the redemption price in cash, or, on or after the first anniversary of the issuance of shares of Series A Preferred Stock to be redeemed, at our option and sole discretion, in cash or in equal value through the issuance of shares of Common Stock, based on the volume-weighted average price of our Common Stock for the 20 trading days prior to the redemption as described in the Series A Articles Supplementary.

Optional Redemption by the Company. We will have the right to redeem any or all shares of our Series A Preferred Stock from and after the fifth anniversary of the date of original issuance of such shares. We may redeem such shares at a redemption price equal to 100% of the Series A Stated Value, plus any accrued but unpaid dividends. We will pay the redemption price, at our option and sole discretion, in cash or in equal value through the issuance of shares of Common Stock, based on the volume-weighted average price of our Common Stock for the 20 trading days prior to the redemption as described in the Series A Articles Supplementary.

If fewer than all the outstanding shares of Series A Preferred Stock are to be redeemed, the Company will select those shares to be redeemed pro rata or in such manner as the Board of Directors may determine.

We may exercise our redemption right by delivering a written notice thereof to the holders of shares of Series A Preferred Stock to be redeemed. Each such notice will state the date on which the redemption by us shall occur, which date will be no fewer than 10 nor more than 20 days following the notice date.

If full cumulative Series A Dividends on all outstanding shares of Series A Preferred Stock have not been declared and paid or declared and set apart for payment for all past dividend periods, no shares of the Series A Preferred Stock may be redeemed at the option of the Company, unless all outstanding shares of the Series A Preferred Stock are simultaneously redeemed, and, except as provided by the restrictions on ownership and transfer set forth in our charter, neither the Company nor any of its affiliates may purchase or otherwise acquire shares of Series A Preferred Stock otherwise than pursuant to a purchase or exchange offer made on the same terms to all holders of shares of Series A Preferred Stock.

Adjustment of the Series A Stated Value in Connection with a Redemption.  If certain events affecting the Common Stock, such as recapitalizations, stock dividends, stock splits, stock combinations, reclassifications, mergers or similar events, occur during the 20 trading days prior to a redemption of Series A Preferred Stock, we will adjust the Series A Stated Value so that such redemption shall entitle the holder to receive the aggregate number of shares of Common Stock or cash which, if the redemption had occurred immediately prior to such event, such holder would have owned upon such redemption and been entitled to received pursuant to the event affecting our Common Stock.

Fractional Shares. No fractional shares of Common Stock will be issued upon redemption of any shares of Series A Preferred Stock. Rather, any fractional number of shares of Common Stock to be issued upon any redemption of the Series A Preferred Stock will be rounded down to the nearest whole number of shares of Common Stock.

Liquidation Preference. Upon any voluntary or involuntary liquidation, dissolution or winding-up of the Company, before any distribution or payment shall be made to holders of Common Stock or any other class or series of capital stock ranking junior to shares of Series A Preferred Stock, the holders of shares of Series A Preferred Stock will be entitled to be paid out of our assets legally available for distribution to our stockholders, after payment or provision for our debts and other liabilities, a liquidation preference equal to the Series A Stated Value per share, plus an amount equal to any accrued and unpaid dividends (whether or not declared) to and including the date of payment.

If upon the voluntary or involuntary liquidation, dissolution or winding-up of the Company, the available assets of the Company, or proceeds thereof, distributable among the holders of the Series A Preferred Stock are insufficient to pay in full the above described liquidation preference and the liquidating payments on any shares of any class or series of stock ranking on parity to the Series A Preferred Stock with respect to liquidation, dissolution or winding-up (“Series A Parity Stock”), then such assets, or the proceeds thereof, will be distributed among the holders of the Series A Preferred Stock and any such Series A Parity Stock ratably in the same proportion as the respective amounts that would be payable on such Series A Preferred Stock and any such Series A Parity Stock if all amounts payable thereon were paid in full.

After payment of the full amount of the liquidating distributions to which they are entitled, the holders of shares of Series A Preferred Stock will have no right or claim to any of our remaining assets. Our consolidation or merger with or into any other corporation, trust or other entity, the consolidation or merger of any other corporation, trust or entity with or into us, the sale or transfer of any or all our assets or business, or a statutory share exchange will not be deemed to constitute a liquidation, dissolution or winding-up of the Company.

In determining whether a distribution (other than upon voluntary or involuntary liquidation), by dividend, redemption or other acquisition of shares of our stock or otherwise, is permitted under the MGCL, amounts that would be needed, if we were to be dissolved at the time of distribution, to satisfy the preferential rights upon dissolution of holders of the Series A Preferred Stock will not be added to our total liabilities.

The consolidation, merger or conversion of the Company with or into any other corporation, trust or entity or of any other corporation, trust or entity with or into the Company, or the sale or transfer of all or substantially all of the assets or business of the Company or a statutory share exchange, shall not be deemed to constitute a voluntary or involuntary liquidation, dissolution or winding-up of the Company.

Voting Rights. The Series A Preferred Stock has no voting rights, and thus has no rights to vote on any dissolution, charter amendment, merger, sale of all or substantially all of our assets, share exchange or conversion. See “Certain Provisions of the Maryland General Corporation Law and Our Charter and Bylaws—Dissolution, Amendment to the Charter and Other Extraordinary Actions” in the accompanying prospectus.

Exchange Listing. We have not made, and do not plan on making, an application to list shares of Series A Preferred Stock on Nasdaq, any other national securities exchange or nationally recognized trading system or the TASE.

Series D Preferred Stock

On        , 2020, the articles supplementary setting forth the rights, preferences and limitations of the Series D Preferred Stock were filed with and accepted for record by the State Department of Assessments and Taxation of Maryland (the “Series D Articles Supplementary”). The Series D Articles Supplementary are incorporated by reference, as an exhibit, in the registration statement of which the accompanying prospectus forms a part.

Rank. The Series D Preferred Stock ranks, with respect to dividend rights:

•                  senior to the Series L Preferred Stock, Common Stock and any other class or series of our capital stock, the terms of which expressly provide that our Series D Preferred Stock ranks senior to such class or series as to dividend rights;

•                  on parity with the Series A Preferred Stock and each other class or series of our capital stock, including capital stock issued in the future, the terms of which expressly provide that such class or series ranks on parity with the Series D Preferred Stock as to dividend rights;

•                  junior to each class or series of our capital stock, including capital stock issued in the future, the terms of which expressly provide that such class or series ranks senior to the Series D Preferred Stock as to dividend rights; and

•                  junior to all our existing and future debt obligations.

The Series D Preferred Stock ranks, with respect to rights upon our liquidation, winding-up or dissolution:

•                  senior to the Series L Preferred Stock (except as described below), Common Stock and any other class or series of our capital stock, the terms of which expressly provide that the Series D Preferred Stock ranks senior to such class or series as to rights upon our liquidation, winding-up or dissolution;

•                  on parity with the Series A Preferred Stock and Series L Preferred Stock (to the extent of the Series L Stated Value) and with each class or series of our capital stock, including capital stock issued in the future, the terms of which expressly provide that such class or series ranks on parity with the Series D Preferred Stock as to rights upon our liquidation, winding-up or dissolution;

•                  junior to each class or series of our capital stock, including capital stock issued in the future, the terms of which expressly provide that such class or series ranks senior to the Series D Preferred Stock as to rights upon our liquidation, winding-up or dissolution; and

•                  junior to all our existing and future debt obligations.

Stated Value. Each share of Series D Preferred Stock has a Series D Stated Value of $25.00, subject to appropriate adjustment in limited circumstances described below under “—Adjustment of the Series D Stated Value in Connection with a Redemption”.

Dividends. Subject to the preferential rights of the holders of any class or series of our capital stock ranking senior to the Series D Preferred Stock, if any such class or series of stock is authorized in the future, the holders of Series D Preferred Stock are entitled to receive, if, as and when authorized by our Board of Directors and declared by us out of legally available funds, cumulative cash dividends on each share of Series D Preferred Stock at an annual rate of five and sixty-five one-hundredths of a percent (5.65%) of the Series D Stated Value.

The Series D Dividend accrues and is cumulative from the end of the most recent period for which the Series D Dividend has been paid, or if no Series D Dividend has been paid, from the date of issuance of a given share of Series D Preferred Stock. The Series D Dividend accrues and is paid on the basis of a 360-day year consisting of twelve 30-day months. The Series D Dividend accrues whether or not (i) we have earnings, (ii) there are funds legally available for the payment of such dividends and (iii) such dividends are authorized by our Board of Directors or declared by us. Accrued Series D Dividends do not bear interest.

Except as described in this paragraph, the Series D Dividend is payable on the 15th day of the month following the quarter for which the dividend was declared or, if such date is not a business day, on the first business day thereafter. Notwithstanding the foregoing, our Board of Directors (or an authorized officer of the Company, if one is delegated such power by the Board of Directors) may, in its discretion, elect to pay Series D Dividends more frequently than quarterly from time to time. As a result of such discretion, from and after        , 2020, until such time as our Board of Directors determines otherwise, the Series D Dividend is payable on a monthly basis on the 15th day of the month following the month in which such dividend was declared or, if such date is not a business day, on the first business day thereafter.

For the avoidance of doubt, any such change in the frequency of payments of Series D Dividends will have no effect on the amount of dividends shares of Series D Preferred Stock are entitled to receive. We expect to authorize, declare and pay the Series D Dividend on a timely basis in accordance with the foregoing provisions, unless our results of operations, our general financing conditions, general economic conditions, applicable provisions of Maryland law or other factors make it imprudent to do so. Subject to the foregoing power that may be delegated to an authorized officer of the Company, the timing and amount of the Series D Dividend will be determined by our Board of Directors, in its sole discretion, and may vary from time to time. For further information regarding the Company’s dividend policy, refer to “Description of Securities Offered—Distribution Policy and Distributions.”

Holders of our shares of Series D Preferred Stock are not entitled to any dividend in excess of full cumulative Series D Dividends on such shares. Unless full cumulative Series D Dividends for all past dividend periods have been or are contemporaneously declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment, we will not:

•                  declare and pay or declare and set apart for payment dividends and we will not declare and make any other distribution of cash or other property (other than dividends or other distributions paid in shares of stock ranking junior to the Series D Preferred Stock as to the dividend rights or rights upon our liquidation, winding-up or dissolution, and options, warrants or rights to purchase such shares), directly or indirectly, on or with respect to any shares of Common Stock, Series A Preferred Stock, Series L Preferred Stock or any other class or series of our stock ranking junior to or on parity with the Series D Preferred Stock as to dividend rights or rights upon our liquidation, winding-up or dissolution for any period; or

•                  except by conversion into or exchange for shares of stock ranking junior to the Series D Preferred Stock as to dividend rights or rights upon our liquidation, winding-up or dissolution, or options, warrants or rights to purchase such shares, redeem, purchase or otherwise acquire (other than a redemption, purchase or other acquisition of Common Stock made for purposes of an employee incentive or benefit plan) for any consideration, or pay or make available any monies for a sinking fund for the redemption of, any Common Stock, Series A Preferred Stock, Series L Preferred Stock or any class or any other class or series of our stock ranking junior to or on parity with the Series D Preferred Stock as to dividend rights or rights upon our liquidation, winding-up or dissolution.

To the extent necessary to preserve our status as a REIT, the foregoing sentence, however, will not prohibit declaring or paying or setting apart for payment any dividend or other distribution on the Common Stock or the redemption of our capital stock pursuant to the restrictions on ownership and transfer contained in our charter.

Redemption at the Option of a Holder. Beginning on the date of original issuance of any shares of Series D Preferred Stock until but excluding the fifth anniversary of the date of original issuance of such shares, the holder will have the right to require the Company to redeem such shares at a redemption price between 90% and 100% (inclusive) of the Series D Stated Value, as described below, plus any accrued but unpaid dividends.

From and after the fifth anniversary of the date of original issuance of any shares of Series D Preferred Stock, the holder of such shares will have the right to require the Company to redeem such shares at a redemption price equal to 100% of the Series D Stated Value, plus any accrued and unpaid dividends.

The Board of Directors (or an authorized officer of the Company, if one is delegated such power by the Board of Directors) may, from time to time in its discretion, increase the redemption price applicable to a redemption of Series D Preferred Stock at the option of a holder thereof to an amount between 90% and 100% (inclusive) of the Series D Stated Value. As a result of such discretion, from and after        , 2020, until such time as our Board of Directors determines otherwise, the redemption price payable in respect of Series D Preferred Stock redeemed at the option of holders thereof is a percentage of Series D Stated Value equal to:

•                  90%, for all such redemptions effective prior to the second anniversary of the date of original issuance of such shares;

•                  92%, for all such redemptions effective on or after the second anniversary, but prior to the third anniversary, of the date of original issuance of such shares;

•                  95%, for all such redemptions effective on or after the third anniversary, but prior to the fourth anniversary, of the date of original issuance of such shares;

•                  97%, for all such redemptions effective on or after the fourth anniversary, but prior to the fifth anniversary, of the date of original issuance of such shares; and

•                  100%, for all such redemptions effective on or after the fifth anniversary of the date of original issuance of such shares.

Each holder of Series D Preferred Stock may exercise such redemption right by delivering a written notice thereof to the Company and the redemption price will be paid by the Company on a date selected by the Company that is no later than 45 days after such notice is received by the Company.

If a holder of shares of Series D Preferred Stock causes the Company to redeem such shares, we will pay the redemption price, at our option and in our sole discretion, in cash or in equal value through the issuance of shares of Common Stock, based on the volume-weighted average price of our Common Stock for the 20 trading days prior to the redemption as described in the Series D Articles Supplementary.

If the Company elects to pay the redemption price in Common Stock, the Company will cause the transfer agent to, as soon as practicable, but not later than three business days after the effective date of such redemption, register the number of shares of Common Stock such holder is entitled to receive as a result of such redemption.  The person or persons entitled to receive the shares of Common Stock issuable upon such redemption will be treated for all purposes as the record holder or holders of such shares of Common Stock as of the effective date of such redemption.

Our obligation to redeem any shares of our Series D Preferred Stock is limited to the extent that (i) we do not have sufficient funds available to fund any such redemption, in which case we will be required to redeem with shares of Common Stock, or (ii) we are restricted by applicable law, our charter or contractual obligations from making such redemption.

Optional Redemption Following Death of a Holder.  Beginning on the date of original issuance and ending on but not including the fifth anniversary of the date of original issuance of any shares of Series D Preferred Stock, we will redeem such shares held by a natural person upon his or her death at the written request of the holder’s estate at a redemption price equal to 100% of the Series D Stated Value, plus accrued and unpaid dividends thereon through and including the date fixed for such redemption; provided, however, that our obligation to redeem any of the shares of Series D Preferred Stock is limited to the extent that (i) we do not have sufficient funds available to fund any such redemption, in which case we will be required to redeem with shares of Common Stock, or (ii) we are restricted by applicable law, our charter or contractual obligations from making such redemption. Upon any such redemption request from a holder’s estate, we will pay the redemption price, at our option and sole discretion, in cash or in equal value through the issuance of shares of Common Stock, based on the volume-weighted average price of our Common Stock for the 20 trading days prior to the redemption as described in the Series D Articles Supplementary.

Optional Redemption by the Company. We will have the right to redeem any or all shares of our Series D Preferred Stock from and after the fifth anniversary of the date of original issuance of such shares. We may redeem such shares at a redemption price equal to 100% of the Series D Stated Value, plus any accrued but unpaid dividends. We will pay the redemption price, at our option and sole discretion, in cash or in equal value through the issuance of shares of Common Stock, based on the volume-weighted average price of our Common Stock for the 20 trading days prior to the redemption as described in the Series D Articles Supplementary.

If fewer than all the outstanding shares of Series D Preferred Stock are to be redeemed, the Company will select those shares to be redeemed pro rata or in such manner as the Board of Directors may determine.

We may exercise our redemption right by delivering a written notice thereof to the holders of shares of Series D Preferred Stock to be redeemed. Each such notice will state the date on which the redemption by us shall occur, which date will be no fewer than 10 nor more than 20 days following the notice date.

If full cumulative Series D Dividends on all outstanding shares of Series D Preferred Stock have not been declared and paid or declared and set apart for payment for all past dividend periods, no shares of the Series D Preferred Stock may be redeemed at the option of the Company, unless all outstanding shares of the Series D Preferred Stock are simultaneously redeemed, and, except as provided by the restrictions on ownership and transfer set forth in our charter, neither the Company nor any of its affiliates may purchase or otherwise acquire shares of Series D Preferred Stock otherwise than pursuant to a purchase or exchange offer made on the same terms to all holders of shares of Series D Preferred Stock.

Adjustment of the Series D Stated Value in Connection with a Redemption.  If certain events affecting the Common Stock, such as recapitalizations, stock dividends, stock splits, stock combinations, reclassifications, mergers or similar events, occur during the 20 trading days prior to a redemption of Series D Preferred Stock, we will adjust the Series D Stated Value so that such redemption shall entitle the holder to receive the aggregate number of shares of Common Stock or cash which, if the redemption had occurred immediately prior to such event, such holder would have owned upon such redemption and been entitled to received pursuant to the event affecting our Common Stock.

Fractional Shares. No fractional shares of Common Stock will be issued upon redemption of any shares of Series D Preferred Stock. Rather, any fractional number of shares of Common Stock to be issued upon any redemption of the Series D Preferred Stock will be rounded down to the nearest whole number of shares of Common Stock.

Liquidation Preference. Upon any voluntary or involuntary liquidation, dissolution or winding-up of the Company, before any distribution or payment shall be made to holders of Common Stock or any other class or series of capital stock ranking junior to shares of Series D Preferred Stock, the holders of shares of Series D Preferred Stock will be entitled to be paid out of our assets legally available for distribution to our stockholders, after payment or provision for our debts and other liabilities, a liquidation preference equal to the Series D Stated Value per share, plus an amount equal to any accrued and unpaid dividends (whether or not declared) to and including the date of payment.

If upon the voluntary or involuntary liquidation, dissolution or winding-up of the Company, the available assets of the Company, or proceeds thereof, distributable among the holders of the Series D Preferred Stock are insufficient to pay in full the above described liquidation preference and the liquidating payments on any shares of any class or series of stock ranking on parity to the Series D Preferred Stock with respect to liquidation, dissolution or winding-up (“Series D Parity Stock”), then such assets, or the proceeds thereof, will be distributed among the holders of the Series D Preferred Stock and any such Series D Parity Stock ratably in the same proportion as the respective amounts that would be payable on such Series D Preferred Stock and any such Series D Parity Stock if all amounts payable thereon were paid in full.

After payment of the full amount of the liquidating distributions to which they are entitled, the holders of shares of Series D Preferred Stock will have no right or claim to any of our remaining assets. Our consolidation or merger with or into any other corporation, trust or other entity, the consolidation or merger of any other corporation, trust or entity with or into us, the sale or transfer of any or all our assets or business, or a statutory share exchange will not be deemed to constitute a liquidation, dissolution or winding-up of the Company.

In determining whether a distribution (other than upon voluntary or involuntary liquidation), by dividend, redemption or other acquisition of shares of our stock or otherwise, is permitted under the MGCL, amounts that would be needed, if we were to be dissolved at the time of distribution, to satisfy the preferential rights upon dissolution of holders of the Series D Preferred Stock will not be added to our total liabilities.

The consolidation, merger or conversion of the Company with or into any other corporation, trust or entity or of any other corporation, trust or entity with or into the Company, or the sale or transfer of all or substantially all of the assets or business of the Company or a statutory share exchange, shall not be deemed to constitute a voluntary or involuntary liquidation, dissolution or winding-up of the Company.

Voting Rights. The Series D Preferred Stock has no voting rights, and thus has no rights to vote on any dissolution, charter amendment, merger, sale of all or substantially all of our assets, share exchange or conversion. See “Certain Provisions of the Maryland General Corporation Law and Our Charter and Bylaws—Dissolution, Amendment to the Charter and Other Extraordinary Actions” in the accompanying prospectus.

Exchange Listing. We have not made, and do not plan on making, an application to list shares of Series D Preferred Stock on Nasdaq, any other national securities exchange or nationally recognized trading system or the TASE.

Transfer Agent and Registrar

The transfer agent and registrar for the Series A Preferred Stock and Series D Preferred Stock is American Stock Transfer and Trust Company. American Stock Transfer and Trust Company also currently acts as the transfer agent and registrar for the Common Stock.

Distribution Policy and Distributions

Holders of our Series A Preferred Stock and Series D Preferred Stock are entitled to receive, if, as and when authorized by our Board of Directors and declared by us out of legally available funds, the Series A Dividend and Series D Dividend, respectively.

Distributions will be paid to our stockholders, including holders of Series A Preferred Stock and Series D Preferred Stock, if, as and when authorized by our Board of Directors and declared by us out of legally available funds as of the record dates selected by our Board of Directors. We expect to continue to declare and pay distributions to holders of our Common Stock quarterly unless our results of operations, our general financial condition, general economic conditions or other factors make it imprudent to do so. Distributions will be authorized at the discretion of our Board of Directors, which will be influenced in part by its intention to comply with the REIT requirements of the Code. We intend to make distributions sufficient to meet the annual distribution requirement and to avoid U.S. federal income and excise taxes on our earnings; however, it may not always be possible to do so. Our ability to maintain payment of dividends to our stockholders may be impacted by various factors, including the following:

•                  we may not have enough capital resources to pay such dividends due to changes in our cash requirements, capital spending plans, cash flow or financial position;

•                  decisions on whether, when and in which amounts to make any future dividends will remain at all times entirely at the discretion of the Board of Directors, which reserves the right to change our dividend practices at any time and for any reason; and

•                  we may desire to retain cash to maintain or improve any credit ratings we have or may obtain in the future.

We must distribute to our stockholders at least 90% of our REIT taxable income each year in order to meet the requirements for being treated as a REIT under the Code. This requirement is described in greater detail in the section entitled “Material U.S. Federal Income Tax Consequences—Annual Distribution Requirements” of this prospectus supplement. Our directors may authorize distributions in excess of this percentage as they deem appropriate. Because we may receive income from interest or rents at various times during our fiscal year, distributions may not reflect our income earned in that particular distribution period, but may be made in anticipation of cash flow that we expect to receive during a later period and may be made in advance of actual receipt of funds in an attempt to make distributions relatively uniform. To allow for such differences in timing between the receipt of income and the payment of distributions, and the effect of required debt payments, among other things, could require us to borrow funds from third parties on a short-term basis, issue new securities, or sell assets to meet the distribution requirements that are necessary to achieve the tax benefits associated with qualifying as a REIT. These methods of obtaining funding could affect future distributions by increasing operating costs and decreasing available cash. In addition, such distributions may constitute a return of capital. See the section entitled “Material U.S. Federal Income Tax Consequences—Requirements for Qualification—General” in this prospectus supplement.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion summarizes the taxation of CIM Commercial Trust Corporation (“CIM Commercial”), and the material U.S. federal income tax consequences to holders of the Series A Preferred Stock and Series D Preferred Stock and Common Stock that may be received upon redemption of the Series A Preferred Stock or Series D Preferred Stock. This discussion is for your general information only. For purposes of this section under the heading “Material U.S. Federal Income Tax Consequences,” references to “CIM Commercial” mean only CIM Commercial Trust Corporation and not its subsidiaries or other lower-tier entities, except as otherwise indicated. This summary is not tax advice. The tax treatment of a holder will vary depending upon the holder’s particular situation, and this summary addresses only holders that hold these securities as capital assets and does not deal with all aspects of taxation that may be relevant to particular holders in light of their personal investment or tax circumstances. This summary also does not deal with all aspects of taxation that may be relevant to certain types of holders to which special provisions of the U.S. federal income tax laws apply, including:

•                  dealers in securities or currencies;

•                  traders in securities that elect to use a mark-to-market method of accounting for such traders’ securities holdings;

•                  banks;

•                  insurance companies;

•                  tax-exempt organizations;

•                  persons liable for the alternative minimum tax;

•                  persons that hold securities that are a hedge, that are hedged against interest rate or currency risks or that are part of a straddle or conversion transaction;

•                  persons that purchase or sell shares or warrants as part of a wash sale for tax purposes; and

•                  a U.S. stockholder (as defined below) whose functional currency is not the U.S. dollar.

This summary is based on the Code, its legislative history, existing and proposed regulations under the Code, published rulings and court decisions. This summary describes the provisions of these sources of law only as they are currently in effect. All of these sources of law may change at any time, and any change in the law may apply retroactively. Changes in U.S. federal, state and local tax laws or regulations, with or without retroactive application, could have a negative effect on us. New legislation, U.S. Treasury regulations, administrative interpretations or court decisions could significantly and negatively affect our ability to qualify to be taxed as a REIT and or the U.S. federal income tax consequences to holders of our securities and to us of such qualification. In addition, recent events and the shortfall in tax revenues for states and municipalities in recent years may lead to an increase in the frequency and size of such tax law changes. The federal tax legislation enacted in December 2017, commonly known as the Tax Cuts and Jobs Act, includes numerous significant tax law changes. Even changes that do not impose greater taxes on CIM Commercial could potentially result in adverse consequences to holders of our securities. For example, the Tax Cuts and Jobs Act includes a decrease in corporate tax rates, which could decrease the attractiveness of REITs relative to corporations that are not qualified as REITs. The Tax Cuts and Jobs Act does, however, permit noncorporate holders of CIM Commercial stock to deduct an amount equal to 20 percent of certain REIT dividends (see below under “—Taxation of Holders of Common Stock, Series A Preferred Stock and Series D Preferred Stock—U.S. Stockholders—Dividends”).

If a partnership holds shares of Series A Preferred Stock or Series D Preferred Stock, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding shares of Series A Preferred Stock or Series D Preferred Stock should consult such partner’s tax advisor with regard to the U.S. federal income tax treatment of an investment in the Series A Preferred Stock or Series D Preferred Stock.

We urge you to consult with your own tax advisors regarding the tax consequences to you of acquiring, owning and selling Series A Preferred Stock, Series D Preferred Stock and Common Stock, including the federal, state, local and non-U.S. tax consequences of acquiring, owning and selling these securities in your particular circumstances and potential changes in applicable laws.

As used in this section, the term “U.S. stockholder” means a holder of shares of Series A Preferred Stock, Series D Preferred Stock or Common Stock that, for U.S. federal income tax purposes, is:

•                  a citizen or resident of the United States;

•                  a domestic corporation;

•                  an estate whose income is subject to U.S. federal income taxation regardless of the income’s source; or

•                  a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons have authority to control all substantial decisions of the trust.

In this section, references to “CIM Commercial stock” include Series A Preferred Stock, Series D Preferred Stock and Common Stock, unless otherwise specified.

Owners of CIM Commercial stock that are nonresident alien individuals, non-U.S. corporations, non-U.S. partnerships and estates or trusts that in either case are not subject to U.S. federal income tax on a net income basis are referred to in this section as non-U.S. stockholders.

Taxation of CIM Commercial as a REIT

In the opinion of Sullivan & Cromwell LLP, commencing with CIM Commercial’s taxable year ended December 31, 2014, CIM Commercial has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code for taxable years ending prior to the date hereof, and CIM Commercial’s proposed method of operation will enable CIM Commercial to continue to meet the requirements for qualification and taxation as a REIT under the Code for subsequent taxable years. Please be aware, however, that opinions of counsel are not binding upon the IRS or any court.

In providing this opinion, Sullivan & Cromwell LLP is relying, without independent investigation, as to certain factual matters upon the statements and representations contained in certificates provided to Sullivan & Cromwell LLP with respect to CIM Commercial and its subsidiary that is also a REIT (the “REIT Subsidiary”).

CIM Commercial’s qualification as a REIT under the Code will depend upon the continuing satisfaction by CIM Commercial and, given CIM Commercial’s current ownership interests in the REIT Subsidiary, by the REIT Subsidiary, of requirements of the Code relating to qualification for REIT status. Some of these requirements depend upon actual operating results, distribution levels, diversity of stock ownership, asset composition, source of income and record keeping. Accordingly, while CIM Commercial intends to qualify to be taxed as a REIT for U.S. federal income tax purposes, the actual results of CIM Commercial or the REIT Subsidiary for any particular year might not satisfy these requirements. Neither Sullivan & Cromwell LLP nor any other law firm will monitor the compliance of CIM Commercial or the REIT Subsidiary with the requirements for REIT qualification on an ongoing basis.

The sections of the Code applicable to REITs are highly technical and complex. The following discussion summarizes material aspects of these sections of the Code.

As a REIT, CIM Commercial generally will not have to pay U.S. federal corporate income taxes on CIM Commercial’s net income that CIM Commercial currently distributes to its stockholders. This treatment substantially eliminates the “double taxation” at the corporate and stockholder levels that generally results from investment in a regular corporation. CIM Commercial’s dividends, however, generally will not be eligible for (i) the corporate dividends received deduction and (ii) the reduced rates of tax applicable to qualified dividends received by noncorporate holders, although, as described below under “Taxation of Holders of Common Stock, Series A Preferred Stock and Series D Preferred Stock—U.S. Stockholders—Dividends,” noncorporate U.S. stockholders of CIM Commercial stock will generally be entitled to a deduction equal to 20 percent of certain dividends paid by CIM Commercial.

Notwithstanding the above, CIM Commercial may have to pay U.S. federal income tax as follows:

•                  First, if CIM Commercial has any undistributed REIT taxable income, including undistributed net capital gains, CIM Commercial would have to pay tax at the regular corporate rate on such income and gains.

•                  Second, if CIM Commercial has (i) net income from the sale or other disposition of “foreclosure property,” as defined in the Code, which is held primarily for sale to customers in the ordinary course of business or (ii) other non-qualifying income from foreclosure property, CIM Commercial would have to pay tax at the corporate rate on that income.

•                  Third, if CIM Commercial has net income from “prohibited transactions,” as defined in the Code, CIM Commercial would have to pay a 100% tax on that income. Prohibited transactions are, in general, certain sales or other dispositions of property, other than foreclosure property, held primarily for sale to customers in the ordinary course of business.

•                  Fourth, if CIM Commercial should fail to satisfy the 75% gross income test or the 95% gross income test, as discussed below under “Requirements for Qualification—Income Tests,” but has nonetheless maintained CIM Commercial’s qualification as a REIT because CIM Commercial has satisfied certain other requirements, CIM Commercial would have to pay a 100% tax on an amount equal to (i) the gross income attributable to the greater of (A) 75% of CIM Commercial’s gross income over the amount of gross income that is qualifying income for purposes of the 75% test, and (B) 95% of CIM Commercial’s gross income over the amount of gross income that is qualifying income for purposes of the 95% test, multiplied by (ii) a fraction intended to reflect CIM Commercial’s profitability.

•                  Fifth, if CIM Commercial should fail to distribute during each calendar year at least the sum of (i) 85% of CIM Commercial’s REIT ordinary income for that year, (ii) 95% of CIM Commercial’s REIT capital gain net income for that year and (iii) any undistributed taxable income from prior periods, CIM Commercial would have to pay a 4% excise tax on the excess of that required distribution over the sum of the amounts actually distributed and retained amounts on which income tax is paid at the corporate level.

•                  Sixth, if CIM Commercial acquires any asset from a C corporation in a carryover basis transaction and recognizes gain on the disposition of that asset within five years of acquiring that asset, then CIM Commercial would have to pay tax on the built-in gain at the regular corporate rate.

•                  Seventh, if CIM Commercial derives “excess inclusion income” from a residual interest in a real estate mortgage investment conduit, or REMIC, or certain interests in a taxable mortgage pool, or TMP, CIM Commercial could be subject to corporate-level U.S. federal income tax at the corporate rate to the extent that such income is allocable to certain types of tax-exempt stockholders that are not subject to unrelated business income tax, such as government entities.

•                  Eighth, if CIM Commercial receives non-arm’s-length income from a TRS (as defined under “Requirements for Qualification—Asset Tests”), or as a result of services provided by a TRS to tenants of CIM Commercial, CIM Commercial would be subject to a 100% tax on the amount of CIM Commercial’s non-arm’s-length income.

•                  Ninth, if CIM Commercial fails to satisfy a REIT asset test, as described below, due to reasonable cause and CIM Commercial nonetheless maintains its REIT qualification because of specified cure provisions, CIM Commercial would generally be required to pay a tax equal to the greater of $50,000 or the corporate tax rate multiplied by the net income generated by the nonqualifying assets that caused CIM Commercial to fail such test.

•                  Tenth, if CIM Commercial fails to satisfy any provision of the Code that would result in CIM Commercial’s failure to qualify as a REIT (other than a violation of the REIT gross income tests or asset tests described below) and the violation is due to reasonable cause, CIM Commercial could retain its REIT qualification but would be required to pay a penalty of $50,000 for each such failure.

Requirements for Qualification

The Code defines a REIT as a corporation, trust or association:

•                  that is managed by one or more trustees or directors;

•                  the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;

•                  that would otherwise be taxable as a domestic corporation, but for the sections of the Code defining and providing special rules for REITs;

•                  that is neither a financial institution nor an insurance company to which certain provisions of the Code apply;

•                  the beneficial ownership of which is held by 100 or more persons;

•                  during the last half of each taxable year, not more than 50% in value of the outstanding stock of which is owned, directly or constructively, by five or fewer individuals, as defined in the Code to include certain entities (the “not closely held requirement”) and

•                  that meets certain other tests, including tests described below regarding the nature of its income and assets.

The Code provides that the conditions described in the first through fourth bullet points above must be met during the entire taxable year and that the condition described in the fifth bullet point above must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months.

CIM Commercial has satisfied the conditions described in the first through fifth bullet points of the second preceding paragraph and believes that CIM Commercial has also satisfied the condition described in the sixth bullet point of the second preceding paragraph. In addition, CIM Commercial’s charter provides for restrictions regarding the ownership and transfer of CIM Commercial stock. These restrictions are intended to, among other things, assist CIM Commercial in continuing to satisfy the share ownership requirements described in the fifth and sixth bullet points of the preceding paragraph. The ownership and transfer restrictions pertaining to CIM Commercial stock are described in the section entitled “Description of Capital Stock—Select Charter Provisions Related to Our Capital Stock—Restrictions on Ownership and Transfer” in the accompanying prospectus.

Disregarded Entity Subsidiaries. A corporation that is a qualified REIT subsidiary, or QRS, as defined in the Code, will not be treated as a separate corporation, and all assets, liabilities and items of income, deduction and credit of a QRS of CIM Commercial will be treated as assets, liabilities and items of these kinds of CIM Commercial, unless CIM Commercial makes an election to treat such corporation as a TRS. Thus, in applying the requirements described in this section, CIM Commercial’s QRSs (if any) will be ignored, and all assets, liabilities and items of income, deduction and credit of these subsidiaries will be treated as assets, liabilities and items of these kinds of CIM Commercial. References to “disregarded entity subsidiaries” in this section include QRSs.

Investments in Partnerships. If a REIT is a partner in a partnership, Treasury regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership and will be deemed to be entitled to the income of the partnership attributable to that proportionate share. In addition, the character of the assets and gross income of the partnership will retain the same character in the hands of the REIT for purposes of the rules of the Code defining REITs, including satisfying the gross income tests and the asset tests. Thus, CIM Commercial’s proportionate share of the assets, liabilities and items of income of any partnership in which CIM Commercial is a partner will be treated as assets, liabilities and items of income of CIM Commercial for purposes of applying the requirements described in this section, and actions taken by partnerships in which CIM Commercial owns an interest, either directly or through one or more tiers of partnerships or disregarded entity subsidiaries, can affect CIM Commercial’s ability to satisfy the REIT income and asset tests and the determination of whether CIM Commercial has net income from prohibited transactions. See the third bullet point under the heading “Taxation of CIM Commercial as a REIT” above for a brief description of prohibited transactions.

Taxable REIT Subsidiaries. A TRS is any corporation in which a REIT directly or indirectly owns stock, provided that the REIT and that corporation make a joint election to treat that corporation as a TRS. The election can be revoked at any time as long as the REIT and the TRS revoke such election jointly. In addition, if a TRS holds, directly or indirectly, more than 35% of the securities of any other corporation other than a REIT or a QRS (by vote or by value), then that other corporation is also treated as a TRS. A corporation can be a TRS with respect to more than one REIT.

A TRS is subject to U.S. federal income tax at the regular corporate rate (currently 21%), and may also be subject to state and local taxation. Any dividends paid or deemed paid by any one of CIM Commercial’s TRSs will also be taxable, either (1) to CIM Commercial to the extent the dividend is retained by CIM Commercial or (2) to CIM Commercial’s stockholders to the extent the dividends received from the TRS are paid to CIM Commercial’s stockholders. CIM Commercial may hold more than 10% of the stock of a TRS without jeopardizing CIM Commercial’s qualification as a REIT under the Code notwithstanding the rule described below under “Asset Tests” that generally precludes ownership of more than 10% of any issuer’s securities. However, as noted below, in order for CIM Commercial to qualify as a REIT under the Code, the securities of all of the TRSs in which CIM Commercial holds either directly or indirectly may not represent more than 20% of the total value of CIM Commercial’s assets (25% with respect to CIM Commercial’s taxable years ending after December 31, 2009 and on or before December 31, 2017). CIM Commercial believes that the aggregate value of all of CIM Commercial’s interests in TRSs has represented and will continue to represent less than 20% (and for taxable years ending after December 31, 2009 and on or before December 31, 2017, represented less than 25%) of the total value of CIM Commercial’s assets; however, CIM Commercial cannot assure that this will always be true. Other than certain activities related to operating or managing a lodging or health care facility, a TRS may generally engage in any business including the provision of customary or non-customary services to tenants of the parent REIT.

Income Tests. In order to maintain CIM Commercial’s qualification as a REIT, CIM Commercial annually must satisfy two gross income requirements.

•                  First, CIM Commercial must derive at least 75% of its gross income, excluding gross income from prohibited transactions, for each taxable year directly or indirectly from investments relating to real property, mortgages on real property or investments in REIT equity securities, including “rents from real property,” as defined in the Code, or from certain types of temporary investments. Rents from real property generally include expenses of CIM Commercial that are paid or reimbursed by tenants.

•                  Second, at least 95% of CIM Commercial’s gross income, excluding gross income from prohibited transactions, for each taxable year must be derived from real property investments as described in the preceding bullet point, dividends, interest and gain from the sale or disposition of stock or securities, or from any combination of these types of sources.

Rents that CIM Commercial receives will qualify as rents from real property in satisfying the gross income requirements for a REIT described above only if the rents satisfy several conditions.

•                  First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from rents from real property solely because the rent is based on a fixed percentage or percentages of receipts or sales.

•                  Second, the Code provides that rents received from a tenant will not qualify as rents from real property in satisfying the gross income tests if CIM Commercial, directly or under the applicable attribution rules, owns a 10% or greater interest in that tenant; except that rents received from a TRS under certain circumstances qualify as rents from real property even if CIM Commercial owns more than a 10% interest in the subsidiary. We refer to a tenant in which CIM Commercial owns a 10% or greater interest as a “related party tenant.”

•                  Third, if rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to the personal property will not qualify as rents from real property.

•                  Finally, for rents received to qualify as rents from real property, except as described below, CIM Commercial generally must not operate or manage the property or furnish or render services to the tenants of the property, other than through an independent contractor from whom CIM Commercial derives no revenue or through a TRS. However, CIM Commercial may directly perform certain services that landlords usually or customarily render when renting space for occupancy only or that are not considered rendered to the occupant of the property.

CIM Commercial does not and will not derive rental income attributable to personal property, other than personal property leased in connection with the lease of real property, the amount of which is less than 15% of the total rent received under the lease.

CIM Commercial directly performs services for some of CIM Commercial’s tenants. CIM Commercial does not believe that the provision of these services will cause CIM Commercial’s gross income attributable to these tenants to fail to be treated as rents from real property. If CIM Commercial were to provide services to a tenant of a property of CIM Commercial other than those services landlords usually or customarily provide to tenants of properties of a similar class in the same geographic market when renting space for occupancy only, amounts received or accrued by CIM Commercial for any of these services will not be treated as rents from real property for purposes of the REIT gross income tests. However, the amounts received or accrued for these services will not cause other amounts received with respect to the property to fail to be treated as rents from real property unless the amounts treated as received in respect of the service, together with amounts received for certain management services, exceed 1% of all amounts received or accrued by CIM Commercial during the taxable year with respect to the property. If the sum of the amounts received in respect of the services to tenants and management services described in the preceding sentence exceeds the 1% threshold, then all amounts received or accrued by CIM Commercial with respect to the property will not qualify as rents from real property, even if CIM Commercial provides the impermissible service to some, but not all, of the tenants of the property.

The term “interest” generally does not include any amount received or accrued, directly or indirectly, if the determination of that amount depends in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term interest solely because the amount of the interest is based on a fixed percentage or percentages of receipts or sales.

From time to time, CIM Commercial may enter into hedging transactions with respect to one or more of CIM Commercial’s assets or liabilities. CIM Commercial’s hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase these items, and futures and forward contracts. Except to the extent provided by Treasury regulations, any income CIM Commercial derives from a hedging transaction that is clearly identified as such as specified in the Code, including gain from the sale or disposition of such a hedging transaction, will not constitute gross income for purposes of the 75% or 95% gross income tests, and therefore will be excluded for purposes of these tests, but only to the extent that the transaction hedges indebtedness incurred or to be incurred by us to acquire or carry real estate. Income from any hedging transaction is however, nonqualifying for purposes of the 75% gross income test with respect to transactions entered into on or prior to July 30, 2008. The term “hedging transaction,” as used above, generally means any transaction CIM Commercial enters into in the normal course of its business primarily to manage risk of interest rate or price changes or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, by CIM Commercial. For transactions entered into after July 30, 2008, the term “hedging transaction” also includes any transaction entered into primarily to manage the risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% gross income test (or any property that generates such income or gain), including gain from the termination of such a transaction. The term “hedging transaction” also includes hedges of other hedging transactions described in this paragraph, and, effective for taxable years beginning after December 31, 2015, a REIT’s gross income also excludes the income from hedging transactions that are hedges of previously-acquired hedging transactions that a REIT entered into to manage interest rate or currency fluctuation risks, even when the previously hedged indebtedness is extinguished or the property is disposed. CIM Commercial intends to structure any hedging transactions in a manner that does not jeopardize CIM Commercial’s status as a REIT.

Effective for taxable years beginning after December 31, 2015, interest income and gain from the sale of a debt instrument issued by a “publicly offered REIT,” unless the debt instrument is secured by real property or an interest in real property, is not treated as qualifying income for purposes of the 75% gross income test (even though such instruments are treated as “real estate assets” for purposes of the asset tests described below) but is treated as qualifying income for purposes of the 95% gross income test. A “publicly offered REIT” means a REIT that is required to file annual and periodic reports with the SEC under the Exchange Act.

As a general matter, certain foreign currency gains recognized after July 30, 2008 by CIM Commercial will be excluded from gross income for purposes of one or both of the gross income tests, as follows.

“Real estate foreign exchange gain” will be excluded from gross income for purposes of both the 75% and 95% gross income test. Real estate foreign exchange gain generally includes foreign currency gain attributable to any item of income or gain that is qualifying income for purposes of the 75% gross income test, foreign currency gain attributable to the acquisition or ownership of (or becoming or being the obligor under) obligations secured by mortgages on real property or on interests in real property and certain foreign currency gain attributable to certain qualified business units of a REIT.

“Passive foreign exchange gain” will be excluded from gross income for purposes of the 95% gross income test. Passive foreign exchange gain generally includes real estate foreign exchange gain as described above, and also includes foreign currency gain attributable to any item of income or gain that is qualifying income for purposes of the 95% gross income test and foreign currency gain attributable to the acquisition or ownership of (or becoming or being the obligor under) obligations that would not fall within the scope of the definition of real estate foreign exchange gain.

If CIM Commercial fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, CIM Commercial may nevertheless qualify as a REIT for that year if CIM Commercial satisfies the requirements of other provisions of the Code that allow relief from disqualification as a REIT. These relief provisions will generally be available if:

•                  CIM Commercial’s failure to meet the income tests was due to reasonable cause and not due to willful neglect and

•                  CIM Commercial files a schedule of each item of income in excess of the limitations described above in accordance with regulations to be prescribed by the IRS.

CIM Commercial may not be entitled to the benefit of these relief provisions, however. Even if these relief provisions apply, CIM Commercial would have to pay a tax on the excess income. The tax will be a 100% tax on an amount equal to (i) the gross income attributable to the greater of (A) 75% of CIM Commercial’s gross income over the amount of gross income that is qualifying income for purposes of the 75% test and (B) 95% of CIM Commercial’s gross income over the amount of gross income that is qualifying income for purposes of the 95% test, multiplied by (ii) a fraction intended to reflect CIM Commercial’s profitability.

Asset Tests. CIM Commercial, at the close of each quarter of its taxable year, must also satisfy four tests relating to the nature of CIM Commercial’s assets.

•                  First, at least 75% of the value of CIM Commercial’s total assets must be represented by real estate assets, including (i) real estate assets held by CIM Commercial’s disregarded entity subsidiaries (if any), CIM Commercial’s allocable share of real estate assets held by partnerships in which CIM Commercial owns an interest and stock issued by another REIT, (ii) for a period of one year from the date of CIM Commercial’s receipt of proceeds of an offering of the shares of CIM Commercial stock or publicly offered debt with a term of at least five years, stock or debt instruments purchased with these proceeds and (iii) cash, cash items and government securities.

•                  Second, not more than 25% of CIM Commercial’s total assets may be represented by securities other than those in the 75% asset class (except that not more than 25% of CIM Commercial’s total assets may be represented by “nonqualified” publicly offered debt instruments issued by REITs).

•                  Third, not more than 20% of CIM Commercial’s total assets may constitute securities issued by TRSs (25% with respect to CIM Commercial’s taxable years ending after December 31, 2009 and on or before December 31, 2017) and of the investments included in the 25% asset class, the value of any one issuer’s securities, other than equity securities issued by another REIT or securities issued by a TRS, owned by CIM Commercial may not exceed 5% of the value of CIM Commercial’s total assets. In addition, not more than 25% of the value of CIM Commercial’s total assets may consist of “nonqualified” publicly offered debt issued by a REIT, as defined in Section 856(c)(5)(L) of the Code.

•                  Fourth, CIM Commercial may not own more than 10% of the vote or value of the outstanding securities of any one issuer, except for issuers that are REITs, disregarded entity subsidiaries or TRSs, or certain securities that qualify under a safe harbor provision of the Code (such as so-called “straight-debt” securities). Solely for the purposes of the 10% value test described above, the determination of CIM Commercial’s interest in the assets of any entity treated as a partnership for U.S. federal income tax purposes in which CIM Commercial owns an interest will be based on CIM Commercial’s proportionate interest in any securities issued by such entity, excluding for this purpose certain securities described in the Code.

If the IRS successfully challenges the partnership status of any of the partnerships in which CIM Commercial maintains a more than 10% vote or value interest, and the partnership is reclassified as a corporation or a publicly traded partnership taxable as a corporation, CIM Commercial could lose its REIT status. In addition, in the case of such a successful challenge, CIM Commercial could lose its REIT status if such recharacterization results in CIM Commercial otherwise failing one of the asset tests described above.

Certain relief provisions may be available to CIM Commercial if it fails to satisfy the asset tests described above after a 30-day cure period. Under these provisions, CIM Commercial will be deemed to have met the 5% and 10% REIT asset tests if the value of CIM Commercial’s nonqualifying assets (i) does not exceed the lesser of (A) 1% of the total value of CIM Commercial’s assets at the end of the applicable quarter and (B) $10,000,000, and (ii) CIM Commercial disposes of the nonqualifying assets within (A) six months after the last day of the quarter in which the failure to satisfy the asset tests is discovered or (B) the period of time prescribed by U.S. Treasury regulations to be issued. For violations due to reasonable cause and not willful neglect that are not described in the preceding sentence, CIM Commercial may avoid disqualification as a REIT under any of the asset tests, after the 30-day cure period, by taking steps including (i) the disposition of the nonqualifying assets to meet the asset test within (A) six months after the last day of the quarter in which the failure to satisfy the asset tests is discovered or (B) the period of time prescribed by U.S. Treasury regulations to be issued, (ii) paying a tax equal to the greater of (A) $50,000 or (B) the corporate tax rate multiplied by the net income generated by the nonqualifying assets, and (iii) disclosing certain information to the IRS.

Annual Distribution Requirements. CIM Commercial, in order to qualify as a REIT, is required to distribute dividends, other than capital gain dividends, to CIM Commercial’s stockholders in an amount at least equal to (i) the sum of (A) 90% of CIM Commercial’s “REIT taxable income,” computed without regard to the dividends paid deduction and CIM Commercial’s net capital gain, and (B) 90% of CIM Commercial’s net after-tax income, if any, from foreclosure property minus (ii) the sum of certain items of non-cash income.

In addition, if CIM Commercial acquired an asset from a C corporation in a carryover basis transaction and disposes of such asset within five years of acquiring the asset, CIM Commercial may be required to distribute dividends in an amount at least equal to 90% of the after-tax built-in gain, if any, recognized on the disposition of the asset.

These dividends must be paid in the taxable year to which the dividends relate, or in the following taxable year if declared before CIM Commercial timely files its tax return for the year to which the dividends relate and if paid on or before the first regular dividend payment after the declaration. However, for U.S. federal income tax purposes, dividends that are declared in October, November or December as of a record date in such month and actually paid in January of the following year will be treated as if the dividends were paid on December 31 of the year declared.

To the extent that CIM Commercial does not distribute all of its net capital gain or distributes at least 90%, but less than 100%, of CIM Commercial’s REIT taxable income, as adjusted, CIM Commercial will have to pay tax on the undistributed amounts at regular ordinary and capital gain corporate tax rates. Furthermore, if CIM Commercial fails to distribute during each calendar year at least the sum of (i) 85% of CIM Commercial’s ordinary income for that year, (ii) 95% of CIM Commercial’s capital gain net income for that year and (iii) any undistributed taxable income from prior periods, CIM Commercial would have to pay a 4% excise tax on the excess of the required distribution over the sum of the amounts actually distributed and retained amounts on which income tax is paid at the corporate level.

CIM Commercial intends to satisfy the annual distribution requirements.

From time to time, CIM Commercial may not have sufficient cash or other liquid assets to meet the 90% distribution requirement due to timing differences between (i) when CIM Commercial actually receives income and when CIM Commercial actually pays deductible expenses and (ii) when CIM Commercial includes the income and deducts the expenses in arriving at CIM Commercial’s taxable income. If timing differences of this kind occur, in order to meet the 90% distribution requirement, CIM Commercial may find it necessary to arrange for short-term, or possibly long-term, borrowings or to pay dividends in the form of taxable stock dividends.

Under certain circumstances, CIM Commercial may be able to rectify a failure to meet the distribution requirement for a year by paying “deficiency dividends” to stockholders in a later year, which may be included in CIM Commercial’s deduction for dividends paid for the earlier year. Thus, CIM Commercial may be able to avoid being taxed on amounts distributed as deficiency dividends; however, CIM Commercial will be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

Failure to Qualify as a REIT

If CIM Commercial would otherwise fail to qualify as a REIT because of a violation of one of the requirements described above, CIM Commercial’s qualification as a REIT will not be terminated if the violation is due to reasonable cause and not willful neglect and CIM Commercial pays a penalty tax of $50,000 for the violation. The immediately preceding sentence does not apply to violations of the income tests described above or a violation of the asset tests described above, each of which has specific relief provisions that are described above.

If CIM Commercial fails to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, CIM Commercial would have to pay tax on CIM Commercial’s taxable income at the regular corporate rate. CIM Commercial would not be able to deduct distributions to stockholders in any year in which CIM Commercial fails to qualify, nor would CIM Commercial be required to make distributions to stockholders. In this event, to the extent of current and accumulated earnings and profits, all distributions to stockholders would be taxable to the stockholders as dividend income (which, in the case of noncorporate stockholders, may be subject to tax at the preferential rate applicable to qualified dividends but would not be eligible for the 20% deduction in respect of certain REIT dividends) and corporate distributees may be eligible for the dividends-received deduction if such distributees satisfy the relevant provisions of the Code. Unless entitled to relief under specific statutory provisions, CIM Commercial would also be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. CIM Commercial might not be entitled to the statutory relief described above in all circumstances.

Excess Inclusion Income

If CIM Commercial holds a residual interest in a REMIC or certain interests in a TMP from which CIM Commercial derives “excess inclusion income,” CIM Commercial may be required to allocate such income among CIM Commercial’s stockholders in proportion to the dividends received by CIM Commercial’s stockholders, even though CIM Commercial may not receive such income in cash. To the extent that excess inclusion income is allocable to a particular stockholder, the income (1) would not be allowed to be offset by any net operating losses otherwise available to the stockholder, (2) would be subject to tax as unrelated business taxable income in the hands of most types of stockholders that are otherwise generally exempt from U.S. federal income tax, and (3) would result in the application of U.S. federal income tax withholding at the maximum rate (30%), without reduction pursuant to any otherwise applicable income tax treaty, to the extent allocable to most types of non-U.S. stockholders.

Taxation of Holders of Common Stock, Series A Preferred Stock and Series D Preferred Stock

U.S. Stockholders

Dividends. As long as CIM Commercial qualifies as a REIT, distributions made by CIM Commercial out of its current or accumulated earnings and profits, and not designated as capital gain dividends, will constitute dividends taxable to CIM Commercial’s taxable U.S. stockholders as ordinary income. Noncorporate U.S. stockholders, however, will generally not be entitled to the preferential tax rate applicable to certain types of dividends except with respect to the portion of any distribution (i) that represents income from dividends CIM Commercial received from a corporation in which CIM Commercial owns shares (but only if such dividends would be eligible for the lower rate on dividends if paid by the corporation to its individual stockholders) or (ii) that is equal to the sum of CIM Commercial’s REIT taxable income (taking into account the dividends paid deduction available to CIM Commercial) and certain net built-in gain with respect to property acquired from a C corporation in certain transactions in which CIM Commercial must adopt the basis of the asset in the hands of the C corporation for CIM Commercial’s previous taxable year and less any taxes paid by CIM Commercial during its previous taxable year, in each case, provided that certain holding period and other requirements are satisfied at both CIM Commercial and individual stockholder level and that CIM Commercial designates the distribution (or portion thereof) as “qualified dividend income.”

Under the Tax Cuts and Jobs Act, for taxable years beginning after December 31, 2017 and on or before December 31, 2025, noncorporate holders of shares in a REIT such as CIM Commercial are entitled to a deduction equal to 20% of any “qualified REIT dividends.” Qualified REIT dividends are defined as any dividend from a REIT that is not a capital gain dividend or qualified dividend income. A noncorporate U.S. stockholder’s ability to claim a deduction equal to 20% of qualified REIT dividends received may be limited by the stockholder’s particular circumstances. In addition, for any noncorporate U.S. stockholder that claims a deduction in respect of qualified REIT dividends, the maximum threshold for the accuracy-related penalty with respect to substantial understatements of income tax could be reduced from 10% to 5%.

Noncorporate U.S. stockholders should consult their own tax advisors to determine the tax rates on dividends received from CIM Commercial and the ability to claim a deduction in respect of such dividends.

Distributions made by CIM Commercial will not be eligible for the dividends received deduction in the case of U.S. stockholders that are corporations. Distributions made by CIM Commercial that CIM Commercial properly designates as capital gain dividends will be taxable to U.S. stockholders as gain from the sale of a capital asset held for more than one year, to the extent that such dividends do not exceed CIM Commercial’s actual net capital gain for the taxable year, without regard to the period for which a U.S. stockholder has held the shares of CIM Commercial stock. Thus, with certain limitations, capital gain dividends received by an individual U.S. stockholder may be eligible for preferential rates of taxation. U.S. stockholders that are corporations may, however, be required to treat up to 20% of certain capital gain dividends as ordinary income. Effective for taxable years beginning after December 31, 2015, the maximum amount of dividends that may be designated by CIM Commercial as capital gain dividends and as “qualified dividend income” with respect to any taxable year may not exceed the dividends paid by CIM Commercial with respect to such year, including the amounts of distributions paid by CIM Commercial in the succeeding taxable year that relate back to the prior taxable year for purposes of determining CIM Commercial’s dividends paid deduction. In addition, the IRS has been granted authority to prescribe regulations or other guidance requiring the proportionality of the designation for particular types of dividends (for example, capital gain dividends) among REIT shares.

To the extent that CIM Commercial makes distributions not designated as capital gain dividends in excess of CIM Commercial’s current and accumulated earnings and profits, these distributions will be treated first as a tax-free return of capital to each U.S. stockholder. Thus, these distributions will reduce the adjusted basis that the U.S. stockholder has in the shares of CIM Commercial stock for tax purposes by the amount of the distribution, but not below zero. Distributions in excess of a U.S. stockholder’s adjusted basis in the shares of CIM Commercial stock will be taxable as capital gains, provided that the shares of CIM Commercial stock have been held as a capital asset. For purposes of determining the portion of distributions on separate classes of shares of CIM Commercial stock that will be treated as dividends for U.S. federal income tax purposes, current and accumulated earnings and profits will be allocated to distributions resulting from priority rights of Series A Preferred Stock and Series D Preferred Stock before being allocated to other distributions.

Dividends declared by CIM Commercial in October, November, or December of any year and payable to a stockholder of record on a specified date in any of these months will be treated as both paid by CIM Commercial and received by the stockholder on December 31 of that year, provided that CIM Commercial actually pays the dividend on or before January 31 of the following calendar year.

CIM Commercial may make distributions to holders of shares of CIM Commercial stock that are paid in shares of CIM Commercial stock. In certain circumstances, CIM Commercial may intend that such distributions be treated as dividends for U.S. federal income tax purposes and a U.S. stockholder would, therefore, generally have taxable income with respect to such distributions of shares of CIM Commercial stock and may have a tax liability on account of such distribution in excess of the cash (if any) that is received.

U.S. stockholders holding shares of CIM Commercial stock at the close of CIM Commercial’s taxable year will be required to include, in computing the U.S. stockholders’ long-term capital gains for the taxable year in which the last day of CIM Commercial’s taxable year falls, the amount of CIM Commercial’s undistributed net capital gain that CIM Commercial designates in a written notice mailed to CIM Commercial’s stockholders. CIM Commercial may not designate amounts in excess of CIM Commercial’s undistributed net capital gain for the taxable year. Each U.S. stockholder required to include the designated amount in determining the stockholder’s long-term capital gains will be deemed to have paid, in the taxable year of the inclusion, the tax paid by CIM Commercial in respect of the undistributed net capital gains. U.S. stockholders to whom these rules apply will be allowed a credit or a refund, as the case may be, for the tax such stockholders are deemed to have paid. U.S. stockholders will increase their basis in the shares of CIM Commercial stock by the difference between the amount of the includible gains and the tax deemed paid by the stockholders in respect of these gains. Stockholders may not include in their own income tax returns any net operating losses or capital losses of CIM Commercial.

Distributions made by CIM Commercial and gain arising from a U.S. stockholder’s sale or exchange of shares of CIM Commercial stock will not be treated as passive activity income. As a result, U.S. stockholders generally will not be able to apply any passive losses against that income or gain.

Sale or Exchange of CIM Commercial Stock. When a U.S. stockholder sells or otherwise disposes of CIM Commercial stock, the stockholder will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between (i) the amount of cash and the fair market value of any property received on the sale or other disposition, and (ii) the holder’s adjusted basis in the shares for tax purposes. This gain or loss will be capital gain or loss if the U.S. stockholder has held the shares of CIM Commercial stock as capital assets. The gain or loss will be long-term gain or loss if the U.S. stockholder has held the shares of CIM Commercial stock for more than one year. Long-term capital gain of an individual U.S. stockholder is generally taxed at preferential rates. In general, any loss recognized by a U.S. stockholder when the stockholder sells or otherwise disposes of CIM Commercial stock that the stockholder has held for six months or less, after applying certain holding period rules, will be treated as a long-term capital loss, to the extent of distributions received by the stockholder from CIM Commercial that were treated as long-term capital gains.

Redemption of Series A Preferred Stock and Series D Preferred Stock.  The Series A Preferred Stock and Series D Preferred Stock may be redeemable by CIM Commercial under certain circumstances as described under “Description of Securities Offered—Series A Preferred Stock” and “Description of Securities Offered—Series D Preferred Stock,” respectively, in this prospectus supplement. Any redemption of Series A Preferred Stock or Series D Preferred Stock for cash will be a taxable transaction for U.S. federal income tax purposes. If a redemption for cash by a U.S. stockholder is treated as a sale or redemption of such Series A Preferred Stock or Series D Preferred Stock for U.S. federal income tax purposes, the holder will recognize capital gain or loss equal to the difference between the purchase price and the U.S. stockholder’s adjusted tax basis in the Series A Preferred Stock or Series D Preferred Stock redeemed by us. The gain or loss would be long-term capital gain or loss if the holding period for the Series A Preferred Stock or Series D Preferred Stock exceeds one year. The deductibility of capital losses may be subject to limitations.

The receipt of cash by a stockholder in redemption of Series A Preferred Stock or Series D Preferred Stock will be treated as a sale or redemption for United States federal income tax purposes if the redemption:

•                  is “not essentially equivalent to a dividend” with respect to the holder under the Code;

•                  is a “substantially disproportionate” redemption with respect to the holder under the Code; or

•                  results in a “complete termination” of the holder’s stock interest in CIM Commercial under the Code.

In determining whether any of these tests has been met, a holder must take into account not only Series A Preferred Stock, Series D Preferred Stock or any other class of CIM Commercial stock the holder actually owns, but also any of CIM Commercial’s stock regardless of class the holder constructively owns within the meaning of the Code (stock that is owned, directly or indirectly, by certain members of the holder’s family and certain entities (such as corporations, partnerships, trusts and estates) in which the holder has an equity interest as well as stock that may be acquired through options that the holder owns (which include Series A Warrants)).

A distribution to a stockholder will be treated as “not essentially equivalent to a dividend” if the distribution results in a “meaningful reduction” in the stockholder’s stock interest (taking into account all shares owned, regardless of class or series) in CIM Commercial. Whether the receipt of cash by a stockholder will result in a meaningful reduction of the stockholder’s proportionate interest will depend on the stockholder’s particular facts and circumstances. If, however, as a result of a redemption of Series A Preferred Stock or Series D Preferred Stock, a U.S. stockholder whose relative stock interest (actual or constructive) in CIM Commercial is minimal and who exercises no control over corporate affairs suffers a reduction in the holder’s proportionate interest in CIM Commercial (including any ownership of stock constructively owned), the holder generally should be regarded as having suffered a “meaningful reduction” in the holder’s interest in CIM Commercial.

Satisfaction of the “substantially disproportionate” and “complete termination” exceptions is dependent upon compliance with certain objective tests set forth in the Code. A distribution to a stockholder will be “substantially disproportionate” if the percentage of CIM Commercial’s outstanding voting stock actually and constructively owned by the stockholder immediately following the redemption of Series A Preferred Stock or Series D Preferred Stock (treating such shares redeemed as not outstanding) is less than 80% of the percentage of CIM Commercial’s outstanding voting stock actually and constructively owned by the stockholder immediately before the redemption (treating such shares redeemed as not outstanding), and immediately following the redemption the stockholder actually and constructively owns less than 50% of the total combined voting power of CIM Commercial. Because CIM Commercial’s Series A Preferred Stock and Series D Preferred Stock are nonvoting stock, a holder would have to reduce such holder’s holdings in any of CIM Commercial’s classes of voting stock to satisfy this test.

A distribution to a stockholder will result in a “complete termination” if either (1) all shares of Series A Preferred Stock, Series D Preferred Stock and all other classes of CIM Commercial’s stock actually and constructively owned by the stockholder are redeemed or (2) all shares of Series A Preferred Stock, Series D Preferred Stock and all other classes of CIM Commercial’s stock actually owned by the stockholder are redeemed or otherwise disposed of and the stockholder is eligible to waive, and effectively waives, the attribution of CIM Commercial’s stock constructively owned by the stockholder in accordance with the procedures described in the Code.

Any redemption may not be a redemption of all of CIM Commercial’s Series A Preferred Stock or Series D Preferred Stock. If CIM Commercial were to redeem less than all of the Series A Preferred Stock or Series D Preferred Stock, a stockholder’s ability to meet any of the three tests described above might be impaired. In consulting with their tax advisors, stockholders should discuss the consequences of a partial redemption of CIM Commercial’s Series A Preferred Stock or Series D Preferred Stock on the amount of CIM Commercial’s stock actually and constructively owned by such holder required to produce the desired tax treatment.

If a U.S. stockholder’s receipt of cash attributable to a redemption of CIM Commercial’s Series A Preferred Stock or Series D Preferred Stock for cash does not meet one of the tests described above, then such cash will be treated as a distribution and taxed as described under “Dividends” above.

If shares of Series A Preferred Stock or Series D Preferred Stock are redeemed for shares of Common Stock, the holder of such shares will not recognize any gain or loss (except in respect of any Common Stock received that is attributable to accrued but unpaid dividends, which will be taxed as a dividend as described under “Dividends”) and such holder’s basis in the Common Stock received would be the same as the basis in the redeemed Series A Preferred Stock or Series D Preferred Stock, as applicable. The holding period in the Common Stock received in such redemption would include the holding period in the redeemed Series A Preferred Stock or Series D Preferred Stock.

Backup Withholding. CIM Commercial will report to its U.S. stockholders and the IRS the amount of dividends paid during each calendar year, and the amount of tax withheld, if any. Under the backup withholding rules, backup withholding may apply to a stockholder with respect to dividends paid unless the holder (i) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or (ii) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. The IRS may also impose penalties on a U.S. stockholder that does not provide CIM Commercial with such stockholder’s correct taxpayer identification number. A stockholder may credit any amount paid as backup withholding against the stockholder’s income tax liability. In addition, CIM Commercial may be required to withhold a portion of capital gain distributions to any stockholders who fail to certify their non-foreign status to CIM Commercial.

Taxation of Tax-Exempt Stockholders.  The IRS has ruled that amounts distributed as dividends by a REIT generally do not constitute unrelated business taxable income when received by a tax-exempt entity. Based on that ruling, provided that a tax-exempt stockholder is not one of the types of entities described below and has not held shares of our stock as “debt financed property” within the meaning of the Code, and the shares are not otherwise used in a trade or business, the dividend income from the shares will not be unrelated business taxable income to a tax-exempt stockholder. Similarly, income from the sale of shares will not constitute unrelated business taxable income unless the tax-exempt stockholder has held the shares as “debt financed property” within the meaning of the Code or has used the shares in a trade or business.

Notwithstanding the above paragraph, tax-exempt stockholders will be required to treat as unrelated business taxable income any dividends paid by CIM Commercial that are allocable to CIM Commercial’s “excess inclusion” income, if any.

Income from an investment in CIM Commercial stock will constitute unrelated business taxable income for tax-exempt stockholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from U.S. federal income taxation under the applicable subsections of Section 501(c) of the Code, unless the organization is able to properly deduct amounts set aside or placed in reserve for certain purposes so as to offset the income generated by the CIM Commercial stock. Prospective investors of the types described in the preceding sentence should consult such investors’ own tax advisors concerning these “set aside” and reserve requirements.

Notwithstanding the foregoing, however, a portion of the dividends paid by a “pension-held REIT” will be treated as unrelated business taxable income to any trust that:

•                  is described in certain provisions of the Code relating to qualified pension, profit-sharing and stock bonus plans;

•                  is described in certain provisions of the Code relating to tax-exempt organizations and

•                  holds more than 10% (by value) of the equity interests in the REIT.

Tax-exempt pension, profit-sharing and stock bonus funds described in the first bullet point above are referred to below as qualified trusts. A REIT is a “pension-held REIT” if:

•                  the REIT would not have qualified as a REIT but for the fact that the Code provides that stock owned by qualified trusts will be treated, for purposes of the “not closely held” requirement, as owned by the beneficiaries of the trust (rather than by the trust itself); and

•                  either (i) at least one qualified trust holds more than 25% by value of the outstanding capital stock of the REIT or (ii) one or more qualified trusts, each of which owns more than 10% by value of the outstanding capital stock of the REIT, hold in the aggregate more than 50% by value of the outstanding capital stock of the REIT.

The percentage of any REIT dividend treated as unrelated business taxable income to a qualifying trust is equal to the ratio of (i) the gross income of the REIT from unrelated trades or businesses, determined as though the REIT were a qualified trust, less direct expenses related to this gross income to (ii) the total gross income of the REIT, less direct expenses related to the total gross income. A de minimis exception applies where this percentage is less than 5% for any year. CIM Commercial does not expect to be classified as a “pension-held REIT.”

The rules described above under the heading “U.S. Stockholders” concerning the inclusion of CIM Commercial’s designated undistributed net capital gains in the income of CIM Commercial’s stockholders will apply to tax-exempt entities. Thus, tax-exempt entities will be allowed a credit or refund of the tax deemed paid by these entities in respect of the includible gains.

Medicare Tax. A U.S. stockholder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, is subject to a 3.8% tax on the lesser of (1) the U.S. stockholder’s “net investment income” (or “undistributed net investment income” in the case of an estate or trust) for the relevant taxable year and (2) the excess of the U.S. stockholder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals is between $125,000 and $250,000, depending on the individual’s circumstances). A holder’s net investment income generally includes the holder’s dividend income and the holder’s net gains from the disposition of CIM Commercial stock, unless such dividends or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). The temporary 20% deduction added by the Tax Cuts and Jobs Act with respect to ordinary REIT dividends received by non-corporate taxpayers is not allowed as a deduction for purposes of determining the amount of net investment income subject to the 3.8% Medicare tax. If you are a U.S. stockholder that is an individual, estate or trust, you are urged to consult your tax advisors regarding the applicability of the Medicare tax to your income and gains in respect of your investment in CIM Commercial stock.

Non-U.S. Stockholders

The rules governing U.S. federal income taxation of non-U.S. stockholders are highly technical and complex. The following discussion is only a limited summary of these rules. Prospective non-U.S. stockholders should consult with their own tax advisors to determine the impact of U.S. federal, state and local income tax laws with regard to an investment in CIM Commercial stock, including any reporting requirements.

Ordinary Dividends. Distributions, other than distributions that are treated as attributable to gain from sales or exchanges by CIM Commercial of U.S. real property interests, as discussed below, and other than distributions designated by CIM Commercial as capital gain dividends, will be treated as ordinary income to the extent that the distributions are made out of CIM Commercial’s current or accumulated earnings and profits. A withholding tax equal to 30% of the gross amount of the distribution will ordinarily apply to distributions of this kind to non-U.S. stockholders (other than stockholders described below in “Qualified Stockholders and Qualified Foreign Pension Funds”), unless an applicable tax treaty reduces that tax. However, if income from the investment in CIM Commercial stock is treated as effectively connected with the non-U.S. stockholder’s conduct of a U.S. trade or business or is attributable to a permanent establishment that the non-U.S. stockholder maintains in the United States if that is required by an applicable income tax treaty as a condition for subjecting the non-U.S. stockholder to U.S. taxation on a net income basis, the non-U.S. stockholder would generally be taxed in the same manner as U.S. stockholders are taxed with respect to dividends, and the 30% branch profits tax may also apply if the stockholder is a non-U.S. corporation. CIM Commercial expects that it or the required withholding agent will withhold U.S. tax at the rate of 30% on the gross amount of any dividends, other than dividends treated as attributable to gain from sales or exchanges of U.S. real property interests and capital gain dividends, paid to a non-U.S. stockholder, unless (i) a lower treaty rate applies and the required form evidencing eligibility for that reduced rate is filed with CIM Commercial or the appropriate withholding agent or (ii) the non-U.S. stockholder files an IRS Form W-8-ECI or a successor form with CIM Commercial or the appropriate withholding agent claiming that the distributions are effectively connected with the non-U.S. stockholder’s conduct of a U.S. trade or business and in either case other applicable requirements were met.

If a non-U.S. stockholder receives an allocation of “excess inclusion income” with respect to a REMIC residual interest or an interest in a TMP owned by CIM Commercial, the non-U.S. stockholder would be subject to U.S. federal income tax withholding at the maximum rate of 30% with respect to such allocation, without reduction pursuant to any otherwise applicable income tax treaty.

Return of Capital. Distributions in excess of CIM Commercial’s current and accumulated earnings and profits, which are not treated as attributable to the gain from CIM Commercial’s disposition of a U.S. real property interest, will not be taxable to a non-U.S. stockholder to the extent that the distributions do not exceed the non-U.S. stockholder’s adjusted basis in such stockholder’s CIM Commercial stock. Distributions of this kind will instead reduce the adjusted basis of such shares. To the extent that distributions of this kind exceed the non-U.S. stockholder’s adjusted basis in such stockholder’s shares of CIM Commercial stock, the distributions will give rise to tax liability if the non-U.S. stockholder otherwise would have to pay tax on any gain from the sale or disposition of the shares, as described below. If it cannot be determined at the time a distribution is made whether the distribution will be in excess of current and accumulated earnings and profits, withholding will apply to the distribution at the rate applicable to dividends. However, the non-U.S. stockholder may seek a refund of these amounts from the IRS if it is subsequently determined that the distribution was, in fact, in excess of CIM Commercial’s current and accumulated earnings and profits.

Also, CIM Commercial (or applicable withholding agent) could potentially be required to withhold at least 15% of any distribution in excess of CIM Commercial’s current and accumulated earnings and profits, even if the non-U.S. stockholder is not liable for U.S. tax on the receipt of that distribution. However, a non-U.S. stockholder may seek a refund of these amounts from the IRS if the non-U.S. stockholder’s tax liability with respect to the distribution is less than the amount withheld. Such withholding should generally not be required if a non-U.S. stockholder would not be taxed under the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”), upon a sale or exchange of CIM Commercial stock. See discussion below under “—Sales of CIM Commercial Stock.”

Capital Gain Dividends. Distributions that are attributable to gains from sales or exchanges by CIM Commercial of U.S. real property interests that are paid with respect to any class of CIM Commercial stock that is regularly traded on an established securities market located in the United States and held by a non-U.S. stockholder who does not own more than 10% of such class of stock at any time during the one year period ending on the date of distribution will be treated as a normal distribution by CIM Commercial, and such distributions will be taxed as described above in “—Ordinary Dividends.”

Distributions that are not described in the preceding paragraph that are attributable to gains from sales or exchanges by CIM Commercial of U.S. real property interests will be taxed to a non-U.S. stockholder under the provisions of FIRPTA, except as described below under “Qualified Stockholders and Qualified Foreign Pension Funds.” Under FIRPTA, these distributions are taxed to a non-U.S. stockholder as if the gains were effectively connected with a U.S. business. Thus, non-U.S. stockholders will be taxed on the distributions at the normal capital gain rates applicable to U.S. stockholders, subject, in the case of non-corporate holders, to any applicable alternative minimum tax and special alternative minimum tax in the case of individuals, and the 30% branch profits tax may also apply if the stockholder is a non-U.S. corporation. CIM Commercial (or applicable withholding agent) is required by applicable Treasury regulations under FIRPTA to withhold 21% of any distribution that CIM Commercial could designate as a capital gain dividend. However, if CIM Commercial designates as a capital gain dividend a distribution made before the day CIM Commercial actually effects the designation, then although the distribution may be taxable to a non-U.S. stockholder, withholding does not apply to the distribution under FIRPTA. Rather, CIM Commercial must effect the 21% withholding from distributions made on and after the date of the designation, until the distributions so withheld equal the amount of the prior distribution designated as a capital gain dividend. The non-U.S. stockholder may credit the amount withheld against the non-U.S. stockholder’s U.S. tax liability.

Distributions to a non-U.S. stockholder that are designated by CIM Commercial at the time of distribution as capital gain dividends that are not attributable to or treated as attributable to the disposition by CIM Commercial of a U.S. real property interest generally will not be subject to U.S. federal income taxation, except as described above.

Share Distributions. CIM Commercial has not made, but in the future may make distributions to holders of shares of CIM Commercial stock that are paid in shares of CIM Commercial stock. In certain circumstances, these distributions may be intended to be treated as dividends for U.S. federal income tax purposes and, accordingly, would be treated in a manner consistent with the discussion above under “Ordinary Dividends” and “Capital Gain Dividends.” If CIM Commercial (or applicable withholding agent) is required to withhold an amount in excess of any cash distributed along with the shares of CIM Commercial stock, some of the shares that would otherwise be distributed would be retained and sold in order to satisfy such withholding obligations.

Sales of CIM Commercial Stock. Gain recognized by a non-U.S. stockholder upon a sale or exchange of CIM Commercial stock generally will not be taxed under FIRPTA if CIM Commercial is a “domestically controlled REIT,” defined generally as a real estate investment, less than 50% in value of the stock of which is and was held directly or indirectly by non-U.S. persons at all times during a specified testing period (provided that, if any class of CIM Commercial’s stock is regularly traded on an established securities market in the United States, a person holding less than 5% of such class during the testing period is presumed not to be a non-U.S. person, unless CIM Commercial has actual knowledge otherwise). CIM Commercial believes that it is a “domestically controlled REIT,” and, therefore, assuming that CIM Commercial continues to be a “domestically controlled REIT,” that taxation under FIRPTA generally will not apply to the sale of CIM Commercial stock. However, gain to which FIRPTA does not apply will nonetheless be taxable to a non-U.S. stockholder if its investment in the CIM Commercial stock is treated as effectively connected with the non-U.S. stockholder’s U.S. trade or business or is attributable to a permanent establishment that the non-U.S. stockholder maintains in the United States if that is required by an applicable income tax treaty as a condition for subjecting the non-U.S. stockholder to U.S. taxation on a net income basis. In this case, the same treatment will apply to the non-U.S. stockholder as to U.S. stockholders with respect to the gain. In addition, gain to which FIRPTA does not apply will be taxable to a non-U.S. stockholder if the non-U.S. stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, or maintains an office or a fixed place of business in the United States to which the gain is attributable. In this case, a 30% tax will apply to the nonresident alien individual’s capital gains. A similar rule will apply to capital gain dividends to which FIRPTA does not apply.

If CIM Commercial does not qualify as a “domestically controlled REIT,” the tax consequences to a non-U.S. stockholder of a sale of CIM Commercial stock depends upon whether such shares are regularly traded on an established securities market and the amount of such shares that is held by the non-U.S. stockholder. Specifically, a non-U.S. stockholder that holds a class of CIM Commercial stock that is traded on an established securities market will only be subject to FIRPTA in respect of a sale of such stock if the stockholder owned more than 10% of the interests of such class at any time during a specified period. This period is generally the shorter of the period that the non-U.S. stockholder owned such shares or the five-year period ending on the date when the stockholder disposed of the shares. A non-U.S. stockholder that holds shares of a class of CIM Commercial stock that is not traded on an established securities market, including the Series A Preferred Stock or Series D Preferred Stock, will only be subject to FIRPTA in respect of a sale of such shares if, on the date the shares were acquired by the stockholder, such shares had a fair market value greater than the fair market value on that date of 5% of the regularly traded class of CIM Commercial’s outstanding shares with the lowest fair market value. If a non-U.S. stockholder holds a class of CIM Commercial stock that is not regularly traded on an established securities market, and subsequently acquires additional shares of the same class, then all such shares must be aggregated and valued as of the date of the subsequent acquisition for purposes of the 5% test that is described in the preceding sentence. If tax under FIRPTA applies to the gain on the sale of CIM Commercial stock, the same treatment would apply to the non-U.S. stockholder as to U.S. stockholders with respect to the gain, subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals.

Qualified Stockholders and Qualified Foreign Pension Funds. CIM Commercial stock will not be treated as a U.S. real property interest subject to FIRPTA if the stock is held directly (or indirectly through one or more partnerships) by a “qualified stockholder” or “qualified foreign pension fund.” Similarly, any distribution made to a “qualified stockholder” or “qualified foreign pension fund” with respect to CIM Commercial stock will not be treated as gain from the sale or exchange of a U.S. real property interest to the extent CIM Commercial stock held by such qualified stockholder or qualified foreign pension fund is not treated as a U.S. real property interest.

A “qualified stockholder” generally means a non-U.S. person which (i) (x) is eligible for certain income tax treaty benefits and the principal class of interests of which is listed and regularly traded on at least one recognized stock exchange or (y) a non-U.S. limited partnership that has an agreement with the United States for the exchange of information with respect to taxes, has a class of limited partnership units which is regularly traded on the New York Stock Exchange or Nasdaq, and such units’ value is greater than 50% of the value of all the partnership’s units; (ii) is a “qualified collective investment vehicle;” and (iii) maintains certain records with respect to certain of its owners. A “qualified collective investment vehicle” is a non-U.S. person which (i) is entitled, under a comprehensive income tax treaty, to certain reduced withholding rates with respect to ordinary dividends paid by a REIT even if such person holds more than 10% of the stock of the REIT; (ii) (x) is a publicly traded partnership that is not treated as a corporation, (y) is a withholding non-U.S. partnership for purposes of chapters 3, 4 and 61 of the Code, and (z) if the non-U.S. partnership were a United States corporation, it would be a United States real property holding corporation, at any time during the five year period ending on the date of disposition of, or distribution with respect to, such partnership’s interest in a REIT; or (iii) is designated as a qualified collective investment vehicle by the Secretary of the U.S. Treasury and is either fiscally transparent within the meaning of Section 894 of the Code or is required to include dividends in its gross income, but is entitled to a deduction for distribution to a person holding interests (other than interests solely as a creditor) in such non-U.S. person.

Notwithstanding the foregoing, if a non-U.S. investor in a qualified stockholder directly or indirectly, whether or not by reason of such investor’s ownership interest in the qualified stockholder, holds more than 10% of CIM Commercial stock, then a portion of the CIM Commercial stock held by the qualified stockholder (based on the non-U.S. investor’s percentage ownership of the qualified stockholder) will be treated as a U.S. real property interest in the hands of the qualified stockholder and will be subject to FIRPTA.

A “qualified foreign pension fund” is any trust, corporation, or other organization or arrangement (A) which is created or organized under the law of a country other than the United States, (B) which is established to provide retirement or pension benefits to participants or beneficiaries that are current or former employees (or persons designated by such employees) of one or more employers in consideration for services rendered, (C) which does not have a single participant or beneficiary with a right to more than 5% of its assets or income, (D) which is subject to government regulation and provides annual information reporting about its beneficiaries to the relevant tax authorities in the country in which it is established or operates, and (E) with respect to which, under the laws of the country in which it is established or operates, (i) contributions to such organization or arrangement that would otherwise be subject to tax under such laws are deductible or excluded from the gross income of such entity or taxed at a reduced rate, or (ii) taxation of any investment income of such organization or arrangement is deferred or such income is taxed at a reduced rate. Recently proposed U.S. Treasury Regulations could affect a non-US holder’s ability to qualify as a qualified foreign pension fund. Non-U.S. stockholders should consult their tax advisors with respect to whether these proposed Treasury Regulations affect such stockholders’ ability to qualify as a qualified foreign pension fund.

For purposes of determining the amount of shares owned by a non-U.S. stockholder for the 5% and 10% thresholds described above, complex constructive ownership rules apply. Non-U.S. stockholders should consult their tax advisors regarding such rules in order to determine such stockholders’ ownership in the relevant period.

Additionally, under U.S. Treasury Regulations proposed by the IRS and the U.S. Treasury Department, we or a withholding agent may satisfy the withholding tax discussed in the second preceding paragraph from future distributions we or the withholding agent pay to you or from other property owned by you that we or the withholding agent have in our custody.

Backup Withholding and Information Reporting. If you are a non-U.S. stockholder, we and other payors are required to report payments of dividends on IRS Form 1042-S even if the payments are exempt from withholding. However, you are otherwise generally exempt from backup withholding and information reporting requirements with respect to:

•                  dividend payments and

•                  the payment of the proceeds from the sale of CIM Commercial stock effected at a U.S. office of a broker,

as long as the income associated with these payments is otherwise exempt from U.S. federal income tax, and:

•                  the payor or broker does not have actual knowledge or reason to know that you are a U.S. person and you have furnished to the payor or broker:

•                  a valid IRS Form W-8BEN or W-8BEN-E, as applicable, or an acceptable substitute form upon which you certify, under penalties of perjury, that you are a non-U.S. person, or

•                  other documentation upon which the payor or broker may rely to treat the payments as made to a non-U.S. person in accordance with U.S. Treasury regulations or

•                  you otherwise establish an exemption.

Payment of the proceeds from the sale of CIM Commercial stock effected at a non-U.S. office of a broker generally will not be subject to information reporting or backup withholding. However, a sale of such shares that is effected at a non-U.S. office of a broker will be subject to information reporting and backup withholding if:

•                  the proceeds are transferred to an account maintained by you in the United States,

•                  the payment of proceeds or the confirmation of the sale is mailed to you at a United States address, or

•                  the sale has some other specified connection with the United States as provided in U.S. Treasury regulations,

unless the broker does not have actual knowledge or reason to know that you are a U.S. person and the documentation requirements described above are met or you otherwise establish an exemption.

In addition, a sale of CIM Commercial stock will be subject to information reporting if the sale is effected at a non-U.S. office of a broker that is:

•                  a U.S. person,

•                  a controlled foreign corporation for U.S. federal tax purposes,

•                  a non-U.S. person 50% or more of whose gross income is effectively connected with the conduct of a U.S. trade or business for a specified three-year period, or

•                  a non-U.S. partnership, if at any time during its tax year (i) one or more of such non-U.S. partnership’s partners are “U.S. persons,” as defined in U.S. Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership, or (ii) such non-U.S. partnership is engaged in the conduct of a U.S. trade or business, unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above are met or you otherwise establish an exemption. Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that you are a U.S. person.

You generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed your income tax liability by filing a refund claim with the IRS.

FATCA Withholding

Pursuant to legislation commonly known as the Foreign Account Tax Compliance Act (“FATCA”), a 30% withholding tax (“FATCA Withholding”), may be imposed on certain payments to you or to certain foreign financial institutions, investment funds and other non-U.S. persons receiving payments on your behalf if you or such persons fail to comply with certain information reporting requirements. Such payments will include U.S.-source dividends. Payments of dividends (including deemed dividends) that you receive in respect of CIM Commercial stock could be affected by this withholding if you are subject to the FATCA information reporting requirements and fail to comply with them or if you hold CIM Commercial stock through a non-U.S. person (e.g., a foreign bank or broker) that fails to comply with these requirements (even if payments to you would not otherwise have been subject to FATCA Withholding). You should consult your own tax advisors regarding the relevant U.S. law and other official guidance on FATCA Withholding.

Federal Estate Taxes

CIM Commercial stock held by a non-U.S. stockholder at the time of death will be included in the stockholder’s gross estate for U.S. Federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Other Tax Consequences

State or local taxation may apply to CIM Commercial and its stockholders in various state or local jurisdictions, including those in which CIM Commercial or its stockholders transact business or reside. The state and local tax treatment of CIM Commercial and its stockholders may not conform to the U.S. Federal income tax consequences discussed above. Consequently, prospective stockholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in CIM Commercial.

CERTAIN BENEFIT PLAN INVESTOR CONSIDERATIONS

The U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), imposes certain requirements on (1) “employee benefit plans” subject to Title I of ERISA, (2) IRAs, and other arrangements subject to Section 4975 of the Code and (3) entities whose underlying assets include “plan assets” within the meaning of ERISA by reason of the investments by such plans or accounts or arrangements therein. We refer to each of (1)-(3) as a Plan.

Section 406 of ERISA and Section 4975 of the Code prohibit certain transactions involving the assets of a Plan and certain persons (referred to as “parties in interest” or “disqualified persons”) having certain relationships to such Plan, unless an exemption is applicable to the transaction. A party in interest or disqualified person who engaged in a prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and or the Code.

A prohibited transaction within the meaning of ERISA and the Code could arise if the shares of Series A Preferred Stock or Series D Preferred Stock are acquired by a Plan to which the issuer, underwriters or any of their respective affiliates is a party in interest and such acquisition is not entitled to an applicable exemption, of which there are many. Any Plan fiduciary (a “Fiduciary”), which proposes to cause a Plan to purchase shares of Series A Preferred Stock or Series D Preferred Stock should consult with its counsel regarding the applicability of the fiduciary responsibility and prohibited transaction provisions of ERISA and Section 4975 of the Code to such an investment, and to confirm that such purchase will not constitute or result in a non-exempt prohibited transaction.

Each Fiduciary should consult with its legal advisor concerning the potential consequences to the plan under Title I of ERISA or Section 4975 of the Code of an investment in the Series A Preferred Stock or Series D Preferred Stock. Each purchaser of Series A Preferred Stock or Series D Preferred Stock or any interest therein will be deemed to have represented by its purchase of such shares that (i) it is not a Plan and its purchase of such shares is not made on behalf of or with “plan assets” of any Plan or (ii) its purchase of such shares will not result in a nonexempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

PLAN OF DISTRIBUTION

General

We are offering a maximum of $786,401,275, on an aggregate basis, of Series A Preferred Stock and Series D Preferred Stock in this offering at a public offering price of $25.00 per share (the “Public Offering Price”), subject to reduction as described below in “—Compensation of Dealer Manager and Participating Broker-Dealers.” As of December 13, 2019, we have not issued any shares of Series A Preferred Stock or Series D Preferred Stock in this offering.

The shares of Series A Preferred Stock and Series D Preferred Stock in this offering are offered through CCO Capital, our dealer manager, on a “reasonable best efforts” basis, which means that the dealer manager is only required to use its good faith efforts and reasonable diligence to sell the Series A Preferred Stock and Series D Preferred Stock and has no firm commitment or obligation to purchase any specific number of shares or dollar amount of the Series A Preferred Stock or Series D Preferred Stock. We may terminate this offering at any time in our sole discretion, even if not all shares offered in this offering have been sold.

We may sell the Series A Preferred Stock and Series D Preferred Stock using DTC settlement or, under special circumstances, through DRS settlement. Investors purchasing shares through DTC settlement will coordinate with their registered representatives to pay the full purchase price for such shares. See “Settlement Procedures” for a description of the settlement procedures with respect to each of these settlement methods.

Compensation of Dealer Manager and Participating Broker-Dealers

We pay to CCO Capital upfront dealer manager fees, selling commissions and trailing dealer manager fees in connection with this offering of Series A Preferred Stock and Series D Preferred Stock as described below. CCO Capital has authorized, and we expect CCO Capital to continue to authorize, participating broker-dealers to sell shares of Series A Preferred Stock and Series D Preferred Stock in this offering. CCO Capital may reallow to a participating broker-dealer, as a non-accountable marketing allowance, a portion of its selling commissions and upfront dealer manager fee earned on the proceeds raised by such participating broker-dealer. The amount of the reallowance to any participating broker-dealer will be determined by the dealer manager in its sole discretion.

The upfront dealer manager fee of up to 1.25% of the gross offering proceeds from this offering of Series A Preferred Stock and Series D Preferred Stock is paid to CCO Capital as compensation for its services as dealer manager. In such capacity, CCO Capital manages, directs and supervises its associated persons who are wholesalers in connection with this offering.

We also pay to CCO Capital selling commissions of up to 5.50% of the gross offering proceeds from sales of Series A Preferred Stock in this offering (except as otherwise described below). CCO Capital or certain participating broker-dealers may, from time to time, enter into agreements that provide for reduced selling commissions on the Series A Preferred Stock. To the extent CCO Capital or a participating broker-dealer agrees to reduce its selling commissions on the Series A Preferred Stock below 5.50% (but not below 5.00%), the public offering price of such affected shares will be decreased from $25.00 per share by an amount equal to such reduction, up to a maximum decrease of $0.125 per share. The table below illustrates sample reductions in selling commissions and their corresponding reductions in the public offering price per share of Series A Preferred Stock:

Selling Commission	Public Offering Price per share of Series A Preferred Stock
5.50%	$25.0000
5.25%	$24.9375
5.00%	$24.8750

No selling commissions are paid in respect of the Series D Preferred Stock. In addition to the upfront fees described above, we pay to CCO Capital a trailing dealer manager fee with respect to shares of Series A Preferred Stock and Series D Preferred Stock sold in this offering. The trailing dealer manager fee accrues daily with respect to each share sold in an amount equal to 1/365th of 0.25% per annum of the public offering price of such share. The trailing dealer manager fee is payable monthly in arrears and is paid on a continuous basis from year to year. We will cease paying trailing dealer manager fees in respect of a given share of Series A Preferred Stock or Series D Preferred Stock upon the earliest to occur of (i) the date on which such share is no longer outstanding (for example, as the result of redemption by the holder thereof or by the Company) and (ii) the date on which we determine that payment of such fee would cause the total underwriting compensation (as described below) in respect of this offering to exceed 10.00% of the aggregate gross proceeds of Series A Preferred Stock and Series D Preferred Stock sold in this offering.

Notwithstanding the foregoing description of fees, in the event (i) any director or officer of the Company (whether current or retired), (ii) any director, officer or employee (whether current or retired) of the Administrator or the Operator, (iii) any family member of a person described in clause (i) or (ii) above, (iv) any affiliate of the Administrator or the Operator, (v) any entity owned entirely or substantially entirely by any person described in clause (i) or (ii) above or any affiliated entity of such entity or (vi) if approved by our management, any joint venture partner, consultant, service provider or business associate of any person or entity described in clauses (i)-(v) above purchases shares of Series A Preferred Stock or Series D Preferred Stock in this offering (sales to such purchasers, “Friends and Family Sales”), we will not pay to CCO Capital any selling commissions in respect of such sales. Additionally, we will pay to CCO Capital a discounted upfront dealer manager fee of 1.00% in respect of Friends and Family Sales. As a result, we will receive increased net offering proceeds from Friends and Family Sales. Purchasers in a Friends and Family Sale will be expected to hold any shares of Series A Preferred Stock or Series D Preferred Stock so purchased as stockholders for investment and not with a view towards distribution. For purposes of Friends and Family Sales, we consider a “family member” to be a spouse, parent, child, sibling, cousin, mother- or father-in-law, son- or daughter-in-law or brother- or sister-in-law.

We do not pay referral or similar fees to any accountants, attorneys or other persons in connection with the distribution of the Series A Preferred Stock or Series D Preferred Stock.

The table below sets forth the nature and estimated amount of all items viewed as “underwriting compensation” by FINRA, assuming we sell all the Series A Preferred Stock and Series D Preferred Stock offered hereby. For purposes of this table, we have assumed no reduced or waived commissions or fees as discussed elsewhere in this “Plan of Distribution” section.

	Maximum Series A Preferred Stock Offering (1)	Maximum Series D Preferred Stock Offering (2)
Public offering price	$786,401,275	$786,401,275
Selling commissions (maximum)	$43,252,070	$0.00
Upfront dealer manager fee (maximum)	$9,830,016	$9,830,016
Trailing dealer manager fee (3)	$9,830,016	$9,830,016
Total proceeds, before expenses, to us	$723,489,173	$766,741,243

(1)         Assumes the maximum aggregate offering of $786,401,275 is sold and is comprised solely of shares of Series A Preferred Stock.

(2)         Assumes the maximum aggregate offering of $786,401,275 is sold and is comprised solely of shares of Series D Preferred Stock.

(3)         In order to calculate the maximum trailing dealer manager fee for the shares of Series A Preferred Stock and Series D Preferred Stock offered hereby, we assumed that (i) the maximum aggregate offering of $786,401,275 is sold and is comprised solely of shares of Series A Preferred Stock or Series D Preferred Stock, as applicable, and (ii) such shares remain outstanding until the fifth anniversary of the date of original issuance of such shares, when the Company has the option to redeem such shares. The aggregate trailing dealer manager fee, together with the aggregate selling commissions, upfront dealer manager fees and other expenses and non-cash compensation that is considered underwriting compensation for this offering, will not exceed 10.00% of the aggregate gross proceeds of this offering, or $78,640,128.

We will reimburse CCO Capital or its designee for its bona fide due diligence expenses that are supported by a detailed and itemized invoice. We will also reimburse CCO Capital for reimbursements it may make to selected dealers and RIAs for bona fide and documented due diligence expenses that have actually been incurred and are supported by detailed and itemized invoice(s), to the extent approved in advance by the Company.  Also, to the extent approved in advance by the Company, we will reimburse CCO Capital for bona fide and documented expenses associated with the offer, sale or distribution of the shares of Series A Preferred Stock and Series D Preferred Stock subject to FINRA rules in respect of underwriter compensation.

We or our affiliates also may provide permissible forms of non-cash compensation to registered representatives of our dealer manager and the participating broker-dealers. For instance, our dealer manager incurs expense reimbursements relating to: business meal and entertainment costs incurred by wholesalers employed by our dealer manager; travel, lodging and meal costs of participating broker-dealers and their registered representatives who attend training and education meetings sponsored by our dealer manager; and other costs of such training and education meetings sponsored by our dealer manager.

The value of such items will be considered underwriting compensation in connection with this offering. The total of the selling commissions, dealer manager fees and bona fide and properly documented expenses associated with the offer, sale or distribution of the Series A Preferred Stock and Series D Preferred Stock, which are paid by or reimbursed by the Company and are deemed components of underwriter compensation will not exceed 10.00% of the offering proceeds pursuant to FINRA Rule 2310(b)(4)(ii).  The dealer manager’s legal expenses will be paid by the dealer manager out of the upfront dealer manager fee, except the Company will pay for expenses related to the FINRA filing and other expenses pre-approved by the Company.

To the extent permitted by law and our charter, we will indemnify the participating broker-dealers and CCO Capital against certain civil liabilities, including certain liabilities arising under the Securities Act. However, the SEC takes the position that indemnification against liabilities arising under the Securities Act is against public policy and is not enforceable.

We will be responsible for the expenses of issuance and distribution of the Series A Preferred Stock and Series D Preferred Stock in this offering, including registration fees, printing expenses and the Company’s legal and accounting fees, which we estimate will total approximately $6,736,505 (excluding selling commissions, upfront dealer manager fees and trailing dealer manager fees).

The obligations of the dealer manager may be terminated in the event of a material adverse change in economic, political or financial conditions or upon the occurrence of certain other conditions specified in the dealer manager agreement, as amended and assigned, between the Company and the dealer manager.

Settlement Procedures

If your broker-dealer uses DTC settlement, then you can place an order for the purchase of shares of Series A Preferred Stock or Series D Preferred Stock through your broker-dealer. A broker-dealer using this service will have an account with DTC in which your funds are placed. We anticipate bi-monthly closing cycles and you should coordinate with your registered representative to pay the full purchase price for your shares of Series A Preferred Stock or Series D Preferred Stock by the future bi-monthly settlement dates.

If the Company allows the alternative of DRS settlement, you will have the option to elect to use DRS settlement. If you elect to use DRS settlement and the Company is accepting DRS subscriptions, you should complete and sign a subscription agreement similar to the one incorporated by reference, as an exhibit, into the registration statement of which the accompanying prospectus forms a part, which is available from your registered representative and which will be delivered to the escrow agent or its designee. Subscriptions will be effective upon our acceptance, and we reserve the right to reject any subscription in whole or in part.

Other methods of settlement, at the Company’s sole discretion, may be available depending on your broker-dealer.

Irrespective of whether you purchase shares of Series A Preferred Stock or Series D Preferred Stock using DTC settlement or DRS settlement, by accepting such shares you will be deemed to have accepted the terms of our charter.

Suitability

Each participating dealer who sells shares of Series A Preferred Stock or Series D Preferred Stock on our behalf has the responsibility to make every reasonable effort to determine that the purchase of such shares is appropriate for the investor. In making this determination, the participating broker-dealer will rely on relevant information provided by the investor, including information as to the investor’s age, investment objectives, investment experience, income, net worth, financial situation, other investments and other pertinent information, including that purchase of Series A Preferred Stock or Series D Preferred Stock, as applicable, is only suitable as a long-term investment for persons of adequate financial means with no need for immediate liquidity. Each investor should be aware that the participating broker-dealer will be responsible for determining whether this investment is appropriate for his or her portfolio.

However, you are required to represent and warrant in the subscription agreement or, if placing an order through your registered representative not through a subscription agreement in connection with a DTC settlement, to the registered representative, that you have received a copy of this prospectus and have had sufficient time to review this prospectus. CCO Capital and each participating broker-dealer shall maintain records of the information used to determine that an investment in the Series A Preferred Stock or Series D Preferred Stock, as applicable, is suitable and appropriate for an investor. These records are required to be maintained for a period of at least six years.

Liquidity Track Record

Prior Public Programs

Of the nine publicly offered REITs that CCO Group LLC and its subsidiaries (collectively, “CCO Group”) are currently sponsoring or have sponsored, four programs, Cole Credit Property Trust, Inc. (“CCPT I”), Cole Credit Property Trust II, Inc. (“CCPT II”), Cole Real Estate Investments, Inc. (“Cole”), and Cole Corporate Income Trust, Inc. (“CCIT”) have completed liquidity events.

Cole Credit Property Trust, Inc. (CCPT I). On May 19, 2014, the merger of CCPT I with VEREIT, Inc. (“VEREIT”), and Desert Acquisition, Inc., a Delaware corporation and wholly-owned subsidiary of VEREIT (“Desert Merger Sub”), was completed. Pursuant to the agreement and plan of merger (the “CCPT Merger Agreement”), among CCPTI, VEREIT and Desert Merger Sub, VEREIT commenced a cash tender offer (the “VEREIT Offer”), to purchase all of the outstanding shares of common stock of CCPT I (other than shares held by VEREIT, any of its subsidiaries or any wholly-owned subsidiaries of CCPT I) at a price of $7.25 per share (the “VEREIT Offer Price”). As of the expiration of the VEREIT Offer, a total of 7,735,069 shares of CCPT I common stock were validly tendered and not withdrawn, representing approximately 77% of the shares of CCPT I common stock outstanding. Immediately following the VEREIT Offer, VEREIT exercised its option (the “Top-Up Option”), granted pursuant to the CCPT Merger Agreement, to purchase, at a price per share equal to the VEREIT Offer Price, 13,457,874 newly issued shares of CCPT I common stock (the “Top-Up Shares”). The Top-Up Shares, taken together with the shares of CCPT I common stock owned, directly or indirectly, by VEREIT and its subsidiaries immediately following the acceptance for payment and payment for the shares of CCPT I common stock that were validly tendered in the VEREIT Offer, constituted one share more than 90% of the outstanding shares of CCPT I common stock (after giving effect to the issuance of all shares subject to the Top-Up Option), the applicable threshold required to effect a short-form merger under applicable Maryland law without stockholder approval. Following the consummation of the VEREIT Offer and the exercise of the Top-Up Option, in accordance with the CCPT Merger Agreement, VEREIT completed its acquisition of CCPT I by effecting a short-form merger under Maryland law, pursuant to which CCPT I was merged with and into Desert Merger Sub, with Desert Merger Sub surviving as a direct wholly-owned subsidiary of VEREIT.

Cole Credit Property Trust II, Inc. (CCPT II). On July 17, 2013, the merger of CCPT II with Spirit Realty Capital Inc. (“Spirit”), was completed. Pursuant to the agreement and plan of merger, each Spirit stockholder received 1.9048 shares of CCPT II common stock for each share of Spirit common stock held immediately prior to the effective time of the merger (which equated to an inverse exchange ratio of 0.525 shares of Spirit common stock for one share of CCPT II common stock). The shares of the combined company’s common stock closed trading on July 17, 2013 at $9.28 per share on the New York Stock Exchange (the “NYSE”) under the symbol “SRC.”

Cole Real Estate Investments, Inc. (Cole). On April 5, 2013, Cole completed a transaction whereby Cole Holdings Corporation merged with and into CREInvestments, LLC, a wholly-owned subsidiary of Cole (the “Cole Holdings Merger”). Cole changed its name from Cole Credit Property Trust III, Inc. to Cole Real Estate Investments, Inc. and its shares of common stock were listed on the NYSE on June 20, 2013 at an initial price of $11.50 per share. In connection with the Cole Holdings Merger, the sole stockholder of Cole Holdings Corporation and certain of Cole Holdings Corporation’s executive officers (the “Holdings Executives”) received a total of $21.9 million in cash, which included $1.9 million paid related to an excess working capital adjustment, and approximately 10,700,000 newly-issued shares of common stock of Cole, inclusive of approximately 661,000 shares that were withheld to satisfy applicable tax withholdings (collectively, the “Upfront Stock Consideration”). In addition, as a result of the listing of Cole’s common stock on the NYSE, an aggregate of approximately 2,100,000 newly-issued shares of common stock of Cole, inclusive of approximately 135,000 shares that were withheld to satisfy applicable tax withholdings (collectively, the “Listing Consideration”), were issued to the Holdings Executives. In accordance with the merger agreement and as further discussed below, approximately 4,300,000 shares of the Upfront Stock Consideration and the Listing Consideration were placed into escrow (together, the “Escrow Shares”), and were scheduled to be released on April 5, 2014, subject to meeting certain requirements. The Upfront Stock Consideration and the Listing Consideration were subject to a three-year lock-up with approximately one-third of the shares released each year following the merger date.

Pursuant to the merger agreement and certain preexisting transaction bonus entitlements, additional shares of Cole’s common stock were potentially payable in 2017 by Cole to the Holdings Executives as an “earn-out” contingent upon the acquired business’ demonstrated financial success during the years ending December 31, 2015 and 2016 (the “Earnout Consideration”). The Earnout Consideration was subject to a lockup until December 31, 2017. Additionally, the Holdings Executives were potentially entitled to additional shares of Cole’s common stock (the “Incentive Consideration”), and collectively with the Earnout Consideration, the Merger Contingent Consideration, based on the terms of Cole’s advisory agreement with Cole REIT Advisors III, LLC, which was a wholly-owned subsidiary of Cole Holdings Corporation, in effect prior to the Cole Holdings Merger. However, the sole stockholder of Cole Holdings Corporation agreed as part of the Cole Holdings Merger to reduce the amount that would have been payable as Incentive Consideration by 25%. The Incentive Consideration was based on 11.25% (reduced from 15% in Cole’s advisory agreement) of the amount by which the market value of Cole’s common stock raised in Cole’s initial offering, follow-on offering and distribution reinvestment plan offering (the “Capital Raised”), plus all distributions paid on such shares through the Incentive Consideration Test Period, as defined below, exceeded the amount of Capital Raised and the amount of distributions necessary to generate an 8% cumulative, non-compounded annual return to investors. The market value of the Capital Raised was based on the average closing price over a period of 30 consecutive trading days (the “Incentive Consideration Test Period”), beginning 180 days after June 20, 2013, the date Cole’s shares of common stock were listed on the NYSE.

On October 22, 2013, Cole entered into an Agreement and Plan of Merger (the “VEREIT Merger Agreement”), with VEREIT and Clark Acquisition, LLC (“Merger Sub”). The VEREIT Merger Agreement provided for the merger of Cole with and into Merger Sub, with Merger Sub surviving the merger as a wholly-owned subsidiary of VEREIT (the “VEREIT Merger”). On February 7, 2014, the VEREIT Merger and the other transactions contemplated by the VEREIT Merger Agreement were completed.

In connection with the execution of the VEREIT Merger Agreement, the Holdings Executives entered into letter agreements with VEREIT (the “Letter Agreements”), pursuant to which, among other arrangements, such persons would receive the Incentive Consideration from Cole in the form of shares of Cole common stock in the event the VEREIT Merger was not consummated before the end of the Incentive Consideration Test Period. The Incentive Consideration Test Period ended January 30, 2014 and, in accordance with the terms of the merger agreement for the Cole Holdings Merger and the Letter Agreements, on January 31, 2014 Cole issued a total of 15,744,370 shares of Cole common stock to the Holdings Executives (before applicable tax withholding).

The Letter Agreements also provided that the shares of VEREIT common stock issued to the Holdings Executives in connection with the VEREIT Merger would generally be subject to a three-year lock-up with approximately one-third of the shares released each year following the merger date of the Cole Holdings Merger. The shares of VEREIT common stock issued to the Holdings Executives that were attributable to the Merger Contingent Consideration under the Cole Holdings Merger Agreement were released from their lock-up (which generally prohibited transfer of such shares until December 31, 2017) on a quarterly basis on the last day of each calendar quarter, beginning with the first full calendar quarter following the consummation of the VEREIT Merger through December 31, 2017.

The Letter Agreements also provided for the conversion of the Escrow Shares into shares of VEREIT common stock or cash, depending on the applicable Holdings Executive’s election under the terms of the VEREIT Merger Agreement.

Cole Corporate Income Trust, Inc. (CCIT). On January 29, 2015, CCIT merged with and into SC Merger Sub LLC (“SIR Merger Sub”). Pursuant to the an Agreement and Plan of Merger (the “CCIT Merger Agreement”), with Select Income REIT, a publicly listed Maryland and real estate investment trust (“SIR”), and SIR Merger Sub, each share of CCIT common stock (“CCIT Common Stock”), issued and outstanding was converted into the right to receive either (1) $10.50 in cash (the “Cash Consideration”); or (2) 0.360 of a common share of beneficial interest, par value $0.01, of SIR (the “Share Consideration”). The Cash Consideration and the Share Consideration were allocated in accordance with the CCIT Merger Agreement so that the aggregate number of shares of CCIT Common Stock converted into the right to receive the Cash Consideration did not exceed 60% of the shares of CCIT common stock issued and outstanding immediately prior to the effective time of the merger. No fractional common shares of beneficial interest, par value $0.01, of SIR were issued in the merger, and cash was paid in lieu thereof. The shares of the combined company’s common stock closed trading on January 29, 2015 at $25.20 per share on the NYSE under the symbol “SIR.”

Current Public Programs

CIM Real Estate Finance Trust, Inc. (CMFT). CIM Real Estate Finance Trust (“CMFT”), formerly known as Cole Credit Property Trust IV, Inc., has not established a targeted date or time frame for pursuing a liquidity event, although it has disclosed in its prospectus that it expects to engage in a strategy to provide its investors with liquidity at a time and in a method determined by its independent directors to be in the best interests of its stockholders beginning five to seven years following the termination of its initial public offering. CMFT ceased issuing shares in its primary offering on April 4, 2014, although it continues to sell shares of its common stock pursuant to its distribution reinvestment plan. The timing and method of any liquidity event for CMFT was undetermined as of December 31, 2018.

CIM Income NAV, Inc. (CIM Income NAV). CIM Income NAV, Inc. (“CIM Income NAV”), formerly known as Cole Real Estate Income Strategy (Daily NAV), Inc., is structured as a perpetual-life, non-exchange traded REIT, which means that, subject to regulatory approval of registrations for additional future offerings, it will be selling shares of its common stock on a continuous basis and for an indefinite period of time.

Cole Office & Industrial REIT (CCIT II), Inc. (CCIT II). Cole Office & Industrial REIT (CCIT II), Inc. (“CCIT II”), has not established a targeted date or time frame for pursuing a liquidity event, although it has disclosed in its prospectus that it expects to engage in a strategy to provide its investors with liquidity at a time and in a method determined by its independent directors to be in the best interests of its stockholders beginning five to seven years following the termination of its initial public offering. CCIT II ceased issuing shares in its primary offering on September 17, 2016, although it continues to sell shares of its common stock pursuant to its distribution reinvestment plan. The timing and method of any liquidity event for CCIT II was undetermined as of December 31, 2018.

Cole Credit Property Trust V, Inc. (CCPT V). Cole Credit Property Trust V, Inc. (“CCPT V”), has not established a targeted date or time frame for pursuing a liquidity event, although it has disclosed in its prospectus that it expects to engage in a strategy to provide its investors with liquidity at a time and in a method determined by its independent directors to be in the best interests of its stockholders beginning three to six years following the termination of its initial public offering. CCPT V terminated its initial public offering on August 1, 2017 and commenced a follow-on public offering on August 1, 2017. CCPT V ceased issuing shares in its follow-on offering on April 30, 2019, although it continues to sell shares of its common stock pursuant to its distribution reinvestment plan. The timing and method of any liquidity event for CCPT V was undetermined as of December 31, 2018.

Cole Office & Industrial REIT (CCIT III), Inc. (CCIT III). Cole Office & Industrial REIT (CCIT III), Inc. (“CCIT III”), has not established a targeted date or time frame for pursuing a liquidity event, although it has disclosed in its prospectus that it expects to engage in a strategy to provide its investors with liquidity at a time and in a method determined by its independent directors to be in the best interests of its stockholders beginning five to seven years following the termination of its initial public offering. CCIT III ceased issuing shares in its initial public offering on April 30, 2019, although it continues to sell shares of its common stock pursuant to its distribution reinvestment plan. The timing and method of any liquidity event for CCIT III was undetermined as of December 31, 2018.

LEGAL MATTERS

The validity of the shares of Series A Preferred Stock and Series D Preferred Stock offered by this prospectus and certain other matters of Maryland law have been passed upon for us by Venable LLP. The description of the federal income tax consequences contained in the section of this prospectus supplement captioned “Material U.S. Federal Income Tax Consequences” have been passed upon for us by Sullivan & Cromwell LLP.

EXPERTS

Our consolidated financial statements and schedules as of December 31, 2018 and 2017 and for each of the three years in the period ended December 31, 2018 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2018 incorporated by reference herein have been so incorporated in reliance on the reports of BDO USA, LLP, an independent registered public accounting firm, incorporated by reference herein, given on the authority of said firm as experts in auditing and accounting.

PROSPECTUS

CIM Commercial Trust Corporation

$1,000,000,000

Debt Securities
Common Stock
Preferred Stock
Depositary Shares
Warrants
Rights
Units

We may offer and sell up to $1,000,000,000 in the aggregate of the securities identified above from time to time in one or more offerings.

This prospectus includes a general description of the securities we may offer and the manner in which they may be offered. The specific terms of any securities to be offered, and the specific manner in which they will be offered, will be described in a supplement to this prospectus or incorporated into this prospectus by reference. You should read this prospectus and the applicable prospectus supplement before you invest in any of our securities.

We may offer and sell the securities through one or more underwriters, dealers and agents, or directly to purchasers, or through a combination of these methods. If any underwriters, dealers or agents are involved in the sale of any of the securities, their names and any applicable purchase price, fee, commission or discount arrangement between or among them will be set forth in the applicable prospectus supplement. See “About this Prospectus” and “Plan of Distribution” in this prospectus for more information.

Our Common Stock, par value $0.001 per share, is traded on the Nasdaq Global Market (“Nasdaq”), under the ticker symbol “CMCT,” and on the Tel Aviv Stock Exchange (the “TASE”), under the ticker symbol “CMCT-L.” Our Series L Preferred Stock, par value $0.001 per share (our “Series L Preferred Stock”), is also traded on Nasdaq and the TASE, in each case under the ticker symbol “CMCTP.”

We have elected to qualify to be taxed as a real estate investment trust (“REIT”) under the provisions of the Internal Revenue Code of 1986, as amended (the “Code”). We impose certain restrictions on the ownership and transfer of our capital stock. You should read the information under the section entitled “Description of Capital Stock—Select Charter Provisions Related to Our Capital Stock—Restrictions on Ownership and Transfer” in this prospectus for a description of these restrictions.

Investing in our securities involves significant risks. See “Risk Factors” on page 1 of this prospectus to read about factors you should consider before investing in our securities.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 4, 2019

ABOUT THIS PROSPECTUS

This prospectus is a part of a registration statement that we filed with the SEC using a “shelf” registration process. Under such shelf registration statement, we may offer and sell any combination of the securities identified in this prospectus in one or more offerings. Each time we offer and sell securities, we will provide a prospectus supplement containing specific information about the terms of the securities being offered or the nature of the offering. That prospectus supplement may include a discussion of any risk factors or other special considerations that apply to the offered securities or such offering.

You should rely only on the information contained in or incorporated by reference into this prospectus, any supplement and any related free writing prospectus. No one is authorized to provide you with information that is different from that which is contained in this prospectus or to make representations as to matters not stated in this prospectus or any related prospectus supplement or free writing prospectus. The information contained in this prospectus is accurate only as of the date of this prospectus, and any information incorporated by reference is accurate only as of the date of the document incorporated by reference, in each case, regardless of the time of delivery of this prospectus or any purchase of our securities. Our business, financial condition, results of operations and prospects may have changed since those dates. If there is any inconsistency between the information in this prospectus (including the information incorporated by reference herein) and any related prospectus supplement or free writing prospectus, you should rely on the information in the most recent related prospectus supplement or free writing prospectus.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. To the extent there is any inconsistency between the summaries contained herein and the actual terms of these documents, the actual terms will govern. Copies of some of the documents referred to herein have been filed as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described under the heading “Where You Can Find More Information” in this prospectus.

Unless otherwise indicated in this prospectus, or if the context otherwise requires, “CIM Commercial,” the “Company,” “we,” “us” and “our” refer to CIM Commercial Trust Corporation and its subsidiaries.

RISK FACTORS

Before making a decision to purchase securities offered by us, you should carefully consider your particular investment objectives and financial circumstances in light of the risks described under “Risk Factors” in the applicable prospectus supplement and our most recent Annual Report on Form 10-K (and any updates to those risk factors included in our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K), together with all of the other information appearing in this prospectus or incorporated by reference into this prospectus and the applicable prospectus supplement. For more information, see the section entitled “Where You Can Find More Information.”

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and file with the SEC proxy statements, Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as required. The SEC maintains a website that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, accessible to the public at www.sec.gov.

The SEC allows us to “incorporate by reference” the information that we file with it, which means that we can disclose important information to you by referring you to other documents. The information incorporated by reference is an important part of this prospectus and should be read with the same care. Information that we file with the SEC after the date of this prospectus and any prospectus supplement will be deemed to automatically modify and supersede the information included or incorporated by reference in this prospectus and any prospectus supplement to the extent that the subsequently filed information modifies or supersedes the existing information.

We incorporate by reference the documents listed below and any documents we file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the date that the offerings of securities by means of this prospectus are completed or terminated (other than, in each case, documents or portions of documents deemed to have been furnished and not filed in accordance with SEC rules):

•                  the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, and the information specifically incorporated by reference therein from our Definitive Proxy Statement on Schedule 14A filed on April 5, 2019;

•                  the Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2019, June 30, 2019 and September 30, 2019;

•                  the Company’s Current Reports on Form 8-K filed on January 22, 2019, March 7, 2019, March 18, 2019, March 29, 2019, May 6, 2019, May 31, 2019, June 19, 2019, August 5, 2019, August 8, 2019, August 12, 2019 and September 6, 2019; and

•                  the Company’s Preliminary Information Statement on Schedule 14C, filed on September 20, 2019.

Additionally, all documents (other than documents or portions of documents deemed to have been furnished and not filed in accordance with SEC rules) that we file with the SEC pursuant to the Exchange Act after the date of the initial registration statement of which this prospectus forms a part and prior to effectiveness of such registration statement shall be deemed to be incorporated by reference into this prospectus.

We make available through our website at http://shareholders.cimcommercial.com/sec-filings our annual reports, quarterly reports, current reports and other materials we file or furnish to the SEC as soon as reasonably practicable after we file such materials with the SEC. Additionally, we will provide without charge, upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus and a copy of any or all other contracts or documents which are referred to in this prospectus. Such requests should be directed to CIM Commercial, Attn: Investor Relations, 17950 Preston Road, Suite 600, Dallas, Texas 75252, or may be requested by telephone at (972) 349-3230.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and any accompanying prospectus supplement contain or incorporate by reference “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act, that are intended to be subject to the safe harbors created under the Private Securities Litigation Reform Act of 1995. You can identify these statements by the fact that they do not relate strictly to historical or current facts, or that they discuss the business and affairs of CIM Commercial on a prospective basis. Statements that include words such as “may,” “will,” “project,” “might,” “expect,” “believe,” “anticipate,” “intend,” “target,” “could,” “would,” “should,” “estimate,” “continue,” “pursue,” “potential,” among others, or the negative of such words, may identify forward-looking statements.

Forward-looking statements are necessarily estimates reflecting the judgment of CIM Commercial and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. CIM Commercial bases these forward-looking statements on particular assumptions that it has made in light of its experience, as well as its perception of expected future developments and other factors that it believes are appropriate under the circumstances. There can be no assurance that the results and events contemplated by the forward-looking statements will in fact transpire or, if they do transpire, that they will occur or have the anticipated effects. New factors emerge from time to time, and it is not possible for CIM Commercial to predict all of them. Nor can CIM Commercial assess the impact of each such factor or the extent to which any factor, or combination of factors may cause results to differ materially from those contained in any forward-looking statement. As you read and consider the information herein, you are cautioned to not place undue reliance on these forward looking statements.

Forward-looking statements speak only as of the date on which such statements are made. We undertake no obligation to publicly update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events, except as required by law.

OUR COMPANY

CIM Commercial, a Maryland corporation and REIT, primarily acquires, owns and operates Class A and creative office assets in vibrant and improving metropolitan communities throughout the United States. These communities are located in areas that include traditional downtown areas and suburban main streets, which have high barriers to entry, high population density, positive population trends and a propensity for growth. We were originally organized in 1993 as PMC Commercial Trust, a Texas REIT. We believe that the critical mass of redevelopment in such areas creates positive externalities, which enhance the value of real estate assets in the area. We believe that these assets will provide greater returns than similar assets in other markets, as a result of the population growth, public commitment, and significant private investment that characterize these areas.

We are operated by affiliates of CIM Group, L.P. (“CIM Group”). CIM Group is a vertically-integrated owner and operator of real assets with multi-disciplinary expertise and in-house research, acquisition, credit analysis, development, financing, leasing, and onsite property management capabilities. CIM Group is headquartered in Los Angeles, California and has offices in Oakland, California; Bethesda, Maryland; Dallas, Texas; New York, New York; Chicago, Illinois; and Phoenix, Arizona.

We have elected to be taxed as a REIT under the provisions of the Code. To the extent we qualify for taxation as a REIT, we generally will not be subject to a federal corporate income tax on our taxable income that is distributed to our stockholders. We may, however, be subject to certain federal excise taxes and state and local taxes on our income and property. If we fail to qualify as a REIT in any taxable year, we will be subject to federal income taxes at regular corporate rates and will not be able to qualify as a REIT for four subsequent taxable years. In order to remain qualified as a REIT under the Code, we must satisfy various requirements in each taxable year, including, among others, limitations on share ownership, asset diversification, sources of income, and the distribution of at least 90% of our taxable income within the specified time in accordance with the Code.

Our Common Stock trades on Nasdaq, under the ticker symbol “CMCT,” and the TASE, under the ticker symbol “CMCT-L.” Our Series L Preferred Stock is also traded on Nasdaq and the TASE, in each case under the ticker symbol “CMCTP.” Our principal executive offices are located at 17950 Preston Road, Suite 600, Dallas, Texas 75252 and our telephone number is (972) 349-3200. Our internet address is http://www.cimcommercial.com. The information contained on our website is not part of this prospectus.

USE OF PROCEEDS

Unless otherwise indicated in a prospectus supplement, we intend to use the net proceeds from the primary offering for general corporate purposes, acquisition of assets, financing development and repositioning of our properties and capital expenditures, refinancing our indebtedness and repurchasing and redeeming our preferred stock (if we choose to, or are required to, pay the redemption price in cash instead of in shares of our Common Stock).

DESCRIPTION OF DEBT SECURITIES

This section contains general terms and provisions of the debt securities that may be offered and sold in one or more offerings under this prospectus. The board of directors of the Company (our “Board of Directors”) will determine the specific terms of any series of debt securities offered under this prospectus, and such terms will be described in the applicable prospectus supplement. You should read any prospectus supplement and any free writing prospectus that we may authorize to be provided to you related to the series of debt securities being offered, including the complete note agreements or indentures, as applicable, that contain the terms of the debt securities. Where any provision in an accompanying prospectus supplement is inconsistent with any provision in this prospectus, the prospectus supplement will control.

General

We may offer senior debt securities or subordinated debt securities, which may be convertible into one or more other securities. Unless otherwise provided by the applicable prospectus supplement, senior debt securities will be unsubordinated obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness. Subordinated debt securities will be subordinated to our senior debt on terms set forth in the applicable prospectus supplement.

Debt securities may be issued under a note purchase agreement or under an indenture to be entered between us and a trustee. In any issuance of debt securities, we will file with the SEC the form of debt security and, as applicable, a form of note purchase agreement or form of indenture. If we issue debt securities pursuant to an indenture to be entered into between us and a trustee, we will identify the trustee in the applicable prospectus supplement, and the terms of the debt securities will include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as in effect on the date of the indenture. Any indenture will be subject to and governed by the terms of the Trust Indenture Act of 1939.

Terms

For each series of debt securities we offer, a prospectus supplement will be delivered with this prospectus that describes the terms and conditions of the series of debt securities offered, including, to the extent applicable, the following:

•                  the title and series designation of the debt securities;

•                  the character of the debt securities as senior debt securities or subordinated debt securities, and the extent and manner in which any subordinated debt securities are subordinated to the prior payment of our other liabilities;

•                  any limit on the aggregate principal amount of the debt securities that may be issued;

•                  the price or prices at which the debt securities will be issued, which may be expressed as a percentage of the aggregate principal amount of those debt securities;

•                  the timing of the payment of the principal amount;

•                  the rate or rates at which the debt securities bear interest, or the method used to determine such rate or rates, if any;

•                  the date or dates from which interest will accrue and the timing of the payment of any accrued interest;

•                  whether the debt securities are to be issued in global form;

•                  any sinking fund requirements or other provisions that would obligate the Company to redeem, repay or purchase the debt securities;

•                  any provisions that would allow the Company to redeem the debt securities in whole or in part;

•                  whether the debt securities are denominated or payable in U.S. dollars or a foreign currency or units of two or more foreign currencies;

•                  any restrictions on the offer, sale and delivery of the debt securities;

•                  the place or places where payments or deliveries in respect of the debt securities will be made, where the debt securities may be presented for registration of transfer or exchange and where notices or demands to or upon the Company may be served;

•                  any provisions for the satisfaction and discharge or defeasance or covenant defeasance of the indenture under which the debt securities are issued;

•                  the terms, if any, upon which the debt securities are convertible into other of our securities of ours and the terms and conditions upon which any conversion will be effected, including the initial conversion price or rate and the conversion period;

•                  any conditions that must be satisfied, including a description of any documents or certificates that must be received, prior to the issuance of the debt securities;

•                  the events of default and covenants relevant to the debt securities;

•                  the identity of any trustee, including the location of the corporate trust office of such trustee, and, if different than the trustee, the identity of any security registrar or paying agent;

•                  any special rights to which holders of the debt securities are entitled upon the occurrence of specified events;

•                  a discussion of any material U.S. federal income tax consequences of owning and disposing of the debt securities; and

•                  any other terms of the debt securities which are not inconsistent with the provisions of the applicable indenture or the Trust Indenture Act of 1939.

Unless otherwise specified in the applicable prospectus supplement, all debt securities will be construed in accordance with and governed by the laws of the state of New York and, to the extent debt securities are issued pursuant to an indenture, such indenture will be governed by the laws of the state of New York.

DESCRIPTION OF CAPITAL STOCK

The following is a summary description of our capital stock and of capital stock that may be offered and sold in one or more offerings under this prospectus. The description of our capital stock is not complete and is qualified in its entirety by reference to the provisions of charter and bylaws and the applicable provisions of the Maryland General Corporation Law (the “MGCL”). Our charter and bylaws are incorporated by reference, as exhibits, in the registration statement of which this prospectus forms a part (see “Where You Can Find More Information” in this prospectus).

General

Our charter provides that we may issue up to 900,000,000 shares of our Common Stock, and up to 100,000,000 shares of our preferred stock, par value $0.001 per share, of which 36,000,000 shares are classified as our Series A Preferred Stock, par value $0.001 per share (our “Series A Preferred Stock”), and 9,000,000 shares are classified as our Series L Preferred Stock. Our charter authorizes our Board of Directors, with the approval of a majority of our entire Board of Directors and without stockholder approval, to amend our charter to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that we are authorized to issue.

As of November 18, 2019 there were 14,602,149 shares of our Common Stock, 4,301,230 shares of our Series A Preferred Stock, 4,315,781 Series A Warrants (as defined below in “—Series A Preferred Stock”) and 8,080,740 shares of our Series L Preferred Stock issued and outstanding. Our Common Stock was held by approximately 346 stockholders of record as of November 18, 2019. Under Maryland law, our stockholders are not generally liable for our debts or obligations solely as a result of their status as stockholders.

Common Stock

Subject to the preferential rights of our preferred stock and any other class or series of our capital stock and to the provisions of our charter regarding the restrictions on ownership and transfer of our capital stock (see “—Select Charter Provisions Related to Our Capital Stock—Restrictions on Ownership and Transfer”), holders of shares of our Common Stock are entitled to receive dividends and other distributions on such shares if, as and when authorized by our Board of Directors out of funds legally available therefor and declared by us and to share ratably in the assets of our Company legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up after payment or establishment of reserves for all known debts and liabilities of our Company.

Subject to the provisions of our charter regarding the restrictions on ownership and transfer of our capital stock and except as may otherwise be specified in the terms of any class or series of our capital stock, each outstanding share of our Common Stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors, and, except as provided with respect to any other class or series of stock, the holders of shares of Common Stock will possess the exclusive voting power. There is no cumulative voting in the election of our directors. A plurality of all the votes cast at a meeting of stockholders duly called and at which a quorum is present shall be sufficient to elect a director. Each share of Common Stock entitles the holder thereof to vote for as many individuals as there are directors to be elected and for whose election the holder is entitled to vote. A majority of the votes cast at a meeting of stockholders duly called and at which a quorum is present shall be sufficient to approve any other matter which may properly come before the meeting, unless more than a majority of the votes cast is required by the MGCL or by our charter.

Except as set forth in the terms of our Series L Preferred Stock and described below (see “—Series L Preferred Stock”), holders of shares of our Common Stock have no preference, conversion, exchange, sinking fund or redemption rights and have no preemptive rights to subscribe for any securities of our Company. Our charter provides that our common stockholders generally have no appraisal rights unless our Board of Directors determines prospectively that appraisal rights will apply to one or more transactions in which holders of our Common Stock would otherwise be entitled to exercise appraisal rights. Subject to the provisions of our charter regarding the restrictions on ownership and transfer of our stock, holders of our Common Stock will have equal dividend, liquidation and other rights.

Our Common Stock is traded on Nasdaq, under the ticker symbol “CMCT,” and on the TASE, under the ticker symbol “CMCT-L.”  The transfer agent and registrar for shares of our Common Stock is American Stock Transfer and Trust Company.

Preferred Stock

This section contains general terms and provisions of the preferred stock that may be offered under this prospectus. The terms of any class or series of preferred stock may differ from the terms described below, and certain provisions of the preferred stock described below and in any relevant prospectus are not complete. You should refer to the articles supplementary to our charter with respect to the establishment of a class or series of preferred stock, which will be filed with the SEC in connection with the offering of any class or series of preferred stock.

Our Board of Directors may, with the approval of a majority of our entire Board of Directors and without stockholder approval, authorize the issuance of preferred stock with voting, dividend, liquidation and conversion and other rights that could dilute the voting power or other rights or adversely affect the market value of our Common Stock or other series of preferred stock.

The specific terms of any class or series of preferred stock offered under this prospectus will be described in the applicable prospectus supplement. Such terms may include, to the extent applicable:

•                  the designation of the class or series of preferred stock and the number of shares authorized under our charter;

•                  the number of shares offered in the offering and the price at which shares are offered (or the process by which price will be determined);

•                  the manner of offering of the preferred stock;

•                  any dividend rate, or method of calculation, the dates on which dividends will be payable, whether dividends will be cumulative or noncumulative and, if cumulative, the dates from which dividends will commence to cumulate;

•                  the priority in payment of the preferred stock with respect to distributions and upon liquidation, as compared to the Company’s other obligations;

•                  any listing of the preferred stock on any securities exchange or other securities market;

•                  any voting rights;

•                  any redemption or sinking fund provisions;

•                  any conversion provisions or rights of the Company or the holders to redeem the preferred stock;

•                  whether interests in the preferred stock being offered will be represented by depositary shares;

•                  a discussion of any material U.S. federal income tax consequences of owning and disposing of, or converting or exchanging, the preferred stock; and

•                  any other specific terms of the preferred stock being offered.

The rights of holders of shares of each class or series of preferred stock will be subordinate to those of our general creditors. Any class or series of the preferred stock will, with respect to the priority of the payment of dividends and the priority of payments upon liquidation, winding up and dissolution, rank:

•                  senior to all other equity securities issued by us, the terms of which specifically provide that the equity securities will rank junior to the preferred stock;

•                  equally with all equity securities issued by us, the terms of which specifically provide that the equity securities will rank equally with the preferred stock; and

•                  junior to all equity securities issued by us, the terms of which specifically provide that the equity securities will rank senior to the preferred stock.

Holders of the preferred stock of each class or series will be entitled to receive, when, as and if authorized by our Board of Directors and declared by us, cash dividends at such rates and on such dates described, if any, in the applicable prospectus supplement. Different classes or series of preferred stock may be entitled to dividends at different rates or based on different methods of calculation. The dividend rate may be fixed or variable or both.

Unless otherwise described in the applicable prospectus supplement, holders of the preferred stock will have no voting rights except as otherwise required by law or in our charter. Unless otherwise provided in the applicable prospectus supplement, the transfer agent and registrar for preferred stock offered under this prospectus will be American Stock Transfer and Trust Company.

Any class or series of preferred stock will be subject to the provisions of our charter regarding the restrictions on ownership and transfer of our capital stock (see “—Select Charter Provisions Related to Our Capital Stock—Restrictions on Ownership and Transfer”).

Series A Preferred Stock

Our Series A Preferred Stock has no voting rights and ranks senior to our Common Stock and any other class or series of our capital stock, the terms of which expressly provide that our Series A Preferred Stock ranks senior to such class or series (including with respect to the payment of dividends and other distributions on our Series L Preferred Stock) with respect to payment of dividends and distribution of amounts upon liquidation, dissolution or winding up. Holders of our Series A Preferred Stock are entitled to receive, if, as and when authorized by our Board of Directors, cumulative cash dividends on each share of Series A Preferred Stock at an annual rate of 5.5% of the stated value of $25.00 (the “Series A Stated Value”), which Series A Stated Value is subject to appropriate adjustment in limited circumstances, as set forth in the articles supplementary setting forth the rights, preferences and limitations of the Series A Preferred Stock. Dividends on each share of Series A Preferred Stock begin accruing on, and are cumulative from, the date of issuance of such shares.

Holders of our shares of Series A Preferred Stock are not entitled to any dividend in excess of full cumulative dividends on such shares. Unless full cumulative dividends on our shares of Series A Preferred Stock for all past dividend periods have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment, we will not:

•                  declare and pay or declare and set apart for payment dividends and we will not declare and make any other distribution of cash or other property (other than dividends or other distributions paid in shares of stock ranking junior to our Series A Preferred Stock as to the dividend rights or rights on our liquidation, winding-up or dissolution, and options, warrants or rights to purchase such shares), directly or indirectly, on or with respect to any shares of our Common Stock, our Series L Preferred Stock, or any other class or series of our stock ranking junior to or on parity with our Series A Preferred Stock as to dividend rights or rights on our liquidation, winding-up or dissolution for any period; or

•                  except by conversion into or exchange for shares of stock ranking junior to our Series A Preferred Stock as to dividend rights or rights on our liquidation, winding-up or dissolution, or options, warrants or rights to purchase such shares, redeem, purchase or otherwise acquire (other than a redemption, purchase or other acquisition of Common Stock made for purposes of an employee incentive or benefit plan) for any consideration, or pay or make available any monies for a sinking fund for the redemption of, any Common Stock, Series L Preferred Stock, or any other class or series of our stock ranking junior to or on parity with our Series A Preferred Stock as to dividend rights or rights on our liquidation, winding-up or dissolution.

Holders of our Series A Preferred Stock have the right to require us to redeem such shares beginning on the date of original issuance of such shares at a redemption price equal to the Series A Stated Value, less a redemption fee of 13%, beginning on the date of original issuance until but excluding the second anniversary thereof or a redemption fee of 10% beginning on the second anniversary of the date of original issuance until but excluding the fifth anniversary of the date of original issuance, in each case plus any accrued but unpaid dividends. If a holder of shares of Series A Preferred Stock causes the Company to redeem such shares, we will pay the redemption price in cash or, on or after the first anniversary of the issuance of the shares of Series A Preferred Stock to be redeemed, at our option and in our sole discretion, in equal value through the issuance of shares of Common Stock, based on the volume weighted average price of our Common Stock for the 20 trading days prior to the redemption. Additionally, from and after the fifth anniversary of the date of original issuance of any shares of Series A Preferred Stock, we will have the right to redeem any or all shares of Series A Preferred Stock at 100% of the Series A Stated Value, plus any accrued but unpaid dividends, in cash or in equal value through the issuance of shares of Common Stock.

On July 1, 2016, we commenced our reasonable best efforts public offering of up to 36,000,000 units (“Series A Units”), with each Series A Unit consisting of one share of Series A Preferred Stock and one detachable warrant to purchase 0.25 of a share of our Common Stock (a “Series A Warrant”). For further information regarding our Series A Warrants, refer to “Description of Warrants—Series A Warrants” in this prospectus.

The transfer agent and registrar for shares of our Series A Preferred Stock is American Stock Transfer and Trust Company.

Series L Preferred Stock

On November 21, 2017, the Company issued 8,080,740 shares of Series L Preferred Stock following a public auction process conducted in Israel. The Company accepted for purchase 2,693,580 shares of Series L Preferred Stock in a tender offer that expired on November 20, 2019. Following the consummation of such purchase, there will be 5,387,160 shares of Series L Preferred Stock outstanding.

Our Series L Preferred Stock is listed on Nasdaq and on the TASE, in each case under the ticker symbol "CMCTP." The transfer agent and registrar for shares of our Series L Preferred Stock is American Stock Transfer and Trust Company.

Our Series L Preferred Stock has no voting rights. Subject to certain exceptions, holders of our Series L Preferred Stock are entitled to receive, when, and as authorized by our Board of Directors and declared by us out of legally available funds, cumulative cash dividends on each share of Series L Preferred Stock (the “Series L Preferred Distribution”), at an annual rate of 5.5%, which rate is subject to increase under certain circumstances summarized below, of the stated value of our Series L Preferred Stock, which is $28.37 (the “Series L Stated Value”). The Series L Preferred Distribution is cumulative. If the Company fails to timely declare distributions or fails to timely pay distributions on our Series L Preferred Stock, the annual dividend rate of our Series L Preferred Stock will temporarily increase by 1.0% per year, up to a maximum rate of 8.5%, until the Company has paid all accrued distributions on our Series L Preferred Stock for any past dividend periods.

We must declare and pay the “Initial Dividend,” which for a given fiscal year is a minimum annual amount that is announced by us at the end of the prior fiscal year, on shares of our Common Stock prior to declaring and paying any portion of the Series L Preferred Distribution. While there are no limitations on the maximum amount of the Initial Dividend that can be paid in a particular year, it is our intention that we will not announce an Initial Dividend for any given year that, based on the information then reasonably available to us at the time of announcement, we believe will cause us to be unable to make a future distribution on our Series L Preferred Stock or on any other outstanding share of preferred stock.

Our Series L Preferred Stock ranks, with respect to payment of distributions, senior to our Common Stock, except with respect to and only to the extent of the Initial Dividend, and junior to our Series A Preferred Stock. Additionally, our Series L Preferred Stock ranks, with respect to rights upon our liquidation, dissolution or winding up, senior to our Common Stock to the extent of the Series L Stated Value and, except to the extent of the Initial Dividend, senior to our Common Stock with respect to any accrued and unpaid Series L Preferred Distributions. Our Series L Preferred Stock ranks, with respect to rights upon our liquidation, dissolution or winding up, on parity with our Series A Preferred Stock, to the extent of the Series L Stated Value, and junior to our Series A Preferred Stock, with respect to any accrued and unpaid Series L Preferred Distributions.

Unless full cumulative Series L Preferred Distributions for all past annual periods have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment, we will not:

•                  declare and pay or declare and set apart for payment dividends and we will not declare and make any other distribution of cash or other property (other than dividends or other distributions paid in shares of stock ranking junior to our Series L Preferred Stock as to the distribution rights or rights on our liquidation, winding-up or dissolution, and options, warrants or rights to purchase such shares), directly or indirectly, on or with respect to any shares of our Common Stock other than in amounts up to but not exceeding the Initial Dividend, if any, or any class or series of our stock ranking junior to or on parity with our Series L Preferred Stock as to distribution rights for any period; or

•                  except by conversion into or exchange for shares of stock ranking junior to our Series L Preferred Stock as to distribution rights or rights on our liquidation, winding-up or dissolution, or options, warrants or rights to purchase such shares, redeem, purchase or otherwise acquire (other than a redemption, purchase or other acquisition of Common Stock made for purposes of an employee incentive or benefit plan) for any consideration, or pay or make available any monies for a sinking fund for the redemption of, any Common Stock or any class or series of our stock ranking junior to or on parity with our Series L Preferred Stock as to distribution rights.

However, to the extent necessary to preserve our status as a REIT, the foregoing sentence will not prohibit declaring or paying or setting apart for payment any dividend or other distribution on our Common Stock or the redemption of our capital stock pursuant to the restrictions on ownership and transfer contained in our charter.

Prior to November 21, 2022, we are not permitted to issue any preferred stock ranking senior to or on parity with the Series L Preferred Stock with respect to the payment of dividends, other distributions, liquidation, and or our dissolution or winding up unless the Minimum Fixed Charge Coverage Ratio (as defined in our charter) is equal to or greater than 1.25:1.00 as of the last day of the trailing 12-month period ending on the last day of the quarter preceding the date of such issuance. As of September 30, 2019, we were in compliance with the Minimum Fixed Charge Coverage Ratio requirement.

From and after November 21, 2022, subject to certain conditions, we may redeem shares of Series L Preferred Stock at a redemption price equal to the Series L Stated Value, plus all accrued and unpaid distributions. Additionally, from and after November 21, 2022, each holder of shares of Series L Preferred Stock may require us to redeem such shares at a redemption price equal to the Series L Stated Value, plus, provided certain conditions are met, all accrued and unpaid distributions. Notwithstanding the foregoing, a holder of shares of our Series L Preferred Stock may require us to redeem such shares at any time prior to November 21, 2022 if (1) we do not declare and pay in full the distributions on the Series L Preferred Stock for any annual period prior to such date and (2) we do not declare and pay all accrued and unpaid distributions on our Series L Preferred Stock for all past dividend periods prior to the applicable holder redemption date.

Our obligation to redeem any shares of our Series L Preferred Stock is limited to the extent that (i) we have sufficient funds available to fund any such redemption or (ii) we are restricted by applicable law, our charter, including the terms of our Series A Preferred Stock, or contractual obligations from making such redemption.

The redemption price will be paid at the election of the Company, in its sole discretion, (1) in cash in Israeli new shekels, (2) in shares of our Common Stock based on the lower of (i) the net asset value of the Company per share of Common Stock as most recently published by the Company as of the redemption date and (ii) the 20-day volume-weighted average price per share of our Common Stock as described in the Articles Supplementary describing the terms of our Series L Preferred Stock, or (3) in any combination of cash in Israeli new shekels and Common Stock, based on the foregoing conversion mechanisms.

Select Charter Provisions Related to Our Capital Stock

Classification or Reclassification of Capital Stock

Our charter authorizes our Board of Directors to classify and reclassify any unissued shares of Common Stock, or preferred stock into other classes or series of stock, including one or more classes or series of stock that have priority with respect to voting rights, dividends or upon liquidation over our Common Stock, our Series A Preferred Stock, or our Series L Preferred Stock, and authorizes us to issue the newly-classified shares, subject to the limitations contained in the terms of our Series L Preferred Stock described above. Prior to the issuance of shares of each new class or series, our Board of Directors is required by Maryland law and by our charter to set, subject to the provisions of our charter regarding the restrictions on ownership and transfer of our stock and the express terms of any other class or series of our stock then outstanding, the preferences, conversion or other rights, voting powers, restrictions (including restrictions as to transferability), limitations as to dividends and other distributions, qualifications and terms and conditions of redemption for each class or series. Our Board of Directors may take these actions without stockholder approval unless stockholder approval is required by the rules of any stock exchange or automatic quotation system on which our securities may be listed or traded or the terms of any other class or series of our stock. Therefore, our Board of Directors could authorize the issuance of shares of Common Stock or preferred stock with terms and conditions that could have the effect of delaying, deferring or preventing a change in control or other transaction that might involve a premium price for shares of our Common Stock or otherwise be in the best interest of our stockholders.

Restrictions on Ownership and Transfer

Our charter, subject to certain exceptions, contains certain restrictions on the number of shares of our stock that a person may own. Our charter contains a stock ownership limit that prohibits any person, unless exempted by our Board of Directors, from acquiring or holding, directly or indirectly, applying attribution rules under the Code, shares of our capital stock in excess of 6.25% in number of shares or value, whichever is more restrictive, of the aggregate of the outstanding shares of our stock or 6.25% of the number of shares or value, whichever is more restrictive, of the outstanding shares of our Common Stock. Pursuant to our charter, our Board of Directors has the power to increase or decrease the percentage of stock that a person may beneficially or constructively own. However, any decreased stock ownership limit will not apply to any person whose percentage ownership of our stock is in excess of such decreased stock ownership limit until that person’s percentage ownership of our stock equals or falls below the decreased stock ownership limit. Until such a person’s percentage ownership of our stock falls below such decreased stock ownership limit, any further acquisition of stock will be in violation of the decreased stock ownership limit.

Our charter further prohibits (i) any person from beneficially or constructively owning our stock that (A) would result in us being “closely held” under Section 856(h) of the Code (without regard to whether the shares are owned during the last half of a taxable year), (B) would cause us to constructively own 10% or more of the ownership interests in a tenant of our real property within the meaning of Section 856(d)(2)(B) of the Code or (C) would otherwise cause us to fail to qualify as a REIT, or (ii) any person from transferring our stock if such transfer would result in our stock being beneficially owned by fewer than 100 persons. Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of our stock that will or may violate any of the foregoing restrictions on ownership and transfer, or who is the intended transferee of shares of our stock that are transferred to the trust (as described below), is required to give written notice immediately to us or, in the event of a proposed or attempted transfer, at least 15 days prior written notice to us and provide us with such other information as we may request in order to determine the effect of such transfer on our qualification as a REIT. The foregoing restrictions on transfer and ownership will not apply if our Board of Directors determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT or that compliance with such restrictions is no longer required in order for us to qualify as a REIT.

Our Board of Directors, in its sole discretion, may exempt, prospectively or retroactively, a person from each of the foregoing restrictions except those listed under (i)(A), (i)(C) and (ii) in the preceding paragraph. The person seeking an exemption must provide such representations, covenants and undertakings as our Board of Directors may deem appropriate to conclude that granting the exemption will not cause us to lose our qualification as a REIT. Our Board of Directors may also require a ruling from the Internal Revenue Service or an opinion of counsel in order to determine or ensure our qualification as a REIT in the context of granting such exemptions. Our Board of Directors has waived the 6.25% ownership limits and the restrictions listed under (i)(B) in the preceding paragraph for CIM Urban REIT, LLC, CIM Urban Partners GP, LLC, CIM Service Provider, LLC, the California Public Employees’ Retirement System and persons owning a direct or indirect interest in CIM Urban REIT, LLC, CIM Urban Partners GP, LLC, CIM Service Provider, LLC or the California Public Employees’ Retirement System, and created and excepted holder limit that allows the California Public Employees’ Retirement System to hold up to 23.756% of our outstanding Common Stock.

Any attempted transfer of shares of our stock which, if effective, would result in a violation of the foregoing restrictions will cause the number of shares of our stock causing the violation (rounded up to the nearest whole share) to be automatically transferred to a trust for the benefit of one or more charitable beneficiaries, and the proposed transferee will not acquire any rights in such stock. The automatic transfer will be deemed to be effective as of the close of business on the business day (as defined in our charter) prior to the date of the transfer. If, for any reason, the transfer to the trust does not occur or would not prevent a violation of the restrictions on ownership and transfer contained in our charter, our charter provides that the purported transfer will be treated as invalid from the outset. Shares of stock held in the trust will be issued and outstanding shares. The proposed transferee will not benefit economically from ownership of any stock held in the trust, will have no rights to dividends and no rights to vote or other rights attributable to the shares of stock held in the trust. The trustee of the trust will have all voting rights and rights to dividends or other distributions with respect to shares held in the trust. These rights will be exercised for the exclusive benefit of the charitable beneficiary. Any dividend or other distribution paid prior to our discovery that shares of our stock have been transferred to the trust will be paid by the recipient to the trustee upon demand. Any dividend or other distribution authorized but unpaid will be paid when due to the trustee. Any dividend or other distribution paid to the trustee will be held in trust for the charitable beneficiary. Subject to Maryland law, the trustee will have the authority to rescind as void any vote cast by the proposed transferee prior to our discovery that the shares have been transferred to the trust and to recast the vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary. However, if we have already taken irreversible corporate action, then the trustee will not have the authority to rescind and recast the vote.

Within 20 days of receiving notice from us that shares of our stock have been transferred to the trust, the trustee will sell the shares to a person designated by the trustee, whose ownership of the shares will not violate the above ownership limitations. Upon such sale, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the proposed transferee and to the charitable beneficiary as follows: the proposed transferee will receive the lesser of (i) the price paid by the proposed transferee for the shares, or, if the proposed transferee did not give value for the shares in connection with the event causing the shares to be held in the trust (e.g., a gift, devise or other similar transaction), the market price (as defined in our charter) of the shares on the day of the event causing the shares to be held in the trust and (ii) the price per share received by the trustee from the sale or other disposition of the shares. The trustee may reduce the amount payable to the proposed transferee by the amount of dividends and other distributions paid to the proposed transferee and owed by the proposed transferee to the trust.

Any net sale proceeds in excess of the amount payable to the proposed transferee will be paid immediately to the charitable beneficiary. If, prior to our discovery that our stock have been transferred to the trust, the shares are sold by the proposed transferee, then (i) the shares shall be deemed to have been sold on behalf of the trust and (ii) to the extent that the proposed transferee received an amount for the shares that exceeds the amount the proposed transferee was entitled to receive, the excess shall be paid to the trustee upon demand.

In addition, shares of our stock held in the trust will be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of the price per share in the transaction that resulted in the transfer to the trust (or, in the case of a devise or gift, the market price at the time of the devise or gift) and the market price on the date we, or our designee, accept the offer. We may reduce the amount payable to the proposed transferee by the amount of dividends and other distributions paid to the proposed transferee and owned by the proposed transferee to the trust. We will have the right to accept the offer until the trustee has sold the shares. Upon a sale to us, the interest of the charitable beneficiary in the shares sold will terminate, and the trustee will distribute the net proceeds of the sale to the proposed transferee and any dividends or other distributions held by the trustee shall be paid to the charitable beneficiary.

Every owner of more than 5% (or such lower percentage as required by the Code or the regulations promulgated thereunder) in number or in value of the outstanding shares of our stock, including our Common Stock, within 30 days after the end of each taxable year, will be required to give written notice to us stating the name and address of such owner, the number of shares of each class and series of shares of our stock that the owner beneficially owns and a description of the manner in which the shares are held. Each owner shall provide to us such additional information as we may request to determine the effect, if any, of the beneficial ownership on our qualification as a REIT and to ensure compliance with the ownership limitations. In addition, each beneficial or constructive owner and each person who is holding shares of our stock for such owner will, upon demand, be required to provide to us such information as we may request to determine our qualification as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance and to ensure compliance with the ownership limits.

These ownership limitations could delay, defer or prevent a transaction or a change in control that might involve a premium price for our Common Stock or might otherwise be in the best interests of our stockholders.

DESCRIPTION OF DEPOSITARY SHARES

This section contains general terms and provisions of the depositary shares that may be offered and sold in one or more offerings under this prospectus. The terms of any depositary shares offered under this prospectus will be described in the applicable prospectus supplement. You should read any prospectus supplement and any free writing prospectus that we may authorize to be provided to you related to the depositary shares being offered, including any related deposit agreement. Where any provision in an accompanying prospectus supplement is inconsistent with any provision in this prospectus, the prospectus supplement will control.

Description of Depositary Shares

We may issue depositary shares representing a fraction or a multiple of a share of a class or series of preferred stock issued and with a depositary to be designated by us. The fraction or the multiple of a share of preferred stock which each depositary share represents will be set forth in the applicable prospectus supplement.

We will deposit the shares of any class or series of preferred stock represented by depositary shares according to the provisions of a deposit agreement to be entered into between us and a bank or trust company that we select as our preferred stock depositary in respect of such depositary shares. We will name the depositary in the applicable prospectus supplement. Each holder of a depositary share will be entitled to all the rights and preferences of the underlying preferred stock in proportion to the applicable fraction or multiple of a share of preferred stock represented by the depositary share. These rights may include dividend, voting, redemption, conversion and liquidation rights. The depositary will send the holders of depositary shares all reports and communications that we deliver to the depositary and which we are required to furnish to the holders of depositary shares.

Depositary Receipts

The depositary shares will be evidenced by depositary receipts issued pursuant to the applicable deposit agreement. Depositary receipts will be distributed to anyone who is buying the fractional shares of preferred stock in accordance with the terms of the applicable prospectus supplement.

While definitive engraved depositary receipts are being prepared, we may instruct the depositary to issue temporary depositary receipts, which will entitle holders to all the rights of the definitive depositary receipts and be substantially in the same form. The depositary will prepare definitive depositary receipts without unreasonable delay, and we will pay for the exchange of your temporary depositary receipts for definitive depositary receipts.

Withdrawal of Preferred Stock

Unless the related depositary shares have previously been called for redemption, a holder of depositary shares may receive the number of whole shares of the related series of preferred stock and any money or other property represented by the holder’s depositary receipts after surrendering the depositary receipts at the corporate trust office of the depositary, paying any taxes, charges and fees provided for in the applicable deposit agreement and complying with any other requirement of such deposit agreement. Fractional shares of preferred stock will not be issued. If the surrendered depositary shares exceed the number of depositary shares that represent the number of whole shares of preferred stock the holder wishes to withdraw, then the depositary will deliver to the holder at the same time a new depositary receipt evidencing the excess number of depositary shares. Once the holder has withdrawn the preferred stock, the holder will not be entitled to re-deposit such preferred stock under the applicable deposit agreement or to receive depositary shares in exchange for such preferred stock. We do not expect that there will be any public trading market for withdrawn shares of preferred stock.

Dividends and Other Distributions

The depositary will distribute to record holders of depositary shares any cash dividends or other cash distributions it receives on preferred stock, after deducting its fees and expenses. Each holder will receive these distributions in proportion to the number of depositary shares owned by the holder. The depositary will distribute only whole U.S. dollars and cents. The depositary will add any fractional cents not distributed to the next sum received for distribution to record holders of depositary shares. In the event of a non-cash distribution, the depositary will distribute property to the record holders of depositary shares, unless the depositary determines that it is not feasible to make such a distribution. If this occurs, the depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the holders. The amounts distributed to holders of depositary shares will be reduced by any amounts required to be withheld by the depositary or by us on account of taxes or other governmental charges.

Redemption of Depositary shares

If the series of preferred stock represented by depositary shares is subject to redemption, we will give the necessary proceeds to the depositary. The depositary will then redeem the depositary shares using the funds they received from us for the preferred stock. The redemption price per depositary share will be equal to the redemption price payable per share for the applicable class or series of the preferred stock and any other amounts per share payable with respect to the preferred stock multiplied by the fraction or multiple of a share of preferred stock represented by one depositary share. Whenever we redeem shares of preferred stock held by the depositary, the depositary will redeem the depositary shares representing the shares of preferred stock on the same day, provided we have paid in full to the depositary the redemption price of the preferred stock to be redeemed and any accrued and unpaid dividends. If fewer than all the depositary shares of a series are to be redeemed, the depositary shares will be selected by lot or ratably or by any other equitable methods as the depositary will decide.

After the date fixed for redemption, the depositary shares called for redemption will no longer be considered outstanding. Therefore, all rights of holders of the depositary shares will then cease, except that the holders will still be entitled to receive any cash payable upon the redemption and any money or other property to which the holder was entitled at the time of redemption. To receive this amount or other property, the holders must surrender the depositary receipts evidencing their depositary shares to the depositary. Any funds that we deposit with the depositary for any depositary shares that the holders fail to redeem will be returned to us after a period of one year from the date we deposit the funds.

Voting the Preferred Stock

Upon receipt of notice of any meeting at which the holders of preferred stock are entitled to vote, the depositary will notify holders of depositary shares of the upcoming vote and arrange to deliver our voting materials to the holders. The record date for determining holders of depositary shares that are entitled to vote will be the same as the record date for the preferred stock. The materials the holders will receive will describe the matters to be voted on and explain how the holders, on a certain date, may instruct the depositary to vote the shares of preferred stock underlying the depositary shares. For instructions to be valid, the depositary must receive them on or before the date specified. To the extent possible, the depositary will vote the shares as instructed by the holder. We agree to take all reasonable actions that the depositary determines are necessary to enable it to vote as a holder has instructed. If the depositary does not receive specific instructions from the holders of any depositary shares, it will vote all shares of that series held by it proportionately with instructions received.

Conversion or Exchange

The depositary, with our approval or at our instruction, will convert or exchange all depositary shares if the preferred stock underlying the depositary shares are converted or exchanged. In order for the depositary to do so, we will need to deposit the other preferred stock, common stock, or other securities into which the preferred stock is to be converted or for which it will be exchanged.

The exchange or conversion rate per depositary share will be equal to:

•                  the exchange or conversion rate per share of preferred stock, multiplied by the fraction or multiple of a share of preferred stock represented by one depositary share;

•                  plus all money and any other property represented by one depositary share; and

•                  all amounts per depositary share paid by us for dividends that have accrued on the preferred stock on the exchange or conversion date and that have not been paid.

The depositary shares, as such, cannot be converted or exchanged into other preferred stock, common stock, securities of another issuer or any other of our securities or property. Nevertheless, if so specified in the applicable prospectus supplement, a holder of depositary shares may be able to surrender the depositary receipts to the depositary with written instructions asking the depositary to instruct us to convert or exchange the preferred stock represented by the depositary shares into other shares of our preferred stock or common stock or to exchange the preferred stock for any other securities registered pursuant to the registration statement of which this prospectus forms a part. If the depositary shares carry this right, we would agree that, upon the payment of any applicable fees, we will cause the conversion or exchange of the preferred stock using the same procedures as we use for the delivery of preferred stock. If a holder is only converting part of the depositary shares represented by a depositary receipt, new depositary receipts will be issued for any depositary shares that are not converted or exchanged.

Amendment and Termination of the Deposit Agreement

We may agree with the depositary to amend any deposit agreement and the form of depositary receipt without consent of the holder at any time. However, if the amendment adds or increases fees or charges, other than any change in the fees of any depositary, registrar or transfer agent, or prejudices an important right of holders, it will only become effective with the approval of holders of at least a majority of the affected depositary shares then outstanding. We will make no amendment that impairs the right of any holder of depositary shares, as described above under “—Withdrawal of Preferred Stock,” to receive shares of preferred stock and any money or other property represented by those depositary shares, except in order to comply with mandatory provisions of applicable law. If an amendment becomes effective, holders are deemed to agree to the amendment and to be bound by the amended deposit agreement if they continue to hold their depositary receipts.

Any deposit agreement will automatically terminate if:

•                  all outstanding depositary shares have been redeemed or converted or exchanged for any other securities into which they or the underlying preferred stock are convertible or exchangeable;

•                  each share of preferred stock has been converted into or exchanged for common stock; or

•                  a final distribution in respect of the preferred stock has been made to the holders of depositary receipts in connection with our liquidation, dissolution or winding-up.

We may also terminate any deposit agreement at any time we wish. If we do so, the depositary will give notice of termination to the record holders not less than 30 days before the termination date. Once depositary receipts are surrendered to the depositary, it will send to each holder the number of whole or fractional shares of the series of preferred stock underlying that holder’s depositary receipts.

Charges of Depositary and Expenses

We will pay the fees, charges and expenses of the depositary as set forth in a deposit agreement to be payable by us. Holders of depositary receipts will pay any taxes and governmental charges and any charges provided in a deposit agreement to be payable by them. If the depositary incurs fees, charges or expenses for which it is not otherwise liable at the election of a holder of a depositary receipt or other person, that holder or other person will be liable for those fees, charges and expenses.

Limitations on Our Obligations and Liability to Holders of Depositary Receipts

Any deposit agreement will expressly limit our obligations and the obligations of the depositary. It will also limit our liability and the liability of the depositary as follows:

•                  we and the depositary will only be liable to the holders of depositary receipts for negligence or willful misconduct;

•                  we and the depositary will have no obligation to become involved in any legal or other proceeding related to the depositary receipts or the relevant deposit agreement on your behalf or on behalf of any other party, unless holders provide us and the depositary with satisfactory indemnity; and

•                  we and the depositary may rely upon any written advice of counsel or accountants and on any documents we believe in good faith to be genuine and to have been signed or presented by the proper party.

Resignation and Removal of Depositary

A depositary may resign at any time by notifying us of its election to do so. In addition, we may remove a depositary at any time. Within 60 days after the delivery of a notice of resignation or removal of a depositary, we will appoint a successor depositary.

DESCRIPTION OF WARRANTS

This section contains general terms and provisions of the warrants that may be offered and sold in one or more offerings under this prospectus. Our Board of Directors will determine the specific terms of any warrants offered under this prospectus, and such terms will be described in the applicable prospectus supplement. You should read any prospectus supplement and any free writing prospectus that we may authorize to be provided to you related to the warrants being offered, including any related warrant agreement. Where any provision in an accompanying prospectus supplement is inconsistent with any provision in this prospectus, the prospectus supplement will control.

Terms

We may issue warrants for the purchase of our debt securities, shares of our Common Stock or preferred stock, other securities or property. We may issue the warrants under a warrant agreement, which we would enter into with a warrant agent to be selected by us. The warrant agent would act solely as an agent of ours in connection with the warrants and would not act as an agent for the holders or beneficial owners of the warrants. A copy of the form of any warrant agreement and the form of warrant relating to any particular issue of units will be filed with the SEC, and you should read those documents for provisions that may be important to you. For more information on how you can obtain copies of such documents, see “Where You Can Find More Information.”

We will describe in the applicable prospectus supplement the terms relating to a series of warrants including, to the extent applicable, the following:

•                  the offering price and the aggregate number of warrants offered;

•                  the type and amount of securities and other property purchasable upon exercise of the warrants;

•                  the price at which the warrants may be exercised;

•                  the dates on which the warrants may be exercised;

•                  any restrictions on the right of a holder to exercise the warrants;

•                  the circumstances under which the exercise price payable and the type or amount of securities and other property purchasable upon exercise of the warrants may be adjusted and the nature of those adjustments;

•                  the process by which the warrants may be exercised;

•                  the circumstances under which any warrant agreement governing the terms of the warrants may be amended without the consent of the holders of the warrants;

•                  any right of the Company to redeem or call, or accelerate the expiration of, the warrants;

•                  a description of any material federal income tax consequences of holding or exercising the warrants;

•                  whether the warrants will be in registered form or in bearer form; and

•                  any other specific terms, preferences, rights or limitations of, or restrictions on, the warrants.

Series A Warrants

On July 1, 2016, we commenced our reasonable best efforts public offering of up to 36,000,000 Series A Units, with each Series A Unit consisting of one share of Series A Preferred Stock and one Series A Warrant. The transfer agent and registrar for shares of our Series A Warrants is American Stock Transfer and Trust Company.

Each Series A Warrant is exercisable for 0.25 of a share of our Common Stock at an exercise price, subject to adjustment, equal to a 15% premium to the fair market net asset value of the Company per share of Common Stock as most recently published by the Company at the time of the issuance of the applicable Series A Warrant.

The exercise price and the number of shares of Common Stock issuable upon exercise of the Series A Warrants are subject to appropriate adjustment from time to time in relation to the following certain events or actions in respect of the Company, including the declaration or making of a distribution on outstanding shares of Common Stock in shares of Common Stock or the subdivision or reclassification of outstanding shares of Common Stock in a lesser or greater number. Additionally, pursuant to an amendment to the warrant agreement in respect of the Series A Warrants, the Company may, as it deems appropriate to account for the effect of the payment of a special cash dividend by the Company, adjust the exercise price of outstanding and unexpired Series A Warrants and/or adjust the number of shares of Common Stock for which Series A Warrants may be exercised. The decision of what constitutes a special cash dividend and whether to make any adjustment in connection therewith, the methodology used to make any adjustment and the extent of any adjustment will be determined by the Company in its sole discretion.

Holders of our Series A Warrants may exercise their Series A Warrants at any time beginning on the first anniversary of the date of issuance of such shares up to 5:00 p.m., New York time, on the date that is the fifth anniversary of such date of issuance (the “Series A Warrant Expiration Date”). The Series A Warrants are exercisable, at the option of each holder, in whole, but not in part, for no less than 50 shares of our Common Stock, unless such holder does not at the time of exercise own a sufficient number of Series A Warrants to meet such minimum amount. Any Series A Warrant that is outstanding after the applicable Series A Warrant Expiration Date will be automatically terminated.

A holder of our Series A Warrants does not have the right to exercise any portion of a Series A Warrant to the extent that, after giving effect to the issuance of shares of our Common Stock upon such exercise, the holder (together with its affiliates and any other persons acting as a group together with such holder or any of its affiliates) would beneficially or constructively own shares of Common Stock (i) in excess of 6.25% in value or number of shares, whichever is more restrictive, of the shares of Common Stock outstanding or (ii) that would otherwise result in the violation of any of the restrictions on ownership transfer of our stock contained in our charter, in each case, immediately after giving effect to the issuance of shares of Common Stock upon exercise of the Series A Warrant, as discussed below in “Description of Capital Stock—Select Charter Provisions Related to Our Capital Stock—Restrictions on Ownership and Transfer.”

DESCRIPTION OF RIGHTS

This section describes the general terms of the rights to purchase Common Stock, preferred stock or other securities that may be offered and sold in one or more offerings under this prospectus. Except as described in any applicable prospectus supplement, prior to the exercise of their rights, holders of rights will not have any of the rights of holders of the securities purchasable upon the exercise of the rights, and will not be entitled to, among other things, vote or receive dividend payments or other distributions on the securities purchasable upon exercise of the rights.

In connection with any offering of rights, we may enter into a standby arrangement with one or more underwriters or other purchasers pursuant to which such persons may be required to purchase any securities remaining unsubscribed after the completion of the offering.

The prospectus supplement relating to any rights offered under this prospectus will describe the specific terms of the offering and the rights, including to the extent applicable:

•                  the record date for determining security holders entitled to the rights distribution;

•                  the number of rights to be issued and the number and type of securities that may be purchased upon exercise of the rights;

•                  the exercise price of the rights;

•                  the date on which the rights will become effective and the date on which the rights will expire;

•                  the circumstances under which a holder will be entitled to exercise the rights and the process by which rights may be exercised;

•                  whether the rights will include oversubscription rights, so that the holders of such rights may purchase additional underlying securities if other holders do not purchase their full allotments;

•                  whether an underwriter or other purchaser may purchase the underlying securities if holders of the rights do not purchase their full allotments, and the terms of such arrangement;

•                  a description of any material federal income tax consequences of holding or exercising the warrants; and

•                  any circumstances under which the Company may withdraw or terminate the rights offering prior to the expiration date of the rights.

DESCRIPTION OF UNITS

Units comprised of two or more securities (in type, number or both) described in this prospectus, in any combination, may be offered and sold in one or more offerings under this prospectus. The following description sets forth certain general terms and provisions of the units that may be offered pursuant to this prospectus. The particular terms of the units and the extent, if any, to which the general terms and provisions may apply to the units so offered will be described in the applicable prospectus supplement.

Units may be issued pursuant to the terms of a unit agreement between us and a unit agent. A copy of the forms of the unit agreement and the unit certificate relating to any particular issue of units will be filed with the SEC each time we issue units, and you should read those documents for provisions that may be important to you. For more information on how you can obtain copies of the forms of the unit agreement and the related unit certificate, see “Where You Can Find More Information.”

The prospectus supplement relating to any particular issuance of units will describe the terms of those units, including, to the extent applicable, the following:

•                  the designation and terms of the units and the securities comprising the units;

•                  whether and under what circumstances securities comprising the units may be held or transferred separately;

•                  any provision for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units; and

•                  whether the units will be issued in fully registered or global form.

Unless otherwise provided in the applicable prospectus supplement, the transfer agent and registrar for units offered under this prospectus will be American Stock Transfer and Trust Company.

CERTAIN PROVISIONS OF THE MARYLAND GENERAL CORPORATION LAW

AND OUR CHARTER AND BYLAWS

The following summary of certain provisions of the MGCL and our charter and bylaws contains the material terms of our charter and bylaws and is subject to, and qualified in its entirety by, reference to the MGCL and to our charter and bylaws. Our charter and bylaws are incorporated by reference as exhibits to the registration statement of which this prospectus forms a part (see “Where You Can Find More Information”).

Our Board of Directors

Our charter and bylaws provide that the number of directors may be established, increased or decreased by a majority of our entire Board of Directors, but may not be fewer than the minimum number required by the MGCL (which currently is one) or, unless our bylaws are amended, more than 25. Any vacancy on our Board of Directors, whether resulting from an increase in the number of directors or otherwise, may only be filled by the affirmative vote of a majority of the remaining directors, even if such a majority constitutes less than a quorum. Except as may be provided with respect to any class or series of our stock, at each annual meeting of our stockholders, each of our directors will be elected by the holders of our Common Stock to serve until the next annual meeting of our stockholders and until his or her successor is duly elected and qualifies.

Removal of Directors

Our charter provides that, subject to the rights of holders of one or more classes or series of preferred stock, a director may be removed with or without cause and by the affirmative vote of at least two-thirds of the votes entitled to be cast by our stockholders generally in the election of our directors. This provision, when coupled with the exclusive power of our Board of Directors to fill vacant directorships, may preclude stockholders from removing incumbent directors except by a substantial affirmative vote and filling the vacancies created by such removal with their own nominees.

Limitation of Liability and Indemnification

Maryland law permits a Maryland corporation to include in its charter a provision eliminating the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (i) actual receipt of an improper benefit or profit in money, property or services or (ii) active or deliberate dishonesty established in a judgment or other final adjudication to be material to the cause of action. Our charter contains a provision that eliminates the liability of our directors and officers to the maximum extent permitted by Maryland law.

Maryland law requires a Maryland corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service in that capacity. Maryland law permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that:

•                  an act or omission of the director or officer was material to the matter giving rise to the proceeding and

•                  was committed in bad faith or

•                  was the result of active and deliberate dishonesty;

•                  the director or officer actually received an improper personal benefit in money, property or services; or

•                  in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under Maryland law, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, Maryland law permits a Maryland corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of:

•                  a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

•                  a written undertaking by the director or officer or on the director’s or officer’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director or officer did not meet the standard of conduct.

Our charter and bylaws obligate us, to the maximum extent permitted by Maryland law, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

•                  any present or former director or officer who is made, or threatened to be made, a party to, or witness in, the proceeding by reason of his or her service in that capacity; or

•                  any individual who, while a director or officer of our Company and at our Company’s request, serves or has served another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, trustee, member, manager or partner and who is made, or threatened to be made, a party to, or witness in, the proceeding by reason of his or her service in that capacity.

Our charter and bylaws also permit us, subject to approval from our Board of Directors, to indemnify and advance expenses to any person who served a predecessor of our Company in any of the capacities described above and to any employee or agent of our Company or a predecessor of our Company.

Indemnification Agreements

We have entered into indemnification agreements with each of our directors and named executive officers. Each indemnification agreement provides that we will indemnify and hold harmless each such director or named executive officer to the fullest extent permitted by law.

Business Combinations

Under the MGCL, certain “business combinations,” including a merger, consolidation, statutory share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities, between a Maryland corporation and an “interested stockholder” or an affiliate of such an interested stockholder, are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. An “interested stockholder” is, generally, any person who beneficially owns, directly or indirectly, 10% or more of the voting power of the corporation’s outstanding voting shares or an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding voting shares of the corporation.

After such five-year period, any such business combination must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least (i) 80% of the votes entitled to be cast by holders of outstanding voting shares of the corporation and (ii) two-thirds of the votes entitled to be cast by holders of voting shares of the corporation other than shares held by the interested stockholder with whom (or with whose affiliate) the business combination is to be effected or held by an affiliate or associate of the interested stockholder, unless, among other conditions, the corporation’s common stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares.

Under the MGCL, a person is not an “interested stockholder” if the board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. A corporation’s board of directors may provide that its approval is subject to compliance with any terms and conditions determined by it.

We have elected to opt out of these provisions of the MGCL by resolution of our Board of Directors. However, our Board of Directors may by resolution elect to repeal the foregoing opt-outs from the business combination provisions of the MGCL in the future.

Control Share Acquisitions

The MGCL provides that a holder of “control shares” of a Maryland corporation acquired in a “control share acquisition” has no voting rights with respect to such shares except to the extent approved by the affirmative vote of two-thirds of the votes entitled to be cast on the matter, excluding any of the following persons entitled to exercise or direct the exercise of the voting power of such shares in the election of directors: (i) a person who makes or proposes to make a control share acquisition, (ii) an officer of the corporation or (iii) an employee of the corporation who is also a director of the corporation. “Control shares” are voting shares of stock that, if aggregated with all other such shares previously acquired, directly or indirectly, by the acquirer, or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power: (A) one-tenth or more but less than one-third, (B) one-third or more but less than a majority or (C) a majority or more of all voting power.

Control shares do not include shares that the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval or shares acquired directly from the corporation. A “control share acquisition” means the acquisition, directly or indirectly, of ownership of, or the power to direct the exercise of voting power with respect to, issued and outstanding control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses and making an acquiring person statement (as described in the MGCL)), may compel the board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the control shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders’ meeting.

If voting rights of control shares are not approved at the meeting or if the acquiring person does not deliver an “acquiring person statement” as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of any meeting of stockholders at which the voting rights of such shares are considered and not approved or, if no such meeting is held, as of the date of the last control share acquisition. If voting rights for control shares are approved at a stockholders’ meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition.

The control share acquisition statute does not apply to (i) shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (ii) acquisitions approved or exempted by the charter or bylaws of the corporation.

We have elected to opt out of these provisions of the MGCL pursuant to a provision in our bylaws. However, we may, by amendment to our bylaws, opt in to the control share provisions of the MGCL in the future.

Subtitle 8

Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of the following five provisions:

•                  a classified board consisting of three classes;

•                  a two-thirds vote requirement for removing a director;

•                  a requirement that the number of directors be fixed only by vote of the directors;

•                  a requirement that a vacancy on the board be filled only by the remaining directors and for the remainder of the full term of the class of directors in which the vacancy occurred; or

•                  a majority stockholder vote requirement for the calling of a stockholder-requested special meeting of stockholders.

Our charter provides that, except as may be provided by our Board of Directors in setting the terms of any class or series of stock, we elect to be subject to the provisions of Subtitle 8 relating to the filling of vacancies on our Board of Directors. Through provisions in our charter and bylaws unrelated to Subtitle 8, we already (1) require a two-thirds vote for the removal of any director from the Board of Directors, (2) vest in the Board of Directors the exclusive power to fix the number of directorships, subject to limitations set forth in our charter and bylaws, and (3) require, unless called by the chairman of our Board of Directors, our president, our chief executive officer or our Board of Directors, the request of stockholders entitled to cast not less than a majority of all votes entitled to be cast on a matter at such meeting to call a special meeting. We have not elected to classify our Board of Directors.

Dissolution, Amendment to the Charter and Other Extraordinary Actions

Under the MGCL, a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a share exchange or convert into another entity unless declared advisable by the board of directors and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter. However, a Maryland corporation may provide in its charter for approval of these matters by a lesser percentage, but not less than a majority of all of the votes entitled to be cast on the matter. Our charter provides for approval of any of these matters by the affirmative vote of stockholders entitled to cast a majority of the votes entitled to be cast on such matters, except that the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on such matter is required to amend the provisions of our charter relating to the removal of directors, the indemnification of our officers and directors, restrictions on ownership and transfer of our stock or the vote required to amend such provisions. Maryland law also permits a Maryland corporation to transfer all or substantially all of its assets without the approval of the stockholders of the corporation to an entity if all of the equity interests of the entity are owned, directly or indirectly, by the corporation. Because our operating assets may be held by our operating partnership or its subsidiaries, these subsidiaries may be able to merge or transfer all or substantially all of their assets without the approval of our stockholders.

Meetings of Stockholders

Under our bylaws, annual meetings of holders of our Common Stock must be held each year at a date, time and place determined by our Board of Directors. Special meetings of holders of our Common Stock may be called by the chairman of our Board of Directors, our chief executive officer, our president and our Board of Directors. Subject to the provisions of our bylaws, a special meeting of stockholders to act on any matter that may properly be considered at a meeting of stockholders must be called by our secretary upon the written request of stockholders entitled to cast a majority of all of the votes entitled to be cast on the matter at such meeting who have requested the special meeting in accordance with the procedures specified in our bylaws and provided the information and certifications required by our bylaws. Only matters set forth in the notice of a special meeting of stockholders may be considered and acted upon at such a meeting.

Advance Notice of Director Nominations and New Business

Our bylaws provide that with respect to an annual meeting of stockholders, nominations of persons for election to our Board of Directors and the proposal of business to be considered by stockholders may be made only (i) pursuant to our notice of the meeting, (ii) by or at the direction of our Board of Directors, or (iii) by a holder of our Common Stock who was a stockholder of record at the time of giving notice and at the time of our annual meeting, who is entitled to vote at the meeting and who has complied with the advance notice procedures set forth in our bylaws. Our bylaws provide that with respect to special meetings of our stockholders, only the business specified in our notice of meeting may be brought before the meeting, and nominations of persons for election to our Board of Directors may be made only (A) by or at the direction of our Board of Directors, or (B) provided that the special meeting has been called in accordance with our bylaws for the purpose of electing directors, by any holder of our Common Stock who was a stockholder of record at the time of giving notice and at the time of the special meeting, who is entitled to vote at the meeting and who has complied with the advance notice procedures set forth in our bylaws.

PLAN OF DISTRIBUTION

We may offer and sell securities to purchasers directly, through agents, dealers or underwriters, through “at the market” offerings within the meaning of Rule 415(a)(4) under the Securities Act, through a combination of any of these methods of sale or through any other method permitted by applicable law and described in the relevant prospectus supplement. In addition, we may issue the securities as a dividend or distribution to our existing stockholders or other holders of our securities.

The distribution of the securities may be made from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to these prevailing market prices or at negotiated prices.

Unless otherwise specified in the prospectus supplement, the securities will have no established trading market, other than shares of our Common Stock and Series L Preferred Stock, which are each presently listed on Nasdaq and the TASE. We may elect to list any securities on an exchange, but are not obligated to do so. It is possible that one or more underwriters may make a market in a series of the securities, but underwriters will not be obligated to do so and may discontinue any market making at any time without notice. Therefore, we can give no assurance about the liquidity of the trading market for any of the securities.

If we sell the securities directly, then the offer will not involve any agents, dealers or underwriters. We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities. The terms of any sales of these securities will be described in the applicable prospectus supplement.

We may also sell the securities through agents designated by us from time to time. Agents that participate in the distribution of securities may be deemed to be underwriters under the Securities Act. The name of any agent involved in the offer or sale of the offered securities and a description of any commissions payable to the agent will be described in the applicable prospectus supplement. Unless otherwise indicated in the applicable prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases during the period of its appointment.

The securities may be sold to a dealer as principal. The dealer may then resell the securities to the public at varying prices determined by it at the time of resale. The dealer may be deemed to be an underwriter under the Securities Act.

If we offer securities in a rights offering to our existing stockholders or other holders of our securities, we may enter into a standby underwriting agreement with dealers, acting as standby underwriters. We may pay the standby underwriters a commitment fee for the securities not subscribed for in the offering that they commit to purchase on a standby basis. Additionally, before the expiration date for the subscription rights, the standby underwriters may offer the securities, including securities they may acquire through the purchase and exercise of subscription rights, on a when-issued basis at prices set from time to time by them. After the expiration date, the standby underwriters may offer the securities, whether acquired under the standby underwriting agreement, on exercise of subscription rights or by purchase in the market, to the public at prices to be determined by them. Thus, standby underwriters may realize profits or losses independent of the underwriting discounts or commissions we may pay them. If we do not enter into a standby underwriting arrangement, we may retain a dealer-manager to manage a subscription rights offering for us. Any dealer-manager we retain may acquire securities by purchasing and exercising the subscription rights and resell the securities to the public at prices it determines. As a result, a dealer-manager may realize profits or losses independent of any dealer-manager fee paid by us.

If underwriters are used to offer and sell securities, we will execute an underwriting agreement with such underwriters at the time of sale. Such offered securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale, including in sales deemed to be “at-the-market” offerings. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. The names of the underwriters, the amounts underwritten and the nature of the underwriters to purchase our securities will be set forth in the prospectus supplement, which will be used by the underwriters to resell the securities. The applicable prospectus supplement will state any material relationships between the underwriters and us and the nature of the underwriters’ obligation to take and pay for securities.

Underwriters may engage in stabilizing and syndicate covering transactions in accordance with Rule 104 of Regulation M. Rule 104 permits stabilizing bids to purchase the securities being offered as long as the stabilizing bids do not exceed a specified maximum. Underwriters may over-allot the offered securities in connection with the offering, thus creating a short position in their account. Syndicate covering transactions involve purchases of the offered securities by underwriters in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing and syndicate covering transactions may cause the price of the offered securities to be higher than it would otherwise be in the absence of these transactions. These transactions, if commenced, may be discontinued at any time.

We may authorize underwriters, dealers and agents to solicit from third parties offers to purchase securities under contracts providing for payment and delivery on future dates. The third parties that may enter into contracts of this kind may include banks, insurance companies, pension funds, investment companies and educational, charitable and other institutions. The applicable prospectus supplement will describe the material terms of these contracts, including any conditions to the purchasers’ obligations and will include any required information about any commissions we may pay for soliciting these contracts.

The applicable prospectus supplement may also identify one or more firms that may offer or sell the securities in connection with a remarketing arrangement upon their purchase. Remarketing firms will act as principals for their own accounts or as agents for us, and will offer or sell the securities in accordance with a redemption or repayment pursuant to the terms of the securities. The prospectus supplement will identify any remarketing firm and the terms of its agreement, if any, with us and will describe the remarketing firm’s compensation.

We may enter into agreements with agents, dealers, underwriters or remarketing firms to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments that the agents, dealers, underwriters or remarketing firms may be required to make. Agents, dealers, underwriters or remarketing firms may engage in transactions with, or perform services for us or our affiliates in the ordinary course business.

VALIDITY OF THE SECURITIES OFFERED HEREBY

Unless otherwise specified in the applicable prospectus supplement, the validity of the Common Stock or preferred stock, or the Common Stock or preferred stock issuable upon the exercise, conversion or exchange of other securities, and certain other matters of Maryland law, will be passed upon for us by Venable LLP, and the validity of the debt securities, warrants, rights or units, or the debt securities, warrants, rights or units issuable upon the conversion of other securities, will be passed upon for us by Sullivan & Cromwell LLP. Certain additional legal matters may be passed on for us, or for any agents, dealers or underwriters, by counsel named in the applicable prospectus supplement.

EXPERTS

Our consolidated financial statements and schedules as of December 31, 2018 and 2017 and for each of the three years in the period ended December 31, 2018 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2018 incorporated by reference in this prospectus have been so incorporated in reliance on the reports of BDO USA, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

CIM Commercial Trust Corporation

Maximum of
$786,401,275,
on an aggregate basis, of
Series A Preferred Stock
and
Series D Preferred Stock

PRELIMINARY PROSPECTUS SUPPLEMENT

CCO CAPITAL, LLC

as Dealer Manager

                                         , 2019